Exhibit 2.2

Agreement and Plan of Merger and Reorganization

by and among

Display Social, Inc.,

Tsu Productions, Inc.,

Thunder Studios, Inc.,

Sellers (as Defined Herein)

And

For limited purposes herein,

Rodric David, as Sellers’ Representative

Dated as of January 7, 2022

i

5.14	Legal Proceedings; Orders.	23
5.15	Compliance with Laws; Permits	23
5.16	Taxes	24
5.17	Employee Benefit Matters.	27
5.18	Employment Matters.	30
5.19	Environmental Matters	31
5.20	Client Relations	32
5.21	Vendors and Suppliers	33
5.22	Brokers	33
5.23	Product and Service Warranty; Service Levels; Liability	33
5.24	Affiliate Transactions.	33
5.25	Certain Payments	34
5.26	Bank Accounts	34
5.27	Books and Records	34
5.28	Full Disclosure	34
Article VI Representations and Warranties of Parent		35
6.1	Organization and Good Standing	35
6.2	Equity Securities; Capitalization.	35
6.3	Authority; Execution and Delivery; Enforceability	36
6.4	Consents and Authorizations; No Conflicts	36
6.5	Financial Matters	37
6.6	No Undisclosed Liabilities	38
6.7	Absence of Changes or Events	38
6.8	Indebtedness	40
6.9	Deposits	41
6.10	Title to Assets; Real Property.	41
6.11	Intellectual Property.	41
6.12	Material Contracts	44
6.13	Insurance	47
6.14	Legal Proceedings; Orders	47
6.15	Compliance with Laws; Permits	48
6.16	Taxes	48
6.17	Employee Benefit Matters.	50
6.18	Employment Matters.	53
6.19	Client Relations	55
6.20	Vendors and Suppliers	55
6.21	Brokers	56
6.22	Product and Service Warranty; Service Levels; Liability	56
6.23	Affiliate Transactions.	56
6.24	Certain Payments	56
6.25	Books and Records	57
6.26	Full Disclosure	57
6.27	Investment Purpose	57
Article VII Covenants		57
7.1	Allocation Schedule	57
7.2	Tax Matters.	58
7.3	Expenses; Transfer Taxes	61
7.4	Further Assurances; No Avoidance	62
7.5	Publicity	62

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7.6	Seller Release.	62
7.7	Employee Matters.	62
7.8	Loan Amount	63
7.9	Post-Closing Covenants	63
7.10	Non-Competition; Non-Solicitation.	65
Article VIII Closing Deliverables		67
8.1	Sellers’ Closing Deliveries	67
8.2	Parent Closing Deliveries	68
Article IX Survival; Indemnification		68
9.1	Survival	68
9.2	Indemnification by Sellers	69
9.3	Indemnification by Parent.	70
9.4	Claim Notice.	71
9.5	Exclusive Remedy; No Double Recovery	74
9.6	Remedies Cumulative; Specific Performance	74
9.7	Indemnification in Case of Strict Liability or Indemnitee Negligence	75
9.8	Determination of Losses	75
9.9	Treatment of Indemnity Payments for Tax Purposes	75
9.10	Payment or Reimbursement of Losses	75
Article X General Provisions		75
10.1	Disclosure Schedules	75
10.2	Assignment	76
10.3	No Third-Party Beneficiaries	76
10.4	Notices	76
10.5	Counterparts	76
10.6	Entire Agreement; Exclusivity of Agreement	76
10.7	Amendments	77
10.8	Severability	77
10.9	Governing Law; Venue; Waiver of Jury Trial	77
10.10	Waiver in Writing	78
10.11	Construction	78
APPENDICES, EXHIBITS, AND SCHEDULES

Appendices

Appendix ADefined Terms

Appendix BNotice Addresses

Exhibits

Exhibit AForm of Key Employee Agreement

Exhibit BForm of Estoppel Certificate

Sellers Disclosure Schedules

Parent’s Disclosure Schedules

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”), dated as of __, 2022 (the “Effective Date”), is among Display Social, Inc., a Delaware corporation (“Parent”); Tsu Productions, Inc., a Delaware corporation (“Merger Sub”); Thunder Studios, Inc., a California corporation (the “Company”); the stockholders, option holders, warrant holders and any other holder of securities or instruments convertible into stock of the Company listed on Schedule 7.1 hereto (each referred to as a “Seller” and collectively referred to as “Sellers”); and, solely for the purposes of Section 7.10 herein, Rodric David, as the Sellers’ Representative (the “Sellers’ Representative”).  Parent and Sellers are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

Preliminary Statements

A.Parent, Sellers, and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement, the DGCL, and the California Corporations Code. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B.Sellers are, in the aggregate, the holders of record and beneficial owners of 100% of the issued and outstanding shares of common stock of the Company, which represents the only class of Equity Securities of the Company (the “Acquired Shares”).

C.As a condition and inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Key Employees (as defined below) have entered into employment agreements dated as of the date hereof and in the forms attached hereto as Exhibit A, respectively (the “Key Employee Agreements”).

D.For federal income tax purposes (and applicable state and local tax purposes), the Parties intend (a) that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations which plan of reorganization the Parties adopt by executing this Agreement and (b) that the Merger will qualify under Section 368(a) of the Code as a tax-free reorganization (the “Intended Reorganization Tax Treatment”).

Agreement

In consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Definitions; Interpretation

1.1Definitions.  Capitalized terms and other terms used in this Agreement have the respective meanings set forth in Appendix A.

1.2Interpretation.  As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (b) the word “or” is not exclusive; (c) references to an “Article,” “Section,” “preamble,” “Recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement; (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedules to this Agreement, and not to any particular article, section, preamble, recital, or other subdivision of this Agreement, or appendix, exhibit, schedule, or disclosure schedule to this Agreement; (e) any pronoun in masculine, feminine, or neuter form includes any other gender; (f) any word in the singular form includes the plural and vice versa; (g) except for references in Sellers Disclosure Schedule, references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement; (h) references to any Law are to it as amended, modified, supplemented, and restated as of the date of this Agreement, and, unless the context requires otherwise, any reference to any statute will be deemed also to refer to all rules and regulations promulgated thereunder; (i) except for references in Sellers Disclosure Schedule, references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives); (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; and (k) references to copies of documents that have been delivered, provided or made available to Parent means copies of those documents made available in the Data Room to Parent and its Representatives at least one day prior to the date of this Agreement.  Any financial or accounting term that is not otherwise defined in this Agreement has the meaning given such term under GAAP.

Article II

Description of Transaction

2.1The Merger.  Subject to the terms and conditions of this Agreement, at the Closing, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL and the California Corporations Code. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

2.3Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the execution of this Agreement), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At or prior to the Closing, the Parties shall cause the Merger to be consummated by executing and filing (A) with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “DE Certificate of Merger”) and (B) with the Secretary of State of the State of California (i) an agreement of merger with respect to the Merger, satisfying the applicable requirements of the California Corporations Code and in a form reasonably acceptable to Parent and the Company (the “CA Agreement of Merger”), (ii) a certificate of approval of the officers of Merger Sub, satisfying the applicable requirements of the California Corporations Code (the “Merger Sub Approval”), and (iii) a certificate of approval of the officers of the Company, satisfying the applicable requirements of the California Corporations Code (the “Company Approval” and, together with the DE Certificate of Merger, the CA Agreement of Merger, and the Merger Sub Approval, the “Merger Filings”). The Merger shall become effective at the time of the filing of such Merger Filings with the applicable Secretaries of State or at such later time as may be specified in such Merger Filings with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4Unpaid Company Transaction Expenses.  Unpaid Company Transaction Expenses shall be paid out of the Cash of the Company after Closing, until the unpaid Company Transaction Expenses, together with the Taxes discussed in Sections 7.2(a) and 7.2(b), exceed the Expenses Cap. In the event that such unpaid Company Transaction Expenses exceed the Expenses Cap, such excess amount shall be paid by the Sellers’ Representative.

2.5Certificate of Incorporation and Bylaws; Directors and Officers.  At or immediately following the Effective Time:

(a)The certificate of incorporation of the Company shall become the certificate of incorporation of the Surviving Corporation following the Merger;

(b)The bylaws of the Company shall become the bylaws of the Surviving Corporation following the Merger; and

(c)The directors and officers of the Company shall become the directors and officers of the Surviving Corporation following the Merger.

2.6Conversion of Shares.

(a)At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any Seller all Acquired Shares outstanding immediately prior to the Effective Time shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Stock Consideration.

(b)No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.

(c)Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

2.7Withholding Tax.  Parent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any provision of state, local, provincial, or foreign Tax law.  At least three (3) days prior to undertaking any such withholding or deduction, Parent shall provide written notice to the applicable Person of its intent to so deduct or withhold and shall use commercially reasonable efforts to cooperate with Sellers and such Person to eliminate or minimize any such withholding or deduction to the extent permitted by applicable Law.  To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person entitled to receipt of the payment in respect of which such deduction and withholding was made by such Party.

Article III

Representations and Warranties of Merger Sub

3.1Due Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.2Authority; Binding Nature of Agreement. Merger Sub has the requisite corporate power and authority to enter into this Agreement and any Transaction Document to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution and delivery by Merger Sub of this Agreement and any Transaction Document to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Merger Sub. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement. This Agreement has been duly executed by Merger Sub, and, assuming it constitutes the valid and binding obligation of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  When each Transaction Document to which Merger Sub is or will be a party has been duly executed and delivered by Merger Sub, such agreement will constitute the valid and binding obligation of Merger Sub, enforceable against such party in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3Non-Contravention.  Neither the execution and delivery of this Agreement or any ancillary Agreement contemplated by this Agreement by Merger Sub nor the consummation of the Merger or any transaction contemplated hereby or thereby will (i) result in a violation or breach by Merger Sub of any provision of any of its Organizational Documents, (ii) require the consent, approval, Permit, Governmental Order, declaration, filing with, or notice to, any Governmental Authority, or (iii) result in a violation or breach of, any material provision of any material contract by which Merger Sub is bound or any Law or governmental regulation applicable to Merger Sub, except in each case where such violation would not have a material adverse effect on Merger Sub’s ability to fulfill its obligations under this Agreement.

3.4Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent. Merger Sub does not currently have any Liabilities or obligations that will negatively affect the Company following the Merger. Parent is the beneficial and record owner of all outstanding Equity Interests of Merger Sub, which Parent holds free and clear of any Liens.

3.5Litigation. As of the date of this Agreement, (a) there is no Action pending (or, to the Knowledge of Parent, threatened) against Merger Sub before any court of competent jurisdiction or arbitrator as to which written notice has been provided to Parent, (b) there is no Action pending or, to the Knowledge of Parent, threatened, challenging the validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement. and (c) Merger Sub is not subject to any Order, in either case that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Merger Sub or its ability to consummate in a timely manner the transactions contemplated by this Agreement.

3.6No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merger Sub or any affiliated Person for which any Seller or the Company will be liable.

3.7Independent Investigation. Merger Sub acknowledges and agrees that in making its decision to enter into this Agreement and any Transaction Document to be executed in connection herewith to which it is a party and to consummate the transactions contemplated hereby and thereby, Merger Sub has relied solely upon its own investigation and the express representations and warranties of Sellers and the Company set forth in Articles IV and V of this Agreement (including the related portions of the Disclosure Schedules).

3.8No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Merger Sub or any representation or warranty arising from statute or otherwise in law.

Article IV

Representations and Warranties Relating to Sellers

Each Seller, severally and not jointly, and only as may apply to such individual Seller, represents and warrants to Parent:

4.1Standing.  Such Seller has the legal capacity to enter into this Agreement.  Such Seller is not a “foreign person” as such term is described in Section 1445 of the Code.

4.2Title to Acquired Shares.  Such Seller: (i) has good and valid title to and record and beneficial ownership of such Seller’s Acquired Shares, in each case free and clear of all Encumbrances, other than Permitted Encumbrances; (ii) has not granted any option or other right in or to any of such Seller’s Acquired Shares; and (iii) other than as contained in the Organizational Documents of the Company, copies of which have been provided to Parent, is not a party to any voting trust, voting agreement, shareholder agreement, or other Contract relating to, binding on, or otherwise affecting such Seller’s right to freely transfer such Seller’s Acquired Shares, except as would not affect such Seller’s ability to consummate the Contemplated Transactions and terminate immediately prior to the Closing Date.

4.3Authority; Execution and Delivery; Enforceability.

(a)Power and Authority.  Such Seller has full power and authority to execute and deliver the Transaction Documents to which such Seller is a party, to perform such Seller’s obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to such Seller.

(b)Execution and Delivery; Enforceability.  Each Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller and (assuming due authorization, execution, and delivery by Parent) constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.

4.4Consents and Authorizations; No Conflicts.  The execution, delivery, and performance by such Seller of each Transaction Document to which such Seller is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) result in a violation or breach of any provision of any Law or Order applicable to such Seller; (b) except as set forth in Section 4.4 of Sellers Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Contract to which such Seller is a party; or (c) result in the creation or imposition of any Encumbrance on such Seller’s Acquired Shares.  No Consent of, declaration to, filing with, or notice to, any Person or Governmental Entity is required by or with respect to such Seller in connection with the execution and delivery of each Transaction Document to which such Seller is a party and the consummation of the Contemplated Transactions.  Except as expressly set forth in this Agreement and except for compensation payable and expense reimbursements to such Seller in the Ordinary Course of Business, the Company neither owes, nor is obligated, to pay such Seller (or any Affiliate(s) of such Seller) any amount or owes any other obligation to any of them, and neither such Seller

(nor any Affiliate(s) of such Seller) has any claim of any kind against the Company or any shareholder, director, officer, employee, agent, member, or manager of the Company.

4.5Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller.

4.6Solvency.  There is no Proceeding pending or, to such Seller’s Knowledge, threatened against such Seller or any of its properties, assets, or businesses, or any Order to which such Seller is subject that (a) challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions, or (b) would result in a Material Adverse Effect.  Such Seller is not Insolvent as of immediately prior to the Closing.

4.7Proceedings; Orders.  There is no Proceeding pending or, to such Seller’s Knowledge, threatened, or any outstanding Order against, binding on, or otherwise affecting, such Seller or Sellers’ Representative that may reasonably be expected to (a) cause, result in, or give rise to, any legal restraint on, prohibition against, or delay of, the Contemplated Transactions, or (b) impair or have any adverse effect on, the ability of such Seller and Sellers’ Representative to perform their respective obligations under any Transaction Document to which such Seller or Sellers’ Representative is a party or to consummate the Contemplated Transactions.

4.8Investment Representations.

(a)Such Seller is aware that the Stock Consideration has not been registered under the Securities Act, and that the Stock Consideration is deemed to constitute “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”).  Such Seller also understands that the Stock Consideration is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon each Seller’s warranties contained in this Article IV.

(b)Such Seller is obtaining the Stock Consideration for its own account and has no present intention of distributing or selling the Stock Consideration except as permitted under the Securities Act, applicable state securities Laws and the Lock-up Agreement.

(c)Such Seller has sufficient knowledge and experience in business and financial matters to evaluate Parent, its proposed activities and the risks and merits of an investment in the Parent.  Such Seller has the ability to accept the high risk and lack of liquidity inherent in such an investment.

(d)Such Seller has had an opportunity to discuss the business of Parent, management and financial affairs with directors, officers and management of Parent.  Such Seller has also had the opportunity to ask questions of and receive answers from Parent and its management regarding the terms and conditions of an investment in Parent.  Such Seller understands the significant risks of such an investment.

(e)Such Seller has the capacity to protect its own interests in connection with the issuance of the Stock Consideration by virtue of its business or financial expertise.

(f)Such Seller understands that the Stock Consideration must be held indefinitely unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available.  Such Seller has been advised or is aware of the provisions of Rule 144, as in effect from time to time, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three-month period not exceeding specified limitations.  Such Seller further understands and agrees that an appropriate restrictive legend will be placed on any certificates issued representing shares comprising Stock Consideration and appropriate transfer instructions will be placed with Parent’s transfer agent with respect to the transfer of shares issued as Stock Consideration.

(g)Such Seller has satisfied itself as to the full observance of the Laws of its jurisdiction of residence in connection with the receipt of the Stock Consideration including (i) the legal requirements within its jurisdiction for the receipt of the Stock Consideration, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any government or other Consents that may need to be obtained in connection with such acquisition, and (iv) the Income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or Transfer of the Stock Consideration.

(h)Such Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(i)Such Seller resides at the address set forth next to such Seller’s name on Section 4.8(i) of Sellers Disclosure Schedule.

Article V

Representations and Warranties Relating to the Company

Each Seller, jointly and severally, represents and warrants to Parent:

5.1Organization and Good Standing.

(a)The Company was duly organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of the State of California.  Copies of the Company’s Organizational Documents as of the Closing have been delivered or made available to Parent prior to the date of this Agreement, and no changes have been made to such Organizational Documents since the date of delivery.

(b)The Company has full corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted.  The Company is duly qualified, authorized, registered, or licensed and in good standing (if the concept of good standing applies) to do business as a foreign Entity in each jurisdiction where the conduct or nature of its business or the ownership, leasing, or holding of its assets and properties makes such qualification, authorization, registration, or licensure necessary.  Each jurisdiction where the Company is qualified, authorized, registered, or licensed as a foreign Entity is listed in Section 5.1 of Sellers Disclosure Schedule.

5.2Equity Securities; Capitalization.

(a)Capitalization.  The Acquired Shares constitute 100% of the issued and outstanding Equity Securities of the Company.  Section 5.2 of Sellers Disclosure Schedule accurately and completely sets forth the capitalization of the Company immediately prior to the Closing, including (i) each class of Equity Securities; and (ii) a list of the full legal names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the percentage and class of Equity Securities owned by each such owner.

(b)Voting Debt.  On the Closing Date there will be no authorized or outstanding bonds, debentures, notes, or other Indebtedness of the Company having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for, securities having the right to vote on or approve, any matter on which any holder of Equity Securities of the Company may vote on or approve (“Voting Debt”).

(c)Subsidiaries.  Except as set forth on Section 5.2(c) of Sellers Disclosure Schedule, the Company has no Subsidiaries or other investments and does not own, directly or indirectly, (i) any Equity Security in any other Person, or (ii) any interest in a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses, or in the nature of a partnership, joint venture, or other business enterprise.  To the extent that any Subsidiaries are list on Section 5.2(c) of Sellers Disclosure Schedule, all representations and warranties in this Article V shall also be deemed to be made as to such Subsidiaries.

(d)Options.  The Company does not have any options or other equity-based awards, issued, and outstanding or authorized for issuance, whether or not presently convertible, exercisable, or exchangeable, or other commitments or undertakings (other than this Agreement) under which the Company is or may become obligated to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, any of its Equity Securities or any security exercisable for, or convertible or exchangeable into, any Equity Securities of the Company or any Voting Debt.

(e)No Other Securities.  Except for the Acquired Shares, there are no other Equity Securities or debt securities of the Company of any class or series that are issued, reserved for issuance, or outstanding.  No former equity owner of the Company, or any of its predecessors, and no former holder of any right to acquire any interest in the Company, or any of its predecessors (whether by warrant, option, convertible instrument, or otherwise), has any claim or rights against the Company.

(f)Validity.  The Acquired Shares were duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold, and delivered in compliance with all applicable Laws.  None of the Acquired Shares were issued or are held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under the Organizational Documents or any Contract of the Company or the owners of such Equity Securities.

(g)Redemption; Voting Agreements.  There are no agreements or outstanding obligations (contingent or otherwise) of the Company to repurchase, redeem, or otherwise acquire any Acquired Shares.  Except as set forth in Section 5.2(g) of Sellers Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies, or other restrictions to which the Company is a party that, directly or indirectly, restrict or limit in any manner, or otherwise relate to, the voting, sale, or other disposition of the Acquired Shares.

5.3Authority; Execution and Delivery; Enforceability.

(a)Power and Authority.  The Company has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to the Company.

(b)Due Authorization.  The execution and delivery by the Company of the Transaction Documents to which it is a party, the Company’s performance of its obligations under such Transaction Documents, and the Company’s consummation of the Contemplated Transactions applicable to it, have been duly authorized by all necessary corporate action of the Company, including any required approvals under applicable Law or the Company’s Organizational Documents.

(c)Execution and Delivery; Enforceability.  Each Transaction Document to which the Company is a party has been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by the other parties thereto) constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

5.4Consents and Authorizations; No Conflicts.  The execution, delivery, and performance by the Company of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) except as set forth in Section 5.4(a) of Sellers Disclosure Schedule, conflict with or result in a violation or breach of any provision of the Company’s Organizational Documents; (b) result in a violation or breach of any provision of any Law or Order applicable to the Company; (c) except as set forth in Section 5.4(c)(1) of Sellers Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Benefit Plan or Contract to which the Company is a party or by which its assets are bound; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to any of the Company’s properties or assets.  Except as set forth in Section 5.4(c)(2) of Sellers Disclosure Schedule, no Consent, Permit, Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions.

5.5Financial Matters.

(a)Section 5.5(a)(1) of Sellers Disclosure Schedule sets forth correct and complete copies of (i) the Company’s unaudited financial statements consisting of the consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2020, and the related statements of income, stockholders’ equity, and cash flows for the years then ended (collectively, the “Company Annual Financial Statements”), and (ii)  the unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2021, and the related statements of income, stockholders’ equity, and cash flows for the nine-month period then ended, (the “Company Interim Financial Statements” and, together with the Company Annual Financial Statements, the “Company Financial Statements”).  Except as set forth in Section 5.5(a)(2) of Sellers Disclosure Schedule, the Company Financial Statements (including the notes thereto, if any) fairly present in all material respects the financial position of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated, all in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments, none of which are material, and the absence of notes.  The Company Financial Statements were derived from the books and records of the Company.  To the Knowledge of Sellers, there has been no, and there does not currently exist any, fraud, nor the existence of or allegation of financial improprieties that involves management of the Company.  The balance sheet of the Company as of December 31, 2021, are referred to in this Agreement as the “Company Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b)Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s working capital since December 31, 2020.  Since December 31, 2020, all operations of the Company, including working capital, accounting policies, sales and marketing, human resources, and capital expenditures, have been managed in the Ordinary Course of Business and in a manner required to support the on-going operations of the Company.  Except as set forth in Section 5.5(b) of Sellers Disclosure Schedule, all working capital and accounting policies are presented on the Company Financial Statements in accordance with GAAP.

(c)All notes and accounts receivable of the Company reflected on the Interim Balance Sheet or that have arisen since the Interim Balance Sheet Date, except such notes and accounts receivable as have been collected after such date, are valid and enforceable claims and, to the Knowledge of Sellers, are not subject to any defense, offset, adjustment, or counterclaim, and none have been threatened in writing, subject in each case to the reserve for bad debts reflected in the Company Interim Balance Sheet, which has been calculated in accordance with GAAP.  All such notes and accounts receivable of the Company arose in the Ordinary Course of Business from the sale and delivery of goods actually made or the actual provision of services to customers of the Company, none of which, are equity owners or Affiliates of the Company.  All of the notes and accounts receivable of the Company are, in the aggregate, collectible within 90 days in full, net of the reserve therefor, in the Ordinary Course of Business, except as provided for in the allowance for doubtful accounts.  Section 5.5(c) of Sellers Disclosure Schedule sets forth a materially accurate aging of all accounts receivable of the Company as of the Interim Balance Sheet Date.  Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accounts Receivable as of the Closing Date.

(d)Section 5.5(d) of Sellers Disclosure Schedule sets forth in reasonable detail, including aging by date of invoice, the Company’s updated calculation of its Accounts Payable as of the Closing.  Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accounts Payable as of the Closing Date.

(e)Section 5.5(e) of Sellers Disclosure Schedule sets forth in reasonable detail the Company’s updated calculation of its Accrued Liabilities as of the Closing.  Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accrued Liabilities as of the Closing Date.

(f)The Company maintains a system of internal controls over financial reporting (of a type customary for similarly situated companies) that is reasonably sufficient to ensure that its books and records accurately reflect its assets and Liabilities in such a manner as to provide reasonable assurance that the Company’s transactions are recorded as necessary to permit preparation of the Company Financial Statements in accordance with GAAP, applicable Law and otherwise in a manner that fairly presents the financial condition and results of operations of the Company as of the respective dates and periods thereof.

5.6No Undisclosed Liabilities.  The Company has no Liabilities except for the following, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability, or violation of Law: (a) Liabilities included and reserved against on its Company Interim Balance Sheet; (b) accounts payable and Liabilities (of the types required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by the Company since the Interim Balance Sheet Date in the Ordinary Course of Business; or (c) the Liabilities set forth in Section 5.6(c) of Sellers Disclosure Schedule.

5.7Absence of Changes or Events.  Since the Interim Balance Sheet Date, with the exception of any actions taken or Liabilities incurred as expressly provided for in the Transaction Documents, the Company has conducted its business only in the Ordinary Course of Business.  Except as set forth by reference to the specific clause below in Section 5.7 of Sellers Disclosure Schedule, since the Interim Balance Sheet Date, other than actions taken or Liabilities incurred as expressly provided for in the Transaction Documents or as otherwise approved by Parent, the Company has not:

(a)sold, transferred, assigned, leased, subleased, licensed, or otherwise disposed of any of its assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $25,000 individually or $50,000 in any series of transactions, other than in the Ordinary Course of Business;

(b)entered into any Contract (or series of related Contracts) (i) in the Ordinary Course of Business and involving more than $100,000 annually and with a term greater than 12 months, which term may not be terminated by the Company upon 30 days’ notice, or (ii) outside the Ordinary Course of Business and involving more than $50,000 annually;

(c)created, incurred, or permitted to arise any Encumbrance on any of its assets, tangible or intangible, other than Permitted Encumbrances;

(d)made any capital expenditure (or series of related capital expenditures) or commitments therefor either (i) outside the Ordinary Course of Business or (ii) involving more than $100,000 in the aggregate;

(e)made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(f)to the extent involving more than $100,000 in the aggregate, (i) issued, created, incurred, assumed, or guaranteed any Indebtedness incurred other than in the Ordinary Course of Business, or (ii) made any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness;

(g)canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(h)made or authorized any change in its Organizational Documents;

(i)issued, sold, or otherwise disposed of, or split, combined, or subdivided, any of its Equity Securities, or granted any options or other rights to issue, sell, purchase, redeem, or acquire (including upon conversion, exchange, or exercise) any of its Equity Securities;

(j)declared, set aside, or paid any dividends or other distributions, outside the Ordinary Course of Business distributions, with respect to any of its Equity Securities or redeemed or purchased, directly or indirectly, any of its Equity Securities;

(k)experienced any casualty, damage, destruction, theft, or loss (whether or not covered by insurance) to any of its assets and properties resulting in losses in excess of $50,000 individually or $100,000 in the aggregate;

(l)(i) increased or promised to increase the base compensation, wages, or other compensation of, or otherwise made any change in the employment or retention terms (other than general merit-based increases in the Ordinary Course of Business not exceeding 10% of the prior year compensation) for any of its respective employees, or (ii) paid any discretionary bonus or other cash or in kind award (other than sales commissions or annual bonuses in the Ordinary Course of Business) to, any of its respective employees;

(m)adopted, entered into, become bound by, or amended, modified, or terminated, any collective-bargaining agreement, neutrality agreement or other Contract of any kind with a labor union or labor organization;

(n)other than in the Ordinary Course of Business or as required by applicable Laws, (i) adopted, entered into, become bound by, or amended, modified, or terminated, any bonus, profit-sharing, incentive, severance, or other Benefit Plan, or any employment-related Contract or compensation arrangement, or (ii) established or modified any (A) targets, goals, pools, or similar provisions under any Benefit Plan, employment-related Contract, or other employee compensation arrangement, or (B) salary ranges, compensation increase guidelines, or similar provision with respect to any Benefit Plan, employment-related Contract, or other employee compensation arrangement;

(o)(i) made any change in the Tax reporting or accounting principles, practices, or policies, including with respect to (A) depreciation or amortization policies or rates, (B) reserve amounts, or (C) the payment of accounts payable or the collection of accounts receivable; (ii) settled, compromised, or agreed to any adjustment of any Tax liability; (iii) made, changed, or rescinded any Tax election; (iv) amended any Tax Return; (v) surrendered any right in respect of a refund of Taxes; (vi) entered into any closing or similar agreement with respect to Taxes; or (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p)instituted or settled any Proceeding;

(q)made any write-off or write-down of or made any determination to write-off or write-down any of its properties and assets in excess of $50,000 in the aggregate;

(r)made any material change in the general pricing practices or policies or the credit or allowance practices or policies of the Company, including any discounting or increased credit terms;

(s)outside the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete), or granted any waiver under or given any Consent with respect to any Contract that is required to be disclosed on Sellers Disclosure Schedule;

(t)excluding via commercially available shrink-wrap licenses, licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or assigned, transferred, licensed out or otherwise permitted any Person to use any Company Intellectual Property other than pursuant to non-exclusive licenses granted to customers in the Ordinary Course of Business;

(u)accelerated the collection of any Accounts Receivable, deferred the payment of any Accounts Payable, or otherwise altered or amended its practices with respect to items affecting working capital;

(v)other than, in each case, as required by GAAP or applicable Law, (i) made any material changes to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices, or (ii) writing up, writing down, or writing off the book value of any material assets, individually or in the aggregate, of the Company;

(w)entered into (i) any Company Material Contract, or (ii) any new customer relationship reasonably expected to realize more than $100,000 in the current calendar year;

(x)commenced or terminated any line of business;

(y)adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(z)suffered or been threatened in writing with any material adverse change in the business operations or financial condition of the Company, that has had, or would reasonably be expected to have, a Material Adverse Effect;

(aa)entered into any transaction between the Company, on the one part, and any of its Related Parties or Representatives or any Affiliate of any Representative or Related Party, on the other part; or

(bb)agreed to enter into, offered to enter into, or amended or modified, verbally, orally, or by any other means, any Contract to do any of the foregoing.

5.8Indebtedness.  Section 5.8 of Sellers Disclosure Schedule sets forth, with respect to the Company, a correct and complete itemized list of: (a) all Indebtedness of the Company, the Person to whom such amounts are owed, and the amounts outstanding with respect to such Indebtedness as of the date of this Agreement; and (b) the Company Transaction Expenses and the Person to whom such amounts are owed.  Except as set forth in Section 5.8 of Sellers Disclosure Schedule, the Company has the unrestricted right to pay or pre-pay all such Indebtedness at its par value without penalty or premium, in part or in full, at any time or from time to time after the date of this Agreement.  Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Indebtedness or Company Transaction Expenses.

5.9Deposits.  Section 5.9 of Sellers Disclosure Schedule is an accurate and complete list of all assets of the Company that constitute an unreturned security or other deposit, surety bond, rights under a letter of credit, collateral pledged to secure an obligation or Liability, prepayment, prepaid expense, claim for refund or right to set off (each, a “Deposit”), including any such Deposits in the possession or control of any lender or third-party financing source of the Company.

5.10Title to Assets; Real Property.

(a)Title to Assets.  The Company has good and valid title to, or a valid leasehold interest in or license to, all of the tangible personal property and other non-real estate assets reflected in its Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date.  All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances.  All such properties and assets are in good condition and repair (subject to normal wear and tear) and are sufficient for the operation of the Company’s business.  The Company is the only operation through which the business of the Company is conducted, and no similar business is conducted by any Affiliate of the Company or any Seller.  Such properties and assets constitute all of the tangible personal property and assets necessary for the continued conduct of the business of the Company as currently conducted and are owned or leased (under a valid leasehold arrangement) by the Company and none of such properties and assets are held by any Affiliate of the Company or any Seller other than as set forth in Section 5.24 of Sellers Disclosure Schedule.

(b)Owned Real Property.  Other than as set forth on Section 5.10(b) of Sellers Disclosure Schedule, the Company neither currently owns, nor has it ever owned, any real property.

(c)Leased Real Property.  Section 5.10(c) of Sellers Disclosure Schedule sets forth a correct and complete list of all real property leased, licensed, or otherwise used or occupied (but not owned) at Closing by the Company (collectively, the “Leased Real Property”) under any lease, sublease, license, concession, or other agreement allowing for occupancy of the Leased Real Property (each, a “Real Property Lease”).  The Company has a valid and subsisting leasehold interest in its Leased Real Property, in each case free and clear of all Encumbrances, other than the Real Estate Encumbrances.  All such Real Property Leases are in full force and effect, there are no past due rents, and there are no existing breaches or defaults by, or any events that with or without the passage of time or the giving of notice, or both, would constitute a breach, default, or an event of default by, the Company under any Real Property Lease to which it is a party, or, to the Knowledge of Sellers, by any other party to any such Real Property Lease.  To the Knowledge of Sellers, there exists no condition, restriction or reservation that would prevent the Company’s business, and the Company in its operation of the Company’s business after the Closing Date, from enforcing its rights with respect to Leased Real Property after the Closing to the same full extent the Company could if the Contemplated Transactions did not occur.  The operations of the Company on the Leased Real Property do not violate any applicable Law.  All material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Company in connection with the past and present operations of the Company and the business of the Company on the Leased Real Property have been lawfully issued to the Company and are, as of the date of this Agreement, and will be following the consummation of the Contemplated Transactions, in full force and effect.  The Leased Real Property is in satisfactory operating condition and repair (ordinary wear and tear excepted).  Correct and complete copies of the Real Property Leases, including all amendments and modifications thereto, have been delivered or made available to Parent prior to the date of this Agreement, and no changes have been made to any Real Property Leases since the date of delivery.  The Leased Real Property has not been subleased or licensed by the Company and the Company is the only party in occupancy of the Leased Real Property, other than in the Ordinary Course of Business.

5.11Intellectual Property.

(a)Section 5.11(a) of Sellers Disclosure Schedule contains a true, correct and complete list of each of the following items of Company Owned Intellectual Property: all registered, issued or pending, as applicable, patents, patent applications, provisional patent applications, trademark registrations, trademark applications, copyright registrations, copyright applications, and Internet domain name registrations (the “Company Registered Intellectual Property”), identifying for each, as applicable, the owner, jurisdiction, registration/application date, registration/application number and status/next deadline.  The Company solely and exclusively owns all rights, title, and interests in and to the Company Owned Intellectual Property free from any Encumbrances (except Permitted Encumbrances), and is licensed to use, pursuant to valid and legally enforceable written licenses, or otherwise has a valid right to use, all Company Licensed Intellectual Property currently used by the Company or necessary to conduct the business of the Company as currently conducted.  Except pursuant to a Company Incidental Outbound License or a Contract set forth in Section 5.12(a)(xxiii) of Sellers Disclosure Schedule, the Company has not licensed or granted to any Person, and is not otherwise obligated to license or grant any right to any Person, any Company Intellectual Property, nor has the Company otherwise agreed not to assert any such Company Intellectual Property against any Person. All Company Registered Intellectual Property is (i) valid, subsisting, and, to the Knowledge of Sellers, enforceable, and (ii) in full force and effect, and no Company Owned Intellectual Property (or Company Licensed Intellectual Property that is the subject of an exclusive license) is the subject of any challenge, opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination, or interference or written threats to commence the same.

(b)Except as set forth in Section 5.11(b) of Sellers Disclosure Schedule:  (i) the Company Intellectual Property as licensed or used by the Company, the Company’s conduct of the business of the Company, and the Company’s products and services (including the Company Software), do not, and have not infringed, violated, or misappropriated during the past three (3) years, the Intellectual Property of any Person, and there is no pending or threatened in writing Proceeding or allegation asserting such infringement, violation, or misappropriation of Intellectual Property by any Person; and (ii) to the Knowledge of Sellers, no Person is infringing, violating, or misappropriating any Company Intellectual Property, and there is no pending or threatened action or claim or allegation by the Company asserting such infringement, violation, or misappropriation of Company Intellectual Property against any third Person.

(c)The Information Systems owned by the Company or leased or licensed for use in the conduct of the business of the Company:  (i) are sufficient for the immediate and future needs of the business of the Company as currently conducted and as currently proposed to be conducted, and for their intended function, operation and purposes; (ii) have operated during the past three (3) years and currently operate without material malfunction, unplanned material downtime, or any other material disruption or interruption; (iii) are configured and maintained to minimize the effects of, and to the Knowledge of Sellers, do not contain, any Computer Viruses; and (iv) the Company has taken commercially reasonable actions designed to safeguard such Information Systems from unauthorized intrusions, security breaches, and other losses or impairments of data and information, and to provide for the back-up and recovery of the data and information stored or processed using these Information Systems without material disruption or interruption to the conduct of the business of the Company.

(d)Except as set forth in Section 5.11(d) of Sellers Disclosure Schedule, all Persons who participated in or contributed to the authorship, creation, development, or conception of any Company Owned Intellectual Property or who have had access to the Company’s Trade Secrets (or the Trade Secrets of others held by the Company), have executed and are in compliance with, an enforceable written agreement providing for the protection of all such Trade Secrets and for the assignment (via a present grant of assignment) by such Person to the Company of all right, title, and interest in and to all Intellectual Property conceived or developed by such Person in the course of their employment by, engagement by, or contract with the Company.  The Company has taken commercially reasonable actions to maintain, protect and defend the material Company Owned Intellectual Property.

(e)All Company Intellectual Property will be owned or available for use (as applicable) by the Company on the same terms and conditions immediately after the Closing as immediately prior to the Closing. There exists no condition, restriction or reservation affecting the title to, rights in, or utility of Company Intellectual Property that would prevent the Company from enforcing or exploiting any of its rights with respect to any Company Intellectual Property immediately after the Closing to the same full extent that the Company might do so if the sale and transfer contemplated hereby did not take place.

(f)Except as identified in Section 5.11(f) of the Disclosure Schedule, (i) the Company is in compliance with all applicable Laws, all of its respective rules, policies and procedures, and all contractual obligations owed to other Persons relating to privacy, data protection, and the collection, use, storage and disposal of personal information collected, used or held for use by the Company in the conduct of the business of the Company; (ii) the Company has not received any written (or to the Knowledge of Sellers, verbal or otherwise) notice of an alleged violation or default in relation thereto; (iii) no Proceeding is pending or threatened in writing (or orally to the Seller’s Knowledge) alleging a violation by the Company of any Person’s rights of publicity or privacy or personal information or data privacy rights; and (iv) to the Knowledge of the Seller, there is no currently occurring, and in the past three (3) years there has been no, (A) material loss, theft or data or security breach relating to any Company data or the Company’s Information Systems, or (B) material unintended, illegal or improper use or disclosure of, or access to, any personal information in the custody or control of the Company. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might reasonably be expected to give rise to such a claim insofar as the same relate to the Company.  The Company is not prohibited by any Contract or privacy policy (whether its own or that of any other Person) or any applicable Law, in each case, relating to information security and privacy, from consummating the Contemplated Transactions.

(g)To the Knowledge of the Seller, all proprietary Software included in the Company Owned Intellectual Property that is or has been marketed, distributed, licensed or sold by the Company in the past three (3) years (the “Company Software”) operates substantially as described in its related documentation or specifications. The Company has given Parent access to information, data, and databases in its possession documenting any material defects, bugs or problems in such Company Software.  The Company has taken commercially reasonable measures to prevent the inclusion of Computer Viruses in the Company Software, and to the Knowledge of the Seller, the Company Software does not include any Computer Viruses.

(h)The Company is in material compliance with all Open Source Licenses applicable to its use of Open Source Materials. Except as set forth in Section 5.11(h) of Sellers Disclosure Schedule, the Company has not used, combined, incorporated, distributed, or embedded any Open Source Materials with or into any of its products, including the Company Software, in a manner that would impose a requirement or condition that (i) any Company Owned Intellectual Property (including any portion of its products, platform, or Source Code) be subject to an Open Source License, (ii) prohibits or limits the Company’s freedom to seek full compensation in connection with marketing, licensing, and distributing any products offered by the Company, or (iii) requires the Company to publish or distribute the Source Code to its products or allows that any Person have the right to decompile, disassemble or otherwise reverse engineer any products offered by the Company.

(i)The Source Code for the Company Software is considered a Trade Secret that is Company Owned Intellectual Property, and the Company has taken reasonable steps to maintain the secrecy, confidentiality and value of such Source Code.  Neither the Company nor any other party acting on behalf of the Company has disclosed or delivered any Source Code for the Company Software to any escrow agent or other Person who is not subject to a binding written Contract imposing on such Person confidentiality obligations to the Company with respect to such Source Code.  No event has occurred, and no breach or similar condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery of any Source Code for any Company Software to any other Person, including any such delivery by an escrow agent, other than Parent upon the execution, delivery or performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The Company is under no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Company Software to any escrow agent or other Person.

(j)No funding, facilities, or personnel of any Governmental Authority or educational institution were used to develop or create, in whole or in part, any of the Company Owned Intellectual Property, and the Company has not made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair the Company’s control of any Company Owned Intellectual Property, except as set forth in Section 5.11(j) of Sellers Disclosure Schedule.

5.12Material Contracts.

(a)Section 5.12(a) of Sellers Disclosure Schedule sets forth a correct and complete list of each of the following Contracts currently in force (other than any Permits set forth on Section 5.15(b) of Sellers Disclosure Schedule and any Transaction Documents to which the Company is a party), to which the Company is a party, under which the Company has any Liability, or by which the Company or any of its assets and properties are bound (collectively and with all amendments, modifications, and supplements thereto, the “Company Material Contracts”):

(i)any Contract (or series of Contracts) with any (A) Company Material Client, other than Contracts that do not materially differ from the form of client Contract provided in the Data Room, or (B) Governmental Entity (including any Contract that relates to any Liability or obligation of the Company to any Governmental Entity);

(ii)any Contract with a Company Material Vendor;

(iii)any Contract (or series of Contracts) for the future or ongoing provision of products or services, or the future or ongoing purchase or sale, maintenance, or acquisition of goods, materials, supplies, merchandise, or equipment (including computer hardware or software), in each case, (A) the performance or term of which extends or will extend over a period of more than 12 months and is not terminable by the Company with less than 90 days’ notice for no penalty, (B) that results or is reasonably anticipated to result in a material loss or reduction in profitability to Company, or (C) that constitutes a requirements, output, or similar Contract;

(iv)any Contract (or series of Contracts) under which the Company has any indemnification, defense, hold harmless, reimbursement, or contribution obligation or Liability outside the Ordinary Course of Business;

(v)any Contract involving a material distributor, sales representative, dealer broker, or marketing or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of 30 days or less, without liability;

(vi)any Contract pursuant to which any third party agrees to act as an agent of the Company;

(vii)any Contract that includes any of the following or similar terms: (A) profit, commission or cost sharing, (B) consignment or forward warehousing, (C) production cost sharing, (D) marketing, advertising, or other allowances, (E) credit terms beyond 90 days, financing other than on an accounts payable basis or the grant of a security interest to secure payment or credit extended, (F) joint ventures, or (G) payment in any noncash form, including by way of example and not limitation equity, awards, incentives, or other property;

(viii)any Contract under which the Company gives or has committed to give, or has made any or committed to make any change in any arrangement for, any rebate or free or discounted services to any customer, or any other financial or in-kind incentive;

(ix)any Contract under which the Company receives, has received, or is entitled to receive, any rebate or free or discounted merchandise from any vendor, or other financial or in-kind incentive;

(x)any Contract providing for any offset, countertrade, or barter arrangement;

(xi)any Contract containing any (A) exclusivity provision, stand-still provision, non-solicitation or non-hire provision, or covenant prohibiting or limiting competition in any line of business or with any Person or in any geographic area, (B) “most favored nation” provision, special warranties, agreements to take back or exchange goods, consignment arrangements, or similar understandings with a customer or supplier, (C) right of first refusal, right of first offer, or other preferential right to purchase any assets and properties of the Company, (D) minimum purchase volumes or purchase volume discounts, (E) material “take-or-pay” provision (i.e., a contract in which the buyer will pay some amount or a penalty in excess of $50,000 regardless of whether the product or service to be provided thereunder is actually provided), or (F) confidentiality or non-disclosure terms other than Ordinary Course of Business purchase orders;

(xii)any Contract between or among the Company, on the one hand, and (A) any Seller, (B) any Affiliate of the Company or any Seller, (C) any directors, managers, or officers of the Company, or (D) any Related Party of any Person described in clauses (A) through (C) of this subsection (xii), on the other hand;

(xiii)any Contract that (A) relates to Indebtedness, or (B) grants or creates any Encumbrance upon any material assets and properties of the Company;

(xiv)any Contract that constitutes (A) a guaranty of any Indebtedness of any other Person, or (B) a surety bond, performance bond, letter of credit, hedge arrangement, or similar instrument;

(xv)any Contract for capital expenditures or the acquisition or construction of fixed assets outside the Ordinary Course of Business requiring the payment by the Company of an amount in excess of $100,000 per Contract;

(xvi)any Contract providing for or relating to (including any review or non-disclosure Contract) (A) the assignment, sale, transfer, exchange, pledge, or other disposition of any assets and properties owned, leased, licensed, used, or held for use by the Company (other than inventory and vehicle fleet replacement sales in the Ordinary Course of Business), or (B) any merger, consolidation, or other business combination involving the Company or any Seller in such Seller’s capacity as a direct or indirect owner of the Company;

(xvii)any Contract relating to the purchase, exchange, contribution, transfer, or other disposition, directly or indirectly (including by merger), of the assets or business of any third party that involves (A) all or substantially all of the assets or business of such third party or (B) consideration payable by the Company;

(xviii)any management, consulting, independent contractor, agency, brokerage, employment, commission, bonus, retention, severance, or similar Contract, including any agreement obligating the Company to pay a bonus (or similar payment) as a result of the Contemplated Transactions;

(xix)any Contract relating to any joint venture, partnership, or similar arrangement, and all other similar contracts (however named) that involve a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(xx)any voting trust or similar agreement relating to any Acquired Shares or any Equity Securities of any Seller to which any Seller or the Company is a party;

(xxi)any Contract relating to a matter disclosed or required to be disclosed in Section 5.7 of Sellers Disclosure Schedule;

(xxii)any collective-bargaining arrangement, neutrality agreement, or other Contract of any kind with a labor union or labor organization;

(xxiii)any Contract (A) concerning or related to the use of any Company Owned Intellectual Property by another Person (excluding the Company Incidental Outbound Licenses) or otherwise restricting the Company’s registration, use, transfer or licensing of any Company Owned Intellectual Property, or (B) concerning or related to the Company’s use of any Company Licensed Intellectual Property (excluding Company Incidental Inbound Licenses);

(xxiv)any Contract pertaining to the lease of real or personal property;

(xxv)any Contract granting a power of attorney to any Person;

(xxvi)any Contract (or series of Contracts) or Order, not otherwise identified in the foregoing subsections of this Section 5.12(a), that (A) involves or is reasonably anticipated to involve consideration in the aggregate in excess of $50,000 in any 12-month period or $100,000 over the term of the Contract, or (B) may not be terminated by the Company on 90 days’ notice or less, or (C) is material to the business of the Company or the use of its assets and properties; and

(xxvii)each material amendment, supplement, and modification in respect of any of the foregoing.

(b)Parent has been provided correct and complete copies of each written Company Material Contract and description (including all material terms) of each oral Company Material Contract, and no changes have been made to such Company Material Contracts since the date of delivery.  All Company Material Contracts are valid, binding, in full force and effect, and enforceable against the Company, and, to the Knowledge of Sellers, the other parties to such Company Material Contract.  The Company has made all payments and performed all material obligations required to be paid or performed by the Company under any Company Material Contract to which the Company is a party or bound.  Neither the Company, nor, to the Knowledge of Sellers, any other Person that is a party to any Company Material Contract, is in breach of or default under such Company Material Contract in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default.  The Company has not released any of its rights under any Company Material Contract and no party to a Company Material Contract has repudiated any of the terms thereof or, to the Knowledge of Sellers, threatened to terminate, cancel, or not renew any Company Material Contract.  Except in the Ordinary Course of Business, the Company is not participating in any discussions or negotiations regarding any material modification of, or any material amendment to, any Company Material Contract or entry into any new Company Material Contract applicable to the Company or the real or personal property of the Company.

(c)Except as set forth on Section 5.12(c) of Sellers Disclosure Schedule, no Seller or any Related Party of any Seller (other than the Company), or, to the Knowledge of Sellers, any employee of the Company has entered into any Contract or other material business relationship (in each case other than on behalf of the Company as an authorized employee), including as a partner, joint venture party, agent, representative or service provider, with any Person that is, or has at any time over the five-year period ending on the Closing Date been a customer, vendor, supplier, service provider, business partner, or joint venture of the Company.

(d)Except as described in Section 5.12(d) of Sellers Disclosure Schedule, the Company has complied and is currently in compliance in all material respects with all Laws and contractual requirements (including, for avoidance of doubt, flow-down clauses and provisions incorporated by reference) pertaining to the Contracts and bids with any Governmental Entity.  With respect to any Contracts and bids with any Governmental Entity, (i) there is no outstanding claim or dispute involving the Company; (ii) no Governmental Entity nor any higher-tier contractor or subcontractor has in the past five years notified the Company of Proceedings or any actual or alleged violation or breach by the Company of any Law or contractual requirement of such Contract; (iii) all representations, certifications, and disclosure statements made or submitted by or on behalf of the Company were current, accurate, and complete as of the date submitted; and (iv) the Company has complied with all applicable representations, certifications, and disclosure requirements with respect thereto.

5.13Insurance.  Section 5.13(a) of Sellers Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company or with respect to which the Company or any of its directors, managers, or officers is a named insured or otherwise the beneficiary of coverage (excluding any policies relating to Benefits Plans) (collectively, the “Insurance Policies”).  The Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid, except as set forth in Section 5.13(b) of Sellers Disclosure Schedule.  Correct and complete copies of the Insurance Policies have been delivered or made available to Parent prior to the date of this Agreement, and no changes have been made to any of the Insurance Policies since the date of delivery.  No notice in writing (or to the Knowledge of Sellers, verbal or otherwise) of nonrenewal, cancellation, or termination or of material increases to the premiums thereunder has been provided to the Company with respect to the Insurance Policies.  The Insurance Policies are sufficient to comply with the requirements of all applicable Laws and Contracts to which the Company or its assets or business are subject.  During the last three years, the Company has not been refused any insurance with respect to its assets or business, nor has coverage been limited by any insurance carrier to which the Company applied for or has carried insurance.  No event relating to the Company has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any Insurance Policy.  None of the policy limits of such Insurance Policies have been exhausted, nor has the Company failed to give any notice or to present any claim thereunder in due and timely fashion.  No letters of credit have been posted or cash restricted for the benefit of any Insurance Policies.

5.14Legal Proceedings; Orders.

(a)Section 5.14(a)(i) of Sellers Disclosure Schedule sets forth an accurate and complete list of all pending or, to the Knowledge of Sellers, threatened Proceedings involving the Company, any Seller, or, to the Knowledge of Sellers, the Company’s other Representatives and includes for each such Proceeding the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company (if referred), the estimated amount of exposure, the amount the Company has reserved, or the amount of the Company’s claim and estimated expenses of the Company in connection with such matters.  Except as set forth on Section 5.14(a)(ii) of Sellers Disclosure Schedule, there is no pending or threatened Proceeding that is not fully covered by the Insurance Policies referenced in Section 5.13.  To the Knowledge of Sellers, there is no event or condition that would reasonably be expected to give rise to or serve as the basis for any Proceeding that, individually or in the aggregate, would result in a material Liability to the Company.  There is no pending or, to the Knowledge of Sellers, threatened Proceeding that seeks to prevent consummation of the Contemplated Transactions or that seeks damages in connection with the Contemplated Transactions.

(b)There are no, and there have not been for the past five years any, outstanding Orders against or solely affecting the Company or any of its properties or assets, or prohibiting any officer, director, manager, agent, consultant, or employee of the Company from engaging in or continuing any conduct, activity, or practice, relating to the Company’s business or from consummating the Contemplated Transactions.

5.15Compliance with Laws; Permits.

(a)Except as set forth in Section 5.15(a) of Sellers Disclosure Schedule, the Company is, and for the past five years has been, in compliance in all material respects with all Laws and Orders applicable to it or its business, properties, or assets.  Within the five years prior to Closing, the Company has not received any written notice (or to the Knowledge of Sellers, verbal or otherwise) from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, or liability under any applicable Law or Order.

(b)Section 5.15(b) of Sellers Disclosure Schedule sets forth a correct and complete list and description (including date of issue and expiration) of all Permits held by the Company, during the past five years, and used by them in the conduct of their business.  The Company is in compliance in all material respects with all Permits set forth (or required to be set forth) on Section 5.15(b) of Sellers Disclosure Schedule.  All Permits required for the Company to conduct its business have been obtained by them and are valid and in full force and effect, and the Company is in material compliance with the terms of each Permit listed, or required to be listed, on Section 5.15(b) of Sellers Disclosure Schedule.

5.16Taxes.  Except as set forth in Section 5.16 of Sellers Disclosure Schedule:

(a)The Company and any Subsidiary of the Company has timely filed with all appropriate Governmental Entities any and all Tax Returns required to be filed by Law.  All such Tax Returns are true, complete and correct in all respects.  All Taxes of the Company and any Subsidiary of the Company (whether or not shown as due on any Tax Return) have been timely and fully paid.  The Company and any Subsidiary of the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  There are no Encumbrances on any of the assets or properties of the Company or any Subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax except for statutory liens for Taxes not yet due (and for which there are adequate accruals, in accordance with GAAP).  Neither the Company nor any Subsidiary of the Company has received from any federal, state, local, or non-U.S. Tax Authority (including jurisdictions where the Company or any Subsidiary of the Company has not filed a Tax Return) any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company or any Subsidiary of the Company.  No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction that would be covered by such Tax Returns.

(b)The Company and any Subsidiary of the Company has collected and withheld all Taxes that it has been required to collect or withhold from its employees, agents, contractors, nonresidents, creditors, shareholders, optionees, customers and third parties, and has timely paid over all such collected and withheld Taxes to the appropriate authorities.  The Company and any Subsidiary of the Company has complied and is in compliance in all respects with all Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected, withheld or paid over.

(c)With respect to the Company and any Subsidiary of the Company, (i) there is no pending litigation concerning any Liability for Taxes of the Company or any Subsidiary of the Company, either (A) claimed or raised by any Governmental Entity and delivered to the Company or any Subsidiary of the Company in writing or (B) to the Knowledge of Sellers; (ii) no Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of Sellers, threatened with respect to any Taxes for which the Company or any Subsidiary of the Company has been or will be liable; and (iii) no Governmental Entity has provided notice in writing of any intention to propose or assert any deficiency or claim for additional Taxes against the Company or any Subsidiary of the Company.

(d)The Company and any Subsidiary of the Company has made available to Parent true, correct, and complete copies of all federal, state, local, and foreign Tax Returns and all written communications from the IRS or any other Governmental Entity in the Company’s custody, possession, or control and relating to any such Tax Returns, including work papers, records, examination reports and statements of deficiencies filed, proposed or assessed against or agreed to by the Company or any Subsidiary of the Company for the past three years.

(e)Neither the Company nor any Subsidiary of the Company has requested from, executed, or entered into with, any Governmental Entity (i) any agreement, waiver, or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company or any Subsidiary of the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, or foreign Tax Law that relates to the assets or operations of the Company or any Subsidiary of the Company, or (iii) any power of attorney with respect to any Tax matter that is currently in force.

(f)Neither the Company nor any Subsidiary of the Company has participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011 4. No Tax Return of the Company or any Subsidiary of the Company contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Law).  Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax allocation, Tax indemnification, or Tax sharing agreement or arrangement (in each case other than a contract entered into in the ordinary course of business no principal purpose of which is Taxes).  Neither the Company nor any Subsidiary of the Company (i) is now or has it ever been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has ever had any liability for the Taxes of any Person as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business no principal purpose of which is Taxes) or otherwise by operation of Law.

(g)All deficiencies proposed or asserted or assessments proposed or made as a result of any examinations of the Company or any Subsidiary of the Company have been fully paid, or are fully reflected as a liability in the Company Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Company Financial Statements.  Any matter that is being contested is set forth in Section 5.16(g) of Sellers Disclosure Schedule.

(h)The due but unpaid Taxes of the Company or any Subsidiary of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company or any Subsidiary of the Company in filing its Tax Returns.  The accruals for deferred Taxes reflected in the Interim Balance Sheet are adequate to cover any deferred Tax liability of the Company or any Subsidiary of the Company determined in accordance with GAAP through the date thereof.

(i)There are no outstanding private letter rulings, private letter ruling requests, closing agreements, or similar agreements, whether oral or written (including state, local, or foreign analogues), relating to Taxes (or Tax status) with respect to the Company or any Subsidiary of the Company.

(j)Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning after the Straddle Date (each, a “Post-Closing Tax Period”) as a result of any (i) change in accounting method for any period ending on or prior to the Straddle Date (each, a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or foreign Law); (ii) the use of an improper method of accounting for a taxable period ending on or before the Straddle Date, (iii) written agreement with a Tax Authority with regard to the Tax liability of the Company or any Subsidiary of the Company for any Pre Closing Tax Period executed prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date; (v) deferred revenue (or other prepaid amount) received on or prior to the Closing; or (vi) election under Section 108(i) of the Code.

(k)Neither the Company nor any Subsidiary of the Company is now, or has ever been, a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for U.S. federal Income Tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.

(l)Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(m)The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)Neither the Company nor any Subsidiary of the Company has had (i) a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country or (ii) a presence in any foreign country that could subject the Company or any Subsidiary of the Company to Tax in such foreign country.

(o)The Company and any Subsidiary of the Company has properly (i) collected and remitted sales, use, value added, and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(p)Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax allocation, sharing, or similar agreement.

(q)The Company and any Subsidiary of the Company has either (i) filed or caused to be filed with the appropriate Tax Authority all unclaimed property reports required to be filed and remitted to the appropriate Tax Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(r)Neither the Company nor any Subsidiary of the Company is the recipient or beneficiary of any Tax holiday, abatement, incentive or similar grant made or awarded by any Governmental Entity.

(s)Neither the Company nor any Subsidiary of the Company has extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of the effects of COVID-19.

(t)At all times since its inception, the Company: (i) has been organized in compliance with the requirements necessary to be a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provisions of state or local Law); (ii) has been operated in compliance with the requirements necessary to be a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provisions of state or local Law); and (iii) has maintained its status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provisions of state or local Law).

(u)Any Subsidiary of the Company is and at all times since formation been properly classified for federal and state income tax purposes as either (i) a validly electing Qualified Subchapter S Corporation within the meaning of Section 1361(b)(3)(B) of the Code or (ii) a single member limited liability company disregarded from its member within the meaning of Treasury Regulation 301.7701-3.

5.17Employee Benefit Matters.

(a)Section 5.17(a) of Sellers Disclosure Schedule contains a correct and complete list of each Benefit Plan maintained by the Company.  The Company has no material Liability with respect to any compensatory or benefit agreement, plan, policy, fund, arrangement, and program other than the Benefit Plans.  No Benefit Plan covers any current or former service provider of the Company located outside of the United States, and the Company has never been obligated to contribute to any such plan.  With respect to each Benefit Plan, copies of the documents, if any, described below have been delivered or made available to Parent: (i) the most recent Internal Revenue Service determination letter or opinion letter issued with respect to each Benefit Plan obtaining or relying upon such a letter and all other determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation during the current calendar year or any of the preceding three calendar years; (ii) Forms 5500 and summary annual reports, audited or unaudited financial statements, actuarial reports, and valuations prepared for the current plan year and the three (3) preceding plan years; (iii) all current plan documents and amendments or, in the case of an unwritten Benefit Plan, a written description thereof; (iv) summary plan descriptions and summaries of material modifications; (v) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits; and (vi) all material correspondence received by the Company from any Governmental Entity relating to such Benefit Plan received during the current calendar year or any of the preceding three calendar years.

(b)Each Benefit Plan has been maintained and administered in compliance with all applicable Laws (including ERISA and the Code) and in compliance with its terms and any related documents or agreements.  Each Benefit Plan which is required to satisfy Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Code for each plan year ending prior to the Closing Date in accordance with the requirements of the Code.  Each Benefit Plan intending to be a safe harbor 401(k) plan has met the requirements for such a plan, including the applicable notice content and delivery requirements.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code.  To the Knowledge of Sellers, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  All benefits, contributions, transfers and premiums or other payments required by and due under the terms of each Benefit Plan or applicable Law have been timely paid and accrued in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.  To the Knowledge of Sellers, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could reasonably be expected to result in any material Liability or excise tax under ERISA or the Code being imposed on the Company.  The Company has reserved all rights necessary to amend or terminate each Benefit Plan that is sponsored or maintained without the consent of any other Person, and have reserved all rights necessary to cease participation in each other Benefit Plan without the consent of any other Person.

(c)The Company and each Benefit Plan are in compliance in all material respects with the ACA, including compliance in all material respects with respect to all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage to all Persons who meet the definition of a full-time employee under the ACA.  No excise Tax or penalty under the ACA is outstanding or has accrued, or, to the Knowledge of Sellers, will become due with respect to any period prior to the Closing.

(d)Neither the Company nor any member of the Controlled Group has ever had an obligation to contribute to a (i) “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (v) “welfare benefit fund” as defined in Section 419(e) of the Code or (vi) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

(e)Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).  No Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or a dependent or other beneficiary of any such current or former employee.  With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the coverage continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.  No Tax under Code Section 5000 has been incurred by the Company or any member of the Controlled Group with respect to any Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(f)To the Knowledge of Sellers, there has been no material oral or written representation or communication with respect to any aspect of the Benefit Plans made to employees or former employees of the Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans.  To the Knowledge of Sellers, neither the Company nor any member of its Controlled Group, any administrator or fiduciary of any Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Sellers, the Company or Parent to any material direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  There is no pending or threatened assessment or Proceeding relating to a Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of Sellers, is there any basis for one.  No Benefit Plan is currently the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity.

(g)The governing plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Benefit Plans are correct and complete in all material respects, have been, to the extent applicable, timely adopted, timely filed with the United States Department of Labor, and timely distributed to participants of the Benefit Plans, and there have been no material changes in the information set forth therein.

(h)Except as set forth in Section 5.17(h) of Sellers Disclosure Schedule, the consummation of the Contemplated Transactions will not (either alone or in combination with any other event) (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due any such director, manager, employee, independent contractor, consultant or officer under any Benefit Plan, (ii) result in any new or increased contribution required to be made to any Benefit Plan or (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Benefit Plan, would not be deductible in accordance with Section 280G of the Code.

(i)Each Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code is, and has been properly operated and documented in writing in accordance with Section 409A of the Code.  No current or former service provider to the Company is or has been subject to any material Tax or penalty under Section 409A of the Code due to a documentary or operational failure thereunder, and no such operational or documentary failures have occurred, whether or not such failures were corrected pursuant to applicable Internal Revenue Service guidance. The Company has no obligation to gross-up, make whole or make any other payment to any Person who is a current or former service provider to the Company as a result of the imposition of any Tax or penalty under Section 409A or 4999 of the Code.

(j)Neither the Company nor any member of its Controlled Group has made or is obligated to make any nondeductible contributions to any Benefit Plan or to pay compensation to any employee that would be nondeductible under Code Section 162(m) if any of the entities were a publicly held corporation within the meaning of Code Section 162(m).  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Company and any members of its Controlled Group, whether or not subject to the provisions of Code Sections 412 and 430 or ERISA Section 302, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.  The assets of each Benefit Plan are reported at their fair market value on the books and records of such plan.

(k)All assets attributable to any Benefit Plan that is subject to ERISA have been held in trust, unless a statutory or administrative exemption to the trust requirements of Section 403(a) of ERISA applies.  Except as disclosed in Section 5.17(k) of Sellers Disclosure Schedule, no Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Benefit Plan that is funded in whole or in part through an insurance policy, neither the Company nor any member of its Controlled Group has, or is reasonably expected to have, any Liability in the nature of a retroactive rate adjustment, loss-sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or the Closing Date.  Any Benefit Plan funded in whole or in part with pre-tax contributions from participants has been made in accordance with a written plan instrument that for all relevant periods has complied in form with the requirements under Code Section 125, other than changes required by statutes, regulations and rulings for which amendments are not yet required.

(l)The Company, and any successor entity, may terminate any Benefit Plan prospectively at any time without further Liability to the Company or any member of its Controlled Group or the successor entity, including any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Company Financial Statements.

5.18Employment Matters.

(a)Section 5.18(a) of Sellers Disclosure Schedule sets forth a true and complete list of each employee of the Company (including any employee who is on a leave of absence or on layoff status) and each individual engaged by the Company as an independent contractor, containing the following information: (i) to the extent permitted by Law, the name, title or classification of each employee or independent contractor; (ii) to the extent permitted by Law, the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) received by each employee or independent contractor from the Company with respect to services performed in calendar year 2020 and year to date 2021; (iii) to the extent permitted by Law, each employee’s or independent contractor’s current annualized compensation, hourly wage rate or remuneration, as applicable; (iv) the number of hours of sick-time that each employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof; (v) the number of hours of vacation time or paid time off that each employee has accrued and the aggregate dollar amount thereof; (vi) the length of employment; (vii) status of each employee as full-time or part-time and exempt or non-exempt, and (viii) whether the employee is receiving workers compensation or disability payments or is on leave or layoff status and, if so, the anticipated date of return.

(b)The Company has at all times complied, in all material respects, with all applicable Laws regarding labor and employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, employment discrimination laws, wage and hour laws, employment standards legislation and wage payment laws and occupational health and safety (including but not limited to any such obligations it may have under applicable Laws or any Contract to any employees providing services to the Company through a third party).  The Company has (i) timely paid in full to all Company employees all wages and other compensation (including overtime compensation and compensation for meal periods and rest breaks) as required by all applicable Laws, in all material respects, (ii) timely paid in full to all Company employees all reimbursement of expenses as required by all applicable Laws, in all material respects, and (iii) properly reported to all Company employees (by pay stub, wage statement, or otherwise) their wages in accordance with all applicable Laws, in all material respects.

(c)All individuals who perform services for the Company have been classified correctly, including in accordance with the terms of each Benefit Plan and ERISA, the Code, the Fair Labor Standards Act, and all other applicable Laws, as exempt employees, non-exempt employees, independent contractors, or leased employees, and the Company has not received written (or to the Knowledge of Sellers, verbal or otherwise) notice to the contrary from any Person or Governmental Entity.

(d)The employment of each Company employee is terminable by the Company at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise required by Law or any Benefit Plan set forth or required to be set forth on Section 5.17(a) of Sellers Disclosure Schedule.  Sellers have made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(e)There has not been pending or existing during the three-year period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Company.

(f)As of the date of this Agreement, to the Knowledge of Sellers, there is no unfair labor practice charge or complaint against the Company pending before (i) the National Labor Relations Board, or (ii) similar Governmental Entity outside of the United States, and to the Knowledge of Sellers, no such charge or complaint has been made against the Company during the 3-year period preceding the date of this Agreement.

(g)To the Knowledge of Sellers, no Seller, executive officer of the Company, or salaried Employee of the Company of a seniority level that reports directly to any Seller or any such executive officer: (i) intends to terminate his or her relationship with the Company, or (ii) has received an offer to join a business that may be competitive with the business of the Company.

(h)The Company is not now, nor has it ever been, a party to any collective-bargaining agreement, neutrality agreement, or other Contract of any kind with a labor union or labor organization, or party to any representation proceeding before the National Labor Relations Board, or subject to any duty to bargain with any labor union or labor organization, and there has not been within the last three years, and is not now any labor union organizing activity pending or, to the Knowledge of Sellers, threatened with respect to the Company.

(i)To the Knowledge of Sellers, (i) there has been no complaint or charge of discrimination or harassment (including sexual harassment) made, filed or threatened against the Company or Employee (in such Employee’s capacity as an employee of the Company) with the Equal Employment Opportunity Commission or similar Governmental Entity during the last three years prior to the date of this Agreement; and (ii) no reasonable basis in fact or circumstances exists for the assertion of any such claim described in clause (i).

(j)The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (“WARN Act”) or any other applicable Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.  During the 90-day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act or any other applicable Laws with respect to the Company.

(k)The Company is in compliance in all material respects with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States.  The Company has on file a valid and current I-9 form for (i) all current employees hired since November 6, 1986, and (ii) all former employees whose employment commenced less than three years prior to the date of this Agreement or terminated less than one year prior to the date of this Agreement.

5.19Environmental Matters.

(a)Compliance with Environmental Laws.  The Company has at all times materially complied with, and is in material compliance with, all Environmental Laws and all Permits that are or were required under any Environmental Laws for the conduct of its businesses and the acquisition, ownership, lease, license, operation, use, sale, or other disposition of its assets and properties.

(b)Hazardous Material.  The Company has not caused, contributed to, or permitted any material release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Hazardous Material on or into the Environment

(collectively, a “Release”) so as to give rise to any current or future Liabilities, including but not limited to any Liabilities for fines, penalties, personal injury, property damage, natural resources damages, attorneys’ fees, or costs of Proceedings, under any Environmental Law or any applicable Contract.  The Company has not generated, manufactured, refined, transported, stored, handled, disposed, produced, or processed any Hazardous Materials anywhere except in material compliance with Environmental Law.  Within the five years prior to Closing, the Company has received no written (or the Knowledge of Sellers, verbal or otherwise) notice of any actual or potential Release or other environmental condition on the Real Property that could reasonably give rise to any current or future Liabilities to the Company under any Environmental Law, including but not limited to any Liabilities for fines, penalties, personal injury, property damage, natural resources damages, attorneys’ fees, or costs of Proceedings.

(c)To the Knowledge of Sellers, there are no above or underground storage tanks or related pipes, whether active or abandoned, at the Real Property.

(d)To the Knowledge of Sellers, there are no asbestos-containing materials, lead-based paint or polychlorinated biphenyls used in, applied to or in any way incorporated in any building, structure, or equipment at the Real Property.

(e)The Company has not assumed, undertaken, agreed to indemnify, or otherwise become subject to any liability of any other Person arising from violation of any Environmental Law.

(f)The Company has delivered, or caused to be delivered or made available in the Data Room for at least 15 Business Days prior to Closing, to Parent copies of all documents, records, and information in its possession or control concerning compliance with or potential liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits, asbestos surveys, and documents regarding any Releases at, upon, under, or from the Leased Real Property or any property formerly or currently owned, leased, or operated by the Company.

5.20Client Relations.  Section 5.20(a) of Sellers Disclosure Schedule is a correct and complete list of: (a) the Company’s 20 largest customers (in the aggregate, measured by fees generated) for the current calendar year through September 30, 2021, and the fiscal year ended December 31, 2020 (collectively, the “Company Material Clients”), and (b) the corresponding net sales generated from the Company Material Clients.  Except as set forth in Section 5.20(b) of Sellers Disclosure Schedule, (i) to the Knowledge of Sellers, all Company Material Clients continue to be customers of the Company, and no Company Material Client has terminated its relationship with the Company; (ii) no Company Material Client has advised the Company in writing (or to the Knowledge of Sellers, verbally or otherwise) that it (A) is terminating the handling of its business (including referral business) by the Company, as a whole or in respect of any material project or service, (B) to the Knowledge of Sellers, is planning to reduce its future spending or referral for spending, as applicable, with the Company in any material manner from the levels maintained during the calendar year 2021, (C) has been offered or is seeking a change in price or terms greater than 5.0%, or (D) is initiating or planning to initiate any request for proposal (RFP) process for the procurement of products or services currently provided by the Company; (iii) the Company is not involved in any claim, dispute, or controversy with any Company Material Client that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; and (iv) to the Knowledge of Sellers, no Company Material Clients are contemplating (A) a decline (or complete loss of) business with the Company, or (B) a depressing of per diem rates, overtime rates, or hourly rates relative to existing levels.  No customer of the Company’s business has refused or delayed performance under any Contract by reason of any force majeure or similar provision in such Contract or otherwise approached the Business in an effort to not perform under any Contract by reason of the COVID-19 pandemic. For purposes of this Section 5.20, the word “client” refers to an entity consolidated for financial reporting purposes.

5.21Vendors and Suppliers.  Section 5.21(a) of Sellers Disclosure Schedule is a correct and complete list of:  (a) the top 10 vendors and suppliers of the Company to which the Company, considered in the aggregate, paid or incurred the highest amount of expenses or other expenditures during the current calendar year through September 30, 2021, and the fiscal year ended December 31, 2020 (collectively, the “Company Material Vendors”), and (b) the corresponding amount of expenses or other expenditures paid or payable to the Company Material Vendors.  Except as set forth in Section 5.21(b) of Sellers Disclosure Schedule, (i) to the Knowledge of Sellers, all Company Material Vendors continue to be vendors and suppliers of the Company, and no Company Material Vendor has terminated its relationship with the Company; (ii) no Company Material Vendor has advised the Company in writing (or to the Knowledge of Sellers, verbally or otherwise) that it (A) is terminating its relationship with the Company, as a whole or in respect of any material product or service, (B) to the Knowledge of Sellers, is planning to reduce its future supply or services to the Company in any material manner from the levels maintained during the calendar year 2021, or (C) to the Knowledge of Sellers, is planning to increase or decrease the prices charged to the Company for the goods or services supplied by such Company Material Vendor except in the Ordinary Course of Business, and, to the Knowledge of Sellers, no Company Material Vendor has orally advised the Company or any Seller of any of the foregoing events; (iii) the Company is not involved in any claim, dispute, or controversy with any Company Material Vendor; and (iv) the Company is not involved in any claim, dispute, or controversy with any of its other vendors or suppliers that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  No vendor or supplier to the Company represents the Company’s sole source of supply for goods and services used in the conduct of the Company’s business. No vendor or supplier of the Company’s business has refused or delayed performance under any Contract by reason of any force majeure or similar provision in such Contract or otherwise approached Seller in an effort to not perform under any Contract by reason of the COVID-19 pandemic.

5.22Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates, other than the Company Transaction Expenses.

5.23Product and Service Warranty; Service Levels; Liability.  Section 5.23(a) of Sellers Disclosure Schedule sets forth a list or description of the Company’s warranties and service level agreements currently made with respect to the business of the Company.  Except as set forth in Section 5.23(b) of Sellers Disclosure Schedule, the Company has not provided services that fail to materially comply with warranties, express or implied, or service level agreements made by the Company, and the Company has no liability (and there is no basis for any present or future Proceedings against the Company that would reasonably be expected to result in any liability) for corrective performance of any services performed by the Company.  Section 5.23(c) of Sellers Disclosure Schedule lists all service warranty and service level agreement actions or claims (including for failure to meet specifications) (i) paid by the Company since January 1, 2021, or (ii) that are pending or, to the Knowledge of Sellers, threatened, and such list is materially accurate and complete.

5.24Affiliate Transactions.

(a)Except as disclosed on Section 5.24(a) of Sellers Disclosure Schedule, no Representative or Related Party of the Company owns or has any beneficial interest in: (i) any Contract, arrangement or understanding with, or relating to, the Company or the properties or assets of the Company; (ii) any loan, arrangement, understanding, agreement, or Contract for or relating to the Company or the properties or assets of the Company; (iii) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by the Company; or (iv) any claim against the Company that could materially and adversely affect the Company’s assets, title to or its right to use its assets, or Parent’s right to conduct its business following the Closing.  No Related Party of the Company (other than Rodric David)

is (x) an employee or contractor of the Company or (y) has received any preferential treatment in hiring or otherwise.

(b)Section 5.24(b) of Sellers Disclosure Schedule sets forth an accurate and complete list of all accounts receivable, notes receivable, and other receivables and accounts payable owed to or due from any Related Party or Affiliate of the Company to the Company.

5.25Certain Payments.  None of Sellers, the Company, or, to the Knowledge of Sellers, any Entity Representative or any other strategic partner, distributor, reseller, consultant, broker, agent, or other Person associated with or acting on behalf of the Company, has:  (a) used any funds, directly or indirectly, for any contribution, gift, entertainment expense, or other cost or expense relating to a political or business activity in any manner contrary to applicable Law; (b) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee, or other Person acting on behalf of any Governmental Entity or public international organization, or to any political party or campaign in any manner contrary to applicable Law; (c) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee or other Person acting on behalf of any Entity owned or controlled by any Governmental Entity or public international organization; (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar Law; (e) established or maintained an unrecorded fund of corporate monies or other assets in any manner contrary to applicable Law; (f) made a false or fictitious entry on the books of account of the Company; or (g) made or received a bribe, rebate, payoff, influence payment, kickback, or other payment in any manner contrary to applicable Law.  None of Sellers, the Company, or any direct or indirect owner of the Equity Securities of any Seller or the Company, currently is identified on the list of specially designated nationals and blocked persons subject to financial sanctions and Persons with whom a U.S. Person may not conduct business or transactions by prohibition of United States federal Law or Executive Order of the President of the United States that is maintained by the United States Treasury Department, Office of Foreign Assets Control (a “Prohibited Person”), and to the Knowledge of Sellers, none of Sellers, the Company, or any direct or indirect owner of the Equity Securities of any Seller or the Company, is in violation of any applicable Law relating to anti-money laundering or anti-terrorism, including any applicable Law relating to making payments to (including payments in response to ransomware demands) or otherwise transacting business with Prohibited Persons, or any comparable non-U.S. Laws for any of the foregoing, including the UK Bribery Act 2010 or prior UK anti-corruption Laws, UK Terrorism Act 2000, Sections 44-45 of the UK Serious Crime Act 2007, UK Proceeds of Crime Act 2002, UK Money Laundering Regulations 2007, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business.

5.26Bank Accounts.  Section 5.26 of Sellers Disclosure Schedule sets forth a correct and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Company.

5.27Books and Records.  All books, records, and accounts of the Company are accurate and are maintained in accordance with sound business practices.  The corporate minute books and equity record books of the Company previously delivered to Parent accurately reflect all corporate or company actions taken by the Company.

5.28Full Disclosure.  None of this Agreement, the Company Financial Statements (including the footnotes thereto), Sellers Disclosure Schedule, exhibits or certificates delivered in accordance with the terms of this Agreement or any document or statement in writing which has been supplied by or on behalf of Sellers, the Company, or by the Company’s directors or officers, in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.  There is no fact, to the Knowledge of Sellers, which materially and adversely affects the business or financial condition of the Company or its properties or assets, which has not been set forth in this Agreement or in Sellers Disclosure Schedule, exhibits hereto or certificates or statements in writing furnished in connection with the transactions under this Agreement.

Article VI

Representations and Warranties of Parent

Parent represents and warrants to Sellers:

6.1Organization and Good Standing.

(a)Parent was duly organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of the State of Delaware.  Copies of Parent’s Organizational Documents as of the Closing have been delivered or made available to Sellers prior to the date of this Agreement, and no changes have been made to such Organizational Documents since the date of delivery.

(b)Parent has full corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted.  Parent is duly qualified, authorized, registered, or licensed and in good standing (if the concept of good standing applies) to do business as a foreign Entity in each jurisdiction where the conduct or nature of its business or the ownership, leasing, or holding of its assets and properties makes such qualification, authorization, registration, or licensure necessary.  Each jurisdiction where Parent is qualified, authorized, registered, or licensed as a foreign Entity is listed in Section 6.1 of Parent’s Disclosure Schedule.

6.2Equity Securities; Capitalization.

(a)Capitalization.  Section 6.2(a) of Parent’s Disclosure Schedule accurately and completely sets forth the capitalization of Parent immediately prior to the Closing, including (i) each class of Equity Securities; and (ii) a list (without the full legal names) of each record and beneficial owner of such Equity Securities, and opposite the designation of each such owner, the percentage and class of Equity Securities owned by each such owner.

(b)Voting Debt.  On the Closing Date there will be no authorized or outstanding bonds, debentures, notes, or other Indebtedness of Parent having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for Voting Debt.

(c)Subsidiaries.  Except as listed on Section 6.2(c) of Parent’s Disclosure Schedule, Parent has no Subsidiaries or other investments and does not own, directly or indirectly, (i) any Equity Security in any other Person, or (ii) any interest in a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses, or in the nature of a partnership, joint venture, or other business enterprise.

(d)Options.  Except as set forth on Section 6.2(d) of Parent’s Disclosure Schedule, Parent does not have any options or other equity-based awards, issued, and outstanding or authorized for issuance, whether or not presently convertible, exercisable, or exchangeable, or other commitments or undertakings (other than this Agreement) under which Parent is or may become obligated to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, any of its Equity Securities or any security exercisable for, or convertible or exchangeable into, any Equity Securities of Parent or any Voting Debt.

(e)No Other Securities.  Except as set forth on Sections 6.2(a) and 6.2(d) of Parent’s Disclosure Schedule and the shares to be issued as part of the Stock Consideration, there are no other Equity Securities or debt securities of Parent of any class or series that are issued, reserved for issuance, or outstanding.  No former equity owner of Parent, or any of its predecessors, and no former holder of any right to acquire any interest in Parent, or any of its predecessors (whether by warrant, option, convertible instrument, or otherwise), has any claim or rights against Parent.

(f)Validity.  The shares to be issued as part of the Stock Consideration were duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold, and delivered in compliance with all applicable Laws.  None of the shares issued as part of the Stock Consideration were issued or are held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under the Organizational Documents or any Contract of Parent or the owners of such Equity Securities.

(g)Redemption; Voting Agreements.  There are no agreements or outstanding obligations (contingent or otherwise) of Parent to repurchase, redeem, or otherwise acquire any Parent Common Stock.  Except as set forth in Section 6.2(g) of Parent’s Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies, or other restrictions to which Parent is a party that, directly or indirectly, restrict or limit in any manner, or otherwise relate to, the voting, sale, or other disposition of the Parent Common Stock.

6.3Authority; Execution and Delivery; Enforceability.

(a)Power and Authority.  Parent has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to Parent.

(b)Due Authorization.  The execution and delivery by Parent of the Transaction Documents to which it is a party, Parent’s performance of its obligations under such Transaction Documents, and Parent’s consummation of the Contemplated Transactions applicable to it, have been duly authorized by all necessary corporate action of Parent, including any required approvals under applicable Law or Parent’s Organizational Documents.

(c)Execution and Delivery; Enforceability.  Each Transaction Document to which Parent is a party has been duly executed and delivered by Parent, and (assuming due authorization, execution, and delivery by the other parties thereto) constitutes the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Remedies Exception.

6.4Consents and Authorizations; No Conflicts.  The execution, delivery, and performance by Parent of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) except as set forth in Section 6.4(a) of Parent’s Disclosure Schedule, conflict with or result in a violation or breach of any provision of Parent’s Organizational Documents; (b) result in a violation or breach of any provision of any Law or Order applicable to Parent; (c) except as set forth in Section 6.4(c)(1) of Parent’s Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Benefit Plan or Contract to which Parent is a party or by which its assets are bound; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to any of Parent’s properties or assets.  Except as set forth in Section 6.4(c)(2) of Parent’s Disclosure Schedule, no Consent, Permit, Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions.

6.5Financial Matters.

(a)Section 6.5(a)(1) of Parent’s Disclosure Schedule sets forth correct and complete copies of (i) Parent’s audited financial statements consisting of the consolidated balance sheets of Parent as of December 31, 2019 and December 31, 2020, and the related statements of income, stockholders’ equity, and cash flows for the years then ended (collectively, the “Parent Annual Financial Statements”), and (ii)  the unaudited financial statements consisting of the balance sheet of Parent as at September 30, 2021, and the related statements of income, stockholders’ equity, and cash flows for the nine-month period then ended, (the “Parent Interim Financial Statements” and, together with the Parent Annual Financial Statements, the “Parent Financial Statements”).  Except as set forth in Section 6.5(a)(2) of Parent’s Disclosure Schedule, the Parent Financial Statements (including the notes thereto, if any) fairly present in all material respects the financial position of Parent as of the respective dates they were prepared and the results of the operations and cash flows of Parent for the periods indicated, all in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Parent Interim Financial Statements, to normal and recurring year-end adjustments, none of which are material, and the absence of notes.  The Parent Financial Statements were derived from the books and records of Parent.  To the Knowledge of Parent, there has been no, and there does not currently exist any, fraud, nor the existence of or allegation of financial improprieties that involves management of Parent.  The balance sheet of Parent as of September 30, 2021, are referred to in this Agreement as the “Parent Interim Balance Sheet.”

(b)Parent has not taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of Parent’s working capital since December 31, 2020.  Since December 31, 2020, all operations of Parent, including working capital, accounting policies, sales and marketing, human resources, and capital expenditures, have been managed in the Ordinary Course of Business and in a manner required to support the on-going operations of Parent.  Except as set forth in Section 6.5(b) of Parent’s Disclosure Schedule, all working capital and accounting policies are presented on the Parent Financial Statements in accordance with GAAP.

(c)All notes and accounts receivable of Parent reflected on the Interim Balance Sheet or that have arisen since the Interim Balance Sheet Date, except such notes and accounts receivable as have been collected after such date, are valid and enforceable claims and, to the Knowledge of Parents, are not subject to any defense, offset, adjustment, or counterclaim, and none have been threatened in writing, subject in each case to the reserve for bad debts reflected in the Parent Interim Balance Sheet, which has been calculated in accordance with GAAP.  All such notes and accounts receivable of Parent arose in the Ordinary Course of Business from the sale and delivery of goods actually made or the actual provision of services to customers of Parent, none of which, are equity owners or Affiliates of Parent.  All of the notes and accounts receivable of Parent are, in the aggregate, collectible within 90 days in full, net of the reserve therefor, in the Ordinary Course of Business, except as provided for in the allowance for doubtful accounts.  Section 6.5(c) of Parent’s Disclosure Schedule sets forth a materially accurate aging of all accounts receivable of Parent as of December 16, 2021.  Parent has not taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of Parent’s Accounts Receivable as of the Closing Date.

(d)Section 6.5(d) of Parent’s Disclosure Schedule sets forth in reasonable detail, including aging by date of invoice, Parent’s updated calculation of its Accounts Payable as of the Closing.

Parent has not taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of Parent’s Accounts Payable as of December 16, 2021.

(e)Section 6.5(e) of Parent’s Disclosure Schedule sets forth in reasonable detail Parent’s updated calculation of its Accrued Liabilities as of the Closing.  Parent has not taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of Parent’s Accrued Liabilities as of November 30, 2021.

(f)Parent maintains a system of internal controls over financial reporting (of a type customary for similarly situated companies) that is reasonably sufficient to ensure that its books and records accurately reflect its assets and Liabilities in such a manner as to provide reasonable assurance that Parent’s transactions are recorded as necessary to permit preparation of the Parent Financial Statements in accordance with GAAP, applicable Law and otherwise in a manner that fairly presents the financial condition and results of operations of Parent as of the respective dates and periods thereof.

6.6No Undisclosed Liabilities.  Parent has no Liabilities except for the following, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability, or violation of Law: (a) Liabilities included and reserved against on its Parent Interim Balance Sheet; (b) accounts payable and Liabilities (of the types required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by Parent since the Interim Balance Sheet Date in the Ordinary Course of Business; or (c) the Liabilities set forth in Section 6.6 of Parent’s Disclosure Schedule.

6.7Absence of Changes or Events.  Since September 30, 2021, with the exception of any actions taken or Liabilities incurred as expressly provided for in the Transaction Documents, Parent has conducted its business only in the Ordinary Course of Business.  Except as set forth by reference to the specific clause below in Section 6.7 of Parent’s Disclosure Schedule, since September 30, 2021, other than actions taken or Liabilities incurred as expressly provided for in the Transaction Documents or as otherwise approved by Parent, Parent has not:

(a)sold, transferred, assigned, leased, subleased, licensed, or otherwise disposed of any of its assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $25,000 individually or $50,000 in any series of transactions, other than in the Ordinary Course of Business;

(b)entered into any Contract (or series of related Contracts) (i) in the Ordinary Course of Business and involving more than $100,000 and/or with a term greater than 12 months, which term may not be terminated by Parent upon 30 days’ notice, or (ii) outside the Ordinary Course of Business and involving more than $50,000;

(c)created, incurred, or permitted to arise any Encumbrance on any of its assets, tangible or intangible, other than Permitted Encumbrances;

(d)made any capital expenditure (or series of related capital expenditures) or commitments therefor either (i) outside the Ordinary Course of Business or (ii) involving more than $100,000 in the aggregate;

(e)made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(f)to the extent involving more than $100,000 in the aggregate, (i) issued, created, incurred, assumed, or guaranteed any Indebtedness incurred other than in the Ordinary Course of Business, or (ii) made any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness;

(g)canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(h)made or authorized any change in its Organizational Documents;

(i)issued, sold, or otherwise disposed of, or split, combined, or subdivided, any of its Equity Securities, or granted any options or other rights to issue, sell, purchase, redeem, or acquire (including upon conversion, exchange, or exercise) any of its Equity Securities;

(j)declared, set aside, or paid any dividends or other distributions, outside the Ordinary Course of Business distributions, with respect to any of its Equity Securities or redeemed or purchased, directly or indirectly, any of its Equity Securities;

(k)experienced any casualty, damage, destruction, theft, or loss (whether or not covered by insurance) to any of its assets and properties resulting in losses in excess of $50,000 individually or $100,000 in the aggregate;

(l)(i) increased or promised to increase the base compensation, wages, or other compensation of, or otherwise made any change in the employment or retention terms (other than general merit-based increases in the Ordinary Course of Business not exceeding 5% of the prior year compensation) for any of its respective employees, or (ii) paid any discretionary bonus or other cash or in kind award (other than sales commissions or annual bonuses in the Ordinary Course of Business) to, any of its respective employees;

(m)adopted, entered into, become bound by, or amended, modified, or terminated, any collective-bargaining agreement, neutrality agreement or other Contract of any kind with a labor union or labor organization;

(n)other than in the Ordinary Course of Business or as required by applicable Laws, (i) adopted, entered into, become bound by, or amended, modified, or terminated, any bonus, profit-sharing, incentive, severance, or other Benefit Plan, or any employment-related Contract or compensation arrangement, or (ii) established or modified any (A) targets, goals, pools, or similar provisions under any Benefit Plan, employment-related Contract, or other employee compensation arrangement, or (B) salary ranges, compensation increase guidelines, or similar provision with respect to any Benefit Plan, employment-related Contract, or other employee compensation arrangement;

(o)(i) made any change in the Tax reporting or accounting principles, practices, or policies, including with respect to (A) depreciation or amortization policies or rates, (B) reserve amounts, or (C) the payment of accounts payable or the collection of accounts receivable; (ii) settled, compromised, or agreed to any adjustment of any Tax liability; (iii) made, changed, or rescinded any Tax election; (iv) amended any Tax Return; (v) surrendered any right in respect of a refund of Taxes; (vi) entered into any closing or similar agreement with respect to Taxes; or (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p)instituted or settled any Proceeding;

(q)made any write-off or write-down of or made any determination to write-off or write-down any of its properties and assets in excess of $50,000 in the aggregate;

(r)made any material change in the general pricing practices or policies or the credit or allowance practices or policies of Parent, including any discounting or increased credit terms;

(s)outside the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete), or granted any waiver under or given any Consent with respect to any Contract that is required to be disclosed on Parent’s Disclosure Schedule;

(t)excluding via commercially available shrink-wrap licenses, licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or assigned, transferred, licensed out or otherwise permitted any Person to use any Parent Intellectual Property other than pursuant to non-exclusive licenses granted to customers in the Ordinary Course of Business;

(u)accelerated the collection of any Accounts Receivable, deferred the payment of any Accounts Payable, or otherwise altered or amended its practices with respect to items affecting working capital;

(v)other than, in each case, as required by GAAP or applicable Law, (i) made any material changes to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices, or (ii) writing up, writing down, or writing off the book value of any material assets, individually or in the aggregate, of Parent;

(w)entered into (i) any Parent Material Contract, or (ii) any new customer relationship reasonably expected to realize more than $100,000 in the current calendar year;

(x)commenced or terminated any line of business;

(y)adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(z)suffered or been threatened in writing with any material adverse change in the business operations or financial condition of Parent, that has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(aa)entered into any transaction between Parent, on the one part, and any of its Related Parties or Representatives or any Affiliate of any Representative or Related Party, on the other part; or

(bb)agreed to enter into, offered to enter into, or amended or modified, verbally, orally, or by any other means, any Contract to do any of the foregoing.

6.8Indebtedness.  Section 6.8 of Parent’s Disclosure Schedule sets forth, with respect to Parent, a correct and complete itemized list of all Indebtedness of Parent and the amounts outstanding with respect to such Indebtedness as of the date of this Agreement.  Except as set forth in Section 6.8 of Parent’s Disclosure Schedule, Parent has the unrestricted right to pay or pre-pay all such Indebtedness at its par value without penalty or premium, in part or in full, at any time or from time to time after the date of this Agreement.  Parent has not taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of Parent’s Indebtedness.

6.9Deposits.  Section 6.9 of Parent’s Disclosure Schedule is an accurate and complete list of all assets of Parent that constitute a Deposit, including any such Deposits in the possession or control of any lender or third-party financing source of Parent.

6.10Title to Assets; Real Property.

(a)Title to Assets.  Parent has good and valid title to, or a valid leasehold interest in or license to, all of the tangible personal property and other non-real estate assets reflected in its Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date.  All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances.  All such properties and assets are in good condition and repair (subject to normal wear and tear) and are sufficient for the operation of the business of Parent.  Parent is the only operation through which the business of Parent is conducted, and no similar business is conducted by any Affiliate of Parent.  Such properties and assets constitute all of the tangible personal property and assets necessary for the continued conduct of the business of Parent as currently conducted and are owned or leased (under a valid leasehold arrangement) by Parent and none of such properties and assets are held by any Affiliate of Parent other than as set forth in Section 6.23 of Parent’s Disclosure Schedule.

(b)Owned Real Property.  Parent does not currently own, nor has it ever owned, any real property.

(c)Section 6.10(c) of Parent’s Disclosure Schedule sets forth a correct and complete list of all real property leased, licensed, or otherwise used or occupied (but not owned) at Closing by Parent (collectively, the “Parent Leased Real Property”) under any lease, sublease, license, concession, or other agreement allowing for occupancy of the Leased Real Property (each, a “Parent Real Property Lease”).  Parent has a valid and subsisting leasehold interest in the Parent Leased Real Property, in each case free and clear of all Encumbrances, other than the Real Estate Encumbrances.  All such Parent Real Property Leases are in full force and effect, and there are no existing breaches or defaults by, or any events that with or without the passage of time or the giving of notice, or both, would constitute a breach, default, or an event of default by, Parent under any Parent Real Property Lease to which it is a party, or, to the Knowledge of Parent, by any other party to any such Parent Real Property Lease.  To the Knowledge of Parent, there exists no condition, restriction or reservation that would prevent Parent from enforcing its rights with respect to Parent Leased Real Property after the Closing to the same full extent Parent could if the Contemplated Transactions did not occur.  The operations of Parent on the Parent Leased Real Property do not violate any applicable Law.  All material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by Parent in connection with the past and present operations of Parent on the Parent Leased Real Property have been lawfully issued to Parent and are, as of the date of this Agreement, and will be following the consummation of the Contemplated Transactions, in full force and effect.  The Parent Leased Real Property is in satisfactory operating condition and repair (ordinary wear and tear excepted).  Correct and complete copies of the Parent Real Property Leases, including all amendments and modifications thereto, have been delivered or made available to Sellers prior to the date of this Agreement, and no changes have been made to any Parent Real Property Leases since the date of delivery.  The Parent Leased Real Property has not been subleased or licensed by Parent, and Parent is the only party in occupancy of the Parent Leased Real Property.

(d)Parent has good and valid title to, or a valid leasehold or licensed interest in all Permits applicable to the Parent Leased Real Property that are set forth on Section 6.10(d) of Parent’s Disclosure Schedule.

6.11Intellectual Property.

(a)Section 6.11(a) of Parent’s Disclosure Schedule contains a true, correct and complete list of each of the following items of Parent Owned Intellectual Property: all registered, issued or pending, as applicable, patents, patent applications, provisional patent applications, trademark registrations, trademark applications, copyright registrations, copyright applications, and Internet domain name registrations (the “Parent Registered Intellectual Property”), identifying for each, as applicable, the owner, jurisdiction, registration/application date, registration/application number and status/next deadline. Parent solely and exclusively owns all rights, title, and interests in and to the Parent Owned Intellectual Property free from any Encumbrances (except Permitted Encumbrances), and is licensed to use, pursuant to valid and legally enforceable written licenses, or otherwise has a valid right to use, all Parent Licensed Intellectual Property currently used by Parent or necessary to conduct the business of Parent as currently conducted.  Except pursuant to an Parent Incidental Outbound License or a Contract set forth in Section 6.12(a)(xxiii) of Sellers Disclosure Schedule, Parent has not licensed or granted to any Person, and is not otherwise obligated to license or grant any right to any Person, any Parent Intellectual Property, nor has Parent otherwise agreed not to assert any such Parent Intellectual Property against any Person. All Parent Registered Intellectual Property is (i) valid, subsisting, and, to the Knowledge of Sellers, enforceable, and (ii) in full force and effect, and no Parent Owned Intellectual Property (or Parent Licensed Intellectual Property that is the subject of an exclusive license) is the subject of any challenge, opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination, or interference or written threats to commence the same.

(b)Except as set forth in Section 6.11(b) of Parent’s Disclosure Schedule: (i) the Parent Intellectual Property as licensed or used by Parent, each conduct of the business of Parent, and the products and services of Parent (including the Parent Software), do not, and have not infringed, violated, or misappropriated during the past three (3) years, the Intellectual Property of any Person, and there is no pending or threatened in writing Proceeding or allegation asserting such infringement, violation, or misappropriation of Intellectual Property by any Person; and (ii) to the Knowledge of Parent, no Person is infringing, violating, or misappropriating any Parent Intellectual Property, and there is no pending or threatened action or claim or allegation by Parent asserting such infringement, violation, or misappropriation of Parent Intellectual Property against any third Person.

(c)The Information Systems owned by Parent or leased or licensed for use in the conduct of the business of Parent s:  (i) are sufficient for the immediate and future needs of the business of Parent as currently conducted and as currently proposed to be conducted, and for their intended function, operation and purposes; (ii) have operated during the past three (3) years and currently operate without material malfunction, unplanned material downtime, or any other material disruption or interruption; (iii) are configured and maintained to minimize the effects of, and to the Knowledge of Parent, do not contain, any Computer Viruses; and (iv)  Parent has taken commercially reasonable actions designed to safeguard such Information Systems from unauthorized intrusions, security breaches, and other losses or impairments of data and information, and to provide for the back-up and recovery of the data and information stored or processed using these Information Systems without material disruption or interruption to the conduct of the business of Parent.

(d)Except as set forth in Section 6.11(d) of Parent’s Disclosure Schedule, all Persons who participated in or contributed to the authorship, creation, development, or conception of any Parent Owned Intellectual Property or who have had access to Parent’s Trade Secrets (or the Trade Secrets of others held by Parent), have executed and are in compliance with, an enforceable written agreement providing for the protection of all such Trade Secrets and for the assignment (via a present grant of assignment) by such Person to Parent of all right, title, and interest in and to all Intellectual Property conceived or developed by such Person in the course of their employment by, engagement by, or contract with Parent.  Parent has taken commercially reasonable actions to maintain, protect and defend the material Parent Owned Intellectual Property.

(e)All Parent Intellectual Property will be owned or available for use (as applicable) by Parent on the same terms and conditions immediately after the Closing as immediately prior to the Closing. There exists no condition, restriction or reservation affecting the title to, rights in, or utility of Parent Intellectual Property that would prevent Parent from enforcing or exploiting any of its rights with respect to any Parent Intellectual Property immediately after the Closing to the same full extent that Parent might do so if the sale and transfer contemplated hereby did not take place.

(f)Except as identified in Section 6.11(f) of Parent’s Disclosure Schedule, (i) Parent is in compliance with all applicable Laws, all of its respective rules, policies and procedures, and all contractual obligations owed to other Persons relating to privacy, data protection, and the collection, use, storage and disposal of personal information collected, used or held for use by Parent in the conduct of the business of Parent; (ii) no member of Parent has received any written (or to the Knowledge of Parent, verbal or otherwise) notice of an alleged violation or default in relation thereto; (iii) no Proceeding is pending or threatened in writing against Parent alleging a violation of any Person’s rights of publicity or privacy or personal information or data privacy rights; and (iv) to the Knowledge of the Parent, there is no currently occurring, and in the past three (3) years there has been no, (A) material loss, theft or data or security breach relating to any Parent data or the Parent’s Information Systems, or (B) material unintended, illegal or improper use or disclosure of, or access to, any personal information in the custody or control of Parent. No Person has claimed any compensation from Parent for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might reasonably be expected to give rise to such a claim insofar as the same relates to Parent.  Parent is not prohibited by any Contract or privacy policy (whether its own or that of any other Person) or any applicable Law, in each case, relating to information security and privacy, from consummating the Contemplated Transactions.

(g)To the Knowledge of the Parent, all proprietary Software included in the Parent Owned Intellectual Property that is or has been marketed, distributed, licensed or sold by Parent in the past three (3) years (the “Parent Software”) operates substantially as described in its related documentation or specifications. The Parent has given Company access to information, data, and databases in its possession documenting any material defects, bugs or problems in such Parent Software.  Parent has taken commercially reasonable measures to prevent the inclusion of Computer Viruses in the Company Software, and to the Knowledge of the Parent, the Parent Software does not include any Computer Viruses.

(h)Parent is in material compliance with all Open Source Licenses applicable to its use of Open Source Materials. Except as set forth in Section 6.11(h) of Parent’s Disclosure Schedule, Parent has not used, combined, incorporated, distributed, or embedded any Open Source Materials with or into any of its products, including the Parent Software, in a manner that would impose a requirement or condition that (i) any Parent Owned Intellectual Property (including any portion of its products, platform, or Source Code) be subject to an Open Source License, (ii) prohibits or limits Parent’s freedom to seek full compensation in connection with marketing, licensing, and distributing any products offered by Parent, or (iii) requires Parent to publish or distribute the Source Code to its products or allows that any Person have the right to decompile, disassemble or otherwise reverse engineer any products offered by Parent.

(i)The Source Code for the Parent Software is considered a Trade Secret that is Parent Owned Intellectual Property, and Parent has taken reasonable steps to maintain the secrecy, confidentiality and value of such Source Code.  Neither Parent nor any other party acting on behalf of Parent has disclosed or delivered any Source Code for the Parent Software to any escrow agent or other Person who is not subject to a binding written Contract imposing on such Person confidentiality obligations to Parent with respect to such Source Code.  No event has occurred, and no breach or similar condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery of any Source Code for any Parent Software to any other Person, including any such delivery by an escrow agent, other than Parent upon the execution, delivery or performance of this Agreement and the other

Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Parent is not under any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Parent Software to any escrow agent or other Person.

(j)No funding, facilities, or personnel of any Governmental Authority or educational institution were used to develop or create, in whole or in part, any of the Parent Owned Intellectual Property, and Parent has not made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair Parent’s control of any Parent Owned Intellectual Property, except as set forth in Section 6.11(j) of Parent’s Disclosure Schedule.

6.12Material Contracts.

(a)Section 6.12(a) of Parent’s Disclosure Schedule sets forth a correct and complete list of each of the following Contracts currently in force (other than any Permits set forth on Section 6.15(b) of Parent’s Disclosure Schedule and any Transaction Documents to which Parent is a party), to which Parent is a party, under which Parent has any Liability, or by which Parent or any of its assets and properties are bound (collectively and with all amendments, modifications, and supplements thereto, the “Parent Material Contracts”):

(i)any Contract (or series of Contracts) with any (A) Parent Material Client, other than Contracts that do not materially differ from the form of client Contract provided in the Data Room, or (B) Governmental Entity (including any Contract that relates to any Liability or obligation of Parent to any Governmental Entity);

(ii)any Contract with a Parent Material Vendor;

(iii)any Contract (or series of Contracts) for the future or ongoing provision of products or services, or the future or ongoing purchase or sale, maintenance, or acquisition of goods, materials, supplies, merchandise, or equipment (including computer hardware or software), in each case, (A) the performance or term of which extends or will extend over a period of more than 12 months and is not terminable by Parent with less than 90 days’ notice for no penalty, (B) that results or is reasonably anticipated to result in a material loss or reduction in profitability to Parent, or (C) that constitutes a requirements, output, or similar Contract;

(iv)any Contract (or series of Contracts) under which Parent has any indemnification, defense, hold harmless, reimbursement, or contribution obligation or Liability outside the Ordinary Course of Business;

(v)any Contract involving a material distributor, sales representative, dealer broker, or marketing or advertising arrangement that by its express terms is not terminable by Parent at will or by giving notice of 30 days or less, without liability;

(vi)any Contract pursuant to which any third party agrees to act as an agent of Parent;

(vii)any Contract that includes any of the following or similar terms: (A) profit, commission or cost sharing, (B) consignment or forward warehousing, (C) production cost sharing, (D) marketing, advertising, or other allowances, (E) credit terms beyond 90 days, financing other than on an accounts payable basis or the grant of a security interest to secure payment or credit extended, (F) joint ventures, or (G) payment in any noncash form, including by way of example and not limitation equity, awards, incentives, or other property;

(viii)any Contract under which Parent gives or has committed to give, or has made any or committed to make any change in any arrangement for, any rebate or free or discounted services to any customer, or any other financial or in-kind incentive;

(ix)any Contract under which Parent receives, has received, or is entitled to receive, any rebate or free or discounted merchandise from any vendor, or other financial or in-kind incentive;

(x)any Contract providing for any offset, countertrade, or barter arrangement;

(xi)any Contract containing any (A) exclusivity provision, stand-still provision, non-solicitation or non-hire provision, or covenant prohibiting or limiting competition in any line of business or with any Person or in any geographic area, (B) “most favored nation” provision, special warranties, agreements to take back or exchange goods, consignment arrangements, or similar understandings with a customer or supplier, (C) right of first refusal, right of first offer, or other preferential right to purchase any assets and properties of Parent, (D) minimum purchase volumes or purchase volume discounts, (E) material “take-or-pay” provision (i.e., a contract in which the buyer will pay some amount or a penalty in excess of $50,000 regardless of whether the product or service to be provided thereunder is actually provided), or (F) confidentiality or non-disclosure terms other than Ordinary Course of Business purchase orders;

(xii)any Contract between or among Parent, on the one hand, and (A) any holder of Parent Common Stock, (B) any Affiliate of Parent, (C) any directors, managers, or officers of Parent, or (D) any Related Party of any Person described in clauses (A) through (C) of this subsection (xii), on the other hand;

(xiii)any Contract that (A) relates to Indebtedness, or (B) grants or creates any Encumbrance upon any material assets and properties of Parent;

(xiv)any Contract that constitutes (A) a guaranty of any Indebtedness of any other Person, or (B) a surety bond, performance bond, letter of credit, hedge arrangement, or similar instrument;

(xv)any Contract for capital expenditures or the acquisition or construction of fixed assets outside the Ordinary Course of Business requiring the payment by Parent of an amount in excess of $100,000 per Contract;

(xvi)any Contract providing for or relating to (including any review or non-disclosure Contract) (A) the assignment, sale, transfer, exchange, pledge, or other disposition of any assets and properties owned, leased, licensed, used, or held for use by Parent (other than inventory and vehicle fleet replacement sales in the Ordinary Course of Business), or (B) any merger, consolidation, or other business combination involving Parent or any holder of Parent Common Stock in such holder’s capacity as a direct or indirect owner of Parent;

(xvii)any Contract relating to the purchase, exchange, contribution, transfer, or other disposition, directly or indirectly (including by merger), of the assets or business of any third party that involves (A) all or substantially all of the assets or business of such third party, or (B) consideration payable by Parent;

(xviii)any management, consulting, independent contractor, agency, brokerage, employment, commission, bonus, retention, severance, or similar Contract, including any agreement obligating Parent to pay a bonus (or similar payment) as a result of the Contemplated Transactions;

(xix)any Contract relating to any joint venture, partnership, or similar arrangement, and all other similar contracts (however named) that involve a sharing of profits, losses, costs, or liabilities by Parent with any other Person;

(xx)any voting trust or similar agreement relating to any Parent Common Stock to which Parent is a party;

(xxi)any Contract relating to a matter disclosed or required to be disclosed in Section 5.7 of Parent’s Disclosure Schedule;

(xxii)any collective-bargaining arrangement, neutrality agreement, or other Contract of any kind with a labor union or labor organization;

(xxiii)any Contract (A) concerning or related to the use of any Parent Owned Intellectual Property by another Person (excluding the Parent Incidental Outbound Licenses) or otherwise restricting Parent’s registration, use, transfer or licensing of any Parent Owned Intellectual Property, or (B) concerning or related to Parent’s use of any Parent Licensed Intellectual Property (excluding Parent Incidental Inbound Licenses);

(xxiv)any Contract pertaining to the lease of real or personal property;

(xxv)any Contract granting a power of attorney to any Person;

(xxvi)any Contract (or series of Contracts) or Order, not otherwise identified in the foregoing subsections of this Section 6.12(a), that (A) involves or is reasonably anticipated to involve consideration in the aggregate in excess of $50,000 in any 12-month period or $100,000 over the term of the Contract, or (B) may not be terminated by Parent on 90 days’ notice or less, or (C) is material to the business of Parent or the use of its assets and properties; and

(xxvii)each material amendment, supplement, and modification in respect of any of the foregoing.

(b)Parent has been provided correct and complete copies of each written Parent Material Contract and description (including all material terms) of each oral Parent Material Contract, and no changes have been made to such Parent Material Contracts since the date of delivery.  All Parent Material Contracts are valid, binding, in full force and effect, and enforceable against Parent, and, to the Knowledge of Parent, the other parties to such Parent Material Contract.  Parent has made all payments and performed all material obligations required to be paid or performed by Parent under any Parent Material Contract to which Parent is a party or bound.  To the Knowledge of Parent, no other Person that is a party to any Parent Material Contract, is in breach of or default under such Parent Material Contract in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default.  Parent has not released any of its rights under any Parent Material Contract and no party to a Parent Material Contract has repudiated any of the terms thereof or, to the Knowledge of Parent, threatened to terminate, cancel, or not renew any Parent Material Contract.  Except in the Ordinary Course of Business, Parent is not participating in any discussions or negotiations regarding any material modification of, or any material amendment to, any Parent Material Contract or entry into any new Parent Material Contract applicable to Parent or the real or personal property of Parent.

(c)Except as described in Section 6.12(c) of Parent’s Disclosure Schedule, Parent has complied and is currently in compliance in all material respects with all Laws and contractual requirements (including, for avoidance of doubt, flow-down clauses and provisions incorporated by reference) pertaining to the Contracts and bids with any Governmental Entity.  With respect to any Contracts and bids with any Governmental Entity, (i) there is no outstanding claim or dispute involving Parent; (ii) no Governmental Entity nor any higher-tier contractor or subcontractor has in the past five years notified Parent of Proceedings or any actual or alleged violation or breach by Parent of any Law or contractual requirement of such Contract; (iii) all representations, certifications, and disclosure statements made or submitted by or on behalf of Parent were current, accurate, and complete as of the date submitted; and (iv) Parent has complied with all applicable representations, certifications, and disclosure requirements with respect thereto.

6.13Insurance.  Section 6.13 of Parent’s Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by Parent or with respect to which Parent or any of its directors, managers, or officers is a named insured or otherwise the beneficiary of coverage (excluding any policies relating to Benefits Plans) (collectively, the “Parent Insurance Policies”).  The Parent Insurance Policies are in full force and effect and all premiums due on such Parent Insurance Policies have been paid, except as set forth in Section 6.13 of Parent’s Disclosure Schedule.  Correct and complete copies of the Parent Insurance Policies have been delivered or made available to Sellers prior to the date of this Agreement, and no changes have been made to any of the Parent Insurance Policies since the date of delivery.  No notice in writing (or to the Knowledge of Parent, verbal or otherwise) of nonrenewal, cancellation, or termination or of material increases to the premiums thereunder has been provided to Sellers with respect to the Parent Insurance Policies.  The Parent Insurance Policies are sufficient to comply with the requirements of all applicable Laws and Contracts to which Parent or its assets or business are subject.  During the last three years, Parent has not been refused any insurance with respect to its assets or business, nor has coverage been limited by any insurance carrier to which Parent applied for or has carried insurance.  No event relating to Parent has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any Parent Insurance Policy.  None of the policy limits of such Parent Insurance Policies have been exhausted, nor has Parent failed to give any notice or to present any claim thereunder in due and timely fashion.  No letters of credit have been posted or cash restricted for the benefit of any Parent Insurance Policies.

6.14Legal Proceedings; Orders.

(a)Section 6.14(a) of Parent’s Disclosure Schedule sets forth an accurate and complete list of all pending or, to the Knowledge of Parent, threatened Proceedings involving Parent, and includes for each such Proceeding the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of Parent (if referred), the estimated amount of exposure, the amount Parent has reserved, or the amount of Parent’s claim and estimated expenses of Parent in connection with such matters.  Except as set forth on Section 6.14(a) of Parent’s Disclosure Schedule, there is no pending or threatened Proceeding that is not fully covered by the Parent Insurance Policies referenced in Section 6.13.  To the Knowledge of Parent, there is no event or condition that would reasonably be expected to give rise to or serve as the basis for any Proceeding that, individually or in the aggregate, would result in a material Liability to Parent.  There is no pending or, to the Knowledge of Parent, threatened Proceeding that seeks to prevent consummation of the Contemplated Transactions or that seeks damages in connection with the Contemplated Transactions.

(b)There are no, and there have not been for the past five years any, outstanding Orders against or solely affecting Parent or any of its properties or assets, or prohibiting any officer, director, manager, agent, consultant, or employee of Parent from engaging in or continuing any conduct, activity, or practice, relating to the business of Parent or from consummating the Contemplated Transactions.

6.15Compliance with Laws; Permits.

(a)Except as set forth in Section 6.15(a) of Parent’s Disclosure Schedule, Parent is, and for the past five years has been, in compliance in all material respects with all Laws and Orders applicable to it or its business, properties, or assets.  Within the five years prior to Closing, Parent has not received any written notice (or to the Knowledge of Parent, verbal or otherwise) from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, or liability under any applicable Law or Order.

(b)Section 6.15(b) of Parent’s Disclosure Schedule sets forth a correct and complete list and description (including date of issue and expiration) of all Permits held by Parent, during the past five years, and used by them in the conduct of their business.  Parent is in compliance in all material respects with all Permits set forth (or required to be set forth) on Section 6.15(b) of Parent’s Disclosure Schedule.  All Permits required for Parent to conduct its business have been obtained by them and are valid and in full force and effect, and Parent is in material compliance with the terms of each Permit listed, or required to be listed, on Section 6.15(b) of Parent’s Disclosure Schedule.

6.16Taxes.  Except as set forth in Section 6.16 of Parent’s Disclosure Schedule:

(a)Parent has timely filed with all appropriate Governmental Entities any and all Tax Returns required to be filed by Law.  All such Tax Returns are true, complete and correct in all respects.  All Taxes of Parent (whether or not shown as due on any Tax Return) have been timely and fully paid.  Parent is currently the beneficiary of any extension of time within which to file any Tax Return.  There are no Encumbrances on any of the assets or properties of Parent that arose in connection with any failure (or alleged failure) to pay any Tax except for statutory liens for Taxes not yet due (and for which there are adequate accruals, in accordance with GAAP).  Parent has not received from any federal, state, local, or non-U.S. Tax Authority (including jurisdictions where Parent has not filed a Tax Return) any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against Parent.  No claim has ever been made by any Governmental Entity in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction that would be covered by such Tax Returns.

(b)Parent has collected and withheld all Taxes that it has been required to collect or withhold from its employees, agents, contractors, nonresidents, creditors, shareholders, optionees, customers and third parties, and has timely paid over all such collected and withheld Taxes to the appropriate authorities.  Parent has complied and is in compliance in all respects with all Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected, withheld or paid over.

(c)With respect to Parent, (i) there is no pending litigation concerning any Liability for Taxes of Parent, either (A) claimed or raised by any Governmental Entity and delivered to Parent in writing or (B) to the Knowledge of Parent; (ii) no Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of Parent, threatened with respect to any Taxes for which Parent has been or will be liable; and (iii) no Governmental Entity has provided notice in writing of any intention to propose or assert any deficiency or claim for additional Taxes against Parent.

(d)Parent has made available to Sellers true, correct, and complete copies of all federal, state, local, and foreign Tax Returns and all written communications from the IRS or any other Governmental Entity in Parent’s custody, possession, or control and relating to any such Tax Returns, including work papers, records, examination reports and statements of deficiencies filed, proposed or assessed against or agreed to by Parent for the past two years.

(e)Parent has not requested from, executed, or entered into with, any Governmental Entity (i) any agreement, waiver, or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which Parent would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, or foreign Tax Law that relates to the assets or operations of Parent, or (iii) any power of attorney with respect to any Tax matter that is currently in force.

(f)Parent has not participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. No Tax Return of Parent contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Law).  Parent is not a party to or bound by any Tax allocation, Tax indemnification, or Tax sharing agreement or arrangement (in each case other than a contract entered into in the ordinary course of business no principal purpose of which is Taxes).  Parent (i) is not now nor has it ever been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has not ever had any liability for the Taxes of any Person as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business no principal purpose of which is Taxes) or otherwise by operation of Law.

(g)All deficiencies proposed or asserted or assessments proposed or made as a result of any examinations of Parent have been fully paid, or are fully reflected as a liability in the Parent Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Parent Financial Statements.  Any matter that is being contested is set forth in Section 6.16(f) of Parent’s Disclosure Schedule.

(h)The due but unpaid Taxes of Parent (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of Parent Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Returns.  The accruals for deferred Taxes reflected in the Interim Balance Sheet are adequate to cover any deferred Tax liability of Parent determined in accordance with GAAP through the date thereof.

(i)There are no outstanding private letter rulings, private letter ruling requests, closing agreements, or similar agreements, whether oral or written (including state, local, or foreign analogues), relating to Taxes (or Tax status) with respect to Parent.

(j)Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Straddle Date (each, a “Post-Closing Tax Period”) as a result of any (i) change in accounting method for any period ending on or prior to the Straddle Date (each, a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or foreign Law); (ii) the use of an improper method of accounting for a taxable period ending on or before the Straddle Date, (iii) written agreement with a Tax Authority with regard to the Tax liability of Parent for any Pre Closing Tax Period; (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date;

(v) deferred revenue prepaid amount received on or prior to the Closing; or (vi) election under Section 108(i) of the Code.

(k)Parent is not now, nor has it ever been, a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for U.S. federal Income Tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.

(l)Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(m)Parent is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)Parent has never had (i) a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country or (ii) a presence in any foreign country that could subject Parent to Tax in such foreign country.

(o)Parent has properly (i) collected and remitted sales, use, value added, and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(p)Parent is neither a party to nor bound by any Tax allocation, sharing, or similar agreement.

(q)Parent has either (i) filed or caused to be filed with the appropriate Tax Authority all unclaimed property reports required to be filed and remitted to the appropriate Tax Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(r)Parent is not the recipient or beneficiary of any Tax holiday, abatement, incentive or similar grant made or awarded by any Governmental Entity.

(s)Parent has never used the cash basis method of accounting for income tax purposes.

(t)Parent has not extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of the effects of COVID-19.

(u) Parent Common Stock is “voting stock” within the meaning of Section 368(a)(1)(B) of the Code.

6.17Employee Benefit Matters.

(a)Section 6.17(a) of Parent’s Disclosure Schedule contains a correct and complete list of each Benefit Plan maintained by Parent (each, a “Parent Benefit Plan”).  Parent has no liability with respect to any compensatory or benefit agreement, plan, policy, fund, arrangement, and program other than the Parent Benefit Plans.  No Parent Benefit Plan covers any current or former service provider of Parent located outside of the United States, and Parent has never been obligated to contribute to any such plan.  With respect to each Parent Benefit Plan, copies of the documents, if any, described below have been delivered or made available to Sellers: (i) the most recent Internal Revenue Service determination letter or opinion letter issued with respect to each Parent Benefit Plan obtaining or relying upon such a letter and all other determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation during the current calendar year or any of the preceding three calendar years; (ii) Forms 5500 and summary annual reports, audited or unaudited financial statements, actuarial reports, and valuations prepared for the current plan year and the three (3) preceding plan years; (iii) all current plan documents and amendments or, in the case of an unwritten Parent Benefit Plan, a written description thereof; (iv) summary plan descriptions and summaries of material modifications; (v) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits; and (vi) all material correspondence received by Parent from any Governmental Entity relating to such Parent Benefit Plan received during the current calendar year or any of the preceding three calendar years.

(b)Each Parent Benefit Plan has been maintained and administered in compliance with all applicable Laws (including ERISA and the Code) and in compliance with its terms and any related documents or agreements.  Each Parent Benefit Plan which is required to satisfy Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Code for each plan year ending prior to the Closing Date in accordance with the requirements of the Code.  Each Parent Benefit Plan intending to be a safe harbor 401(k) plan has met the requirements for such a plan, including the applicable notice content and delivery requirements.  Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Parent Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code.  To the Knowledge of Parent, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  All benefits, contributions, transfers and premiums or other payments required by and due under the terms of each Parent Benefit Plan or applicable Law have been timely paid and accrued in accordance with the terms of such Parent Benefit Plan, the terms of all applicable Laws and GAAP.  To the Knowledge of Parent, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Parent Benefit Plans that could reasonably be expected to result in any liability or excise tax under ERISA or the Code being imposed on Parent.  Parent has reserved all rights necessary to amend or terminate each Parent Benefit Plan that is sponsored or maintained without the consent of any other Person, and have reserved all rights necessary to cease participation in each other Parent Benefit Plan without the consent of any other Person.

(c)Parent and each Parent Benefit Plan are in compliance in all material respects with the ACA, including compliance in all material respects with respect to all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage to all Persons who meet the definition of a full-time employee under the ACA.  No excise Tax or penalty under the ACA is outstanding or has accrued, or will become due with respect to any period prior to the Closing.

(d)Neither Parent nor any member of the Controlled Group has ever had an obligation to contribute to a (i) “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (v) “welfare benefit fund” as defined in Section 419(e) of the Code or (vi) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

(e)Other than as required under Section 4980B of the Code or other applicable Law, no Parent Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).  No Parent Benefit Plan provides benefits to any individual who is not a current or former employee of Parent, or a dependent or other beneficiary of any such current or former employee.  With respect to each group health plan benefiting any current or former employee of Parent or any member of the Controlled Group that is subject to Section 4980B of the Code, Parent and each member of the Controlled Group has complied in all material respects with the coverage continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.  No Tax under Code Section 5000 has been incurred by Parent or any member of the Controlled Group with respect to any Parent Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(f)To the Knowledge of Parent, there has been no material oral or written representation or communication with respect to any aspect of the Parent Benefit Plans made to employees or former employees of Parent which is not in accordance with the written or otherwise preexisting terms and provisions of such plans.  To the Knowledge of Parent neither Parent nor any member of its Controlled Group, any administrator or fiduciary of any Parent Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Parent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  There is no pending or threatened assessment or Proceeding relating to a Parent Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of Parent, is there any basis for one.  No Parent Benefit Plan is currently the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity.

(g)The governing plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Parent Benefit Plans are correct and complete in all material respects, have been, to the extent applicable, timely adopted, timely filed with the United States Department of Labor, and timely distributed to participants of the Parent Benefit Plans, and there have been no material changes in the information set forth therein.

(h)Except as set forth in Section 6.17(h) of Parent’s Disclosure Schedule, the consummation of the Contemplated Transactions will not (either alone or in combination with any other event) (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due any such director, manager, employee, independent contractor, consultant or officer under any Parent Benefit Plan, (ii) result in any new or increased contribution required to be made to any Parent Benefit Plan or (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Parent Benefit Plan, would not be deductible in accordance with Section 280G of the Code.

(i)Each Parent Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code is, and has been properly operated and documented in writing in accordance with Section 409A of the Code.  No current or former service provider to Parent is or has been subject to any

Tax or penalty under Section 409A of the Code due to a documentary or operational failure thereunder, and no such operational or documentary failures have occurred, whether or not such failures were corrected pursuant to applicable Internal Revenue Service guidance.  No current or former service provider to Parent is entitled to a gross-up, make whole or other payment as a result of the imposition of any Tax or penalty under Section 409A or 4999 of the Code.

(j)Neither Parent nor any member of its Controlled Group has made or is obligated to make any nondeductible contributions to any Parent Benefit Plan or to pay compensation to any employee that would be nondeductible under Code Section 162(m) if any of the entities were a publicly held corporation within the meaning of Code Section 162(m).  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Parent and any members of its Controlled Group, whether or not subject to the provisions of Code Sections 412 and 430 or ERISA Section 302, have been fully reflected on the Parent Financial Statements to the extent required by and in accordance with GAAP.  The assets of each Parent Benefit Plan are reported at their fair market value on the books and records of such plan.

(k)All assets attributable to any Parent Benefit Plan that is subject to ERISA have been held in trust, unless a statutory or administrative exemption to the trust requirements of Section 403(a) of ERISA applies.  Except as disclosed in Section 6.17(k) of Parent’s Disclosure Schedule, no Parent Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Parent Benefit Plan that is funded in whole or in part through an insurance policy, neither Parent nor any member of its Controlled Group has, or is reasonably expected to have, any Liability in the nature of a retroactive rate adjustment, loss-sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or the Closing Date.  Any Parent Benefit Plan funded in whole or in part with pre-tax contributions from participants has been made in accordance with a written plan instrument that for all relevant periods has complied in form with the requirements under Code Section 125, other than changes required by statutes, regulations and rulings for which amendments are not yet required.

6.18Employment Matters.

(a)Section 6.18(a) of Parent’s Disclosure Schedule sets forth a true and complete list of each employee of Parent (including any employee who is on a leave of absence or on layoff status) and each individual engaged by Parent as an independent contractor, containing the following information: (i) to the extent permitted by Law, the name, title or classification of each employee or independent contractor; (ii) to the extent permitted by Law, the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) received by each employee or independent contractor from Parent with respect to services performed in calendar year 2020 and year to date 2021; (iii) to the extent permitted by Law, each employee’s or independent contractor’s current annualized compensation, hourly wage rate or remuneration, as applicable; (iv) the number of hours of sick-time that each employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof; (v) the number of hours of vacation time or paid time off that each employee has accrued and the aggregate dollar amount thereof; (vi) the length of employment; (vii) status of each employee as full-time or part-time and exempt or non-exempt, and (viii) whether the employee is receiving workers compensation or disability payments or is on leave or layoff status and, if so, the anticipated date of return.

(b)Parent has at all times complied, in all material respects, with all applicable Laws regarding labor and employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, employment discrimination laws, wage and hour laws, employment standards legislation and wage payment laws and occupational health and safety (including but not limited to any such obligations it may have under applicable Laws or any Contract to any employees providing services to Parent through a third party).  Parent has (i) timely paid in full to all Parent employees all wages and other compensation (including overtime compensation and compensation for meal periods and rest breaks) as required by all applicable Laws, in all material respects, (ii) timely paid in full to all Parent employees all reimbursement of expenses as required by all applicable Laws, in all material respects, and (iii) properly reported to all Parent employees (by pay stub, wage statement, or otherwise) their wages in accordance with all applicable Laws, in all material respects.

(c)All individuals who perform services for Parent have been classified correctly, including in accordance with the terms of each Parent Benefit Plan and ERISA, the Code, the Fair Labor Standards Act, and all other applicable Laws, as exempt employees, non-exempt employees, independent contractors, or leased employees, and Parent has not received written (or to the Knowledge of Parent, verbal or otherwise) notice to the contrary from any Person or Governmental Entity.

(d)The employment of each Parent employee is terminable by Parent at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise required by Law or any Parent Benefit Plan set forth or required to be set forth on Section 6.17(a) of Parent’s Disclosure Schedule.  Parent has made available to the Sellers accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Parent.

(e)There has not been pending or existing during the three-year period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving Parent.

(f)As of the date of this Agreement, to the Knowledge of Parent, there is no unfair labor practice charge or complaint against Parent pending before (i) the National Labor Relations Board, or (ii) similar Governmental Entity outside of the United States, and to the Knowledge of Parent, no such charge or complaint has been made against Parent during the three-year period preceding the date of this Agreement.

(g)To the Knowledge of Parent, no executive officer of Parent, or salaried Employee of Parent of a seniority level that reports directly to any such executive officer: (i) intends to terminate his or her relationship with Parent, or (ii) has received an offer to join a business that may be competitive with the business of Parent.

(h)Parent is not now, nor has it ever been, a party to any collective-bargaining agreement, neutrality agreement, or other Contract of any kind with a labor union or labor organization, or party to any representation proceeding before the National Labor Relations Board, or subject to any duty to bargain with any labor union or labor organization, and there has not been within the last three years, and is not now any labor union organizing activity pending or, to the Knowledge of Parent, threatened with respect to Parent.

(i)To the Knowledge of Parent, (i) there has been no complaint or charge of discrimination or harassment (including sexual harassment) made, filed or threatened against Parent or Employee (in such Employee’s capacity as an employee of Parent) with the Equal Employment Opportunity Commission or similar Governmental Entity during the last three years prior to the date of this Agreement; and (ii) no reasonable basis in fact or circumstances exists for the assertion of any such claim described in clause (i).

(j)Parent has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the WARN Act or any other applicable Law affecting any site of employment of Parent or one or more facilities or operating units within any site of employment or facility of Parent.  During the 90-day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act or any other applicable Laws with respect to Parent.

(k)Parent is in compliance in all material respects with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States.  Parent has on file a valid and current I-9 form for (i) all current employees hired since November 6, 1986, and (ii) all former employees whose employment commenced less than three years prior to the date of this Agreement or terminated less than one year prior to the date of this Agreement.

6.19Client Relations.  Section 6.19(a) of Parent’s Disclosure Schedule is a correct and complete list of: (a) Parent’s 20 largest customers (in the aggregate, measured by fees generated) for the current calendar year through September 30, 2021, and the fiscal year ended December 31, 2020 (collectively, the “Parent Material Clients”), and (b) the corresponding net sales generated from the Parent Material Clients.  Except as set forth in Section 6.19(b) of Parent’s Disclosure Schedule, (i) to the Knowledge of Parent’s, all Parent Material Clients continue to be customers of Parent, and no Parent Material Client has terminated its relationship with Parent; (ii) no Parent Material Client has advised Parent in writing (or to the Knowledge of Parent, verbally or otherwise) that it (A) is terminating the handling of its business (including referral business) by Parent, as a whole or in respect of any material project or service, (B) to the Knowledge of Parent, is planning to reduce its future spending or referral for spending, as applicable, with Parent in any material manner from the levels maintained during the calendar year 2021, (C) has been offered or is seeking a change in price or terms greater than 5.0%, or (D) is initiating or planning to initiate any request for proposal (RFP) process for the procurement of products or services currently provided by Parent; (iii) Parent is not involved in any claim, dispute, or controversy with any Parent Material Client that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect; and (iv) to the Knowledge of Parent, no Parent Material Clients are contemplating (A) a decline (or complete loss of) business with Parent, or (B) a depressing of per diem rates, overtime rates, or hourly rates relative to existing levels. No customer of Parent’s business has refused or delayed performance under any Contract by reason of any force majeure or similar provision in such Contract or otherwise approached the Business in an effort to not perform under any Contract by reason of the COVID-19 pandemic. For purposes of this Section 6.19, the word “client” refers to an entity consolidated for financial reporting purposes.

6.20Vendors and Suppliers.  Section 6.20(a) of Parent’s Disclosure Schedule is a correct and complete list of:  (a) the top 10 vendors and suppliers of Parent to which Parent, considered in the aggregate, paid or incurred the highest amount of expenses or other expenditures during the current calendar year through September 30, 2021, and the fiscal year ended December 31, 2020 (collectively, the “Parent Material Vendors”), and (b) the corresponding amount of expenses or other expenditures paid or payable to the Parent Material Vendors.  Except as set forth in Section 6.20(b) of Parent’s Disclosure Schedule, (i) to the Knowledge of Parent, all Parent Material Vendors continue to be vendors and suppliers of Parent, and no Parent Material Vendor has terminated its relationship with Parent; (ii) no Parent Material Vendor has advised Parent in writing (or to the Knowledge of Parent, verbally or otherwise) that it (A) is terminating its relationship with Parent, as a whole or in respect of any material product or service, (B) to the Knowledge of Parent, is planning to reduce its future supply or services to Parent in any material manner from the levels maintained during the calendar year 2021, or (C) to the Knowledge of Parent, is planning to increase or decrease the prices charged to Parent for the goods or services supplied by such Parent Material Vendor except in the Ordinary Course of Business, and, to the Knowledge of Parent’s, no Parent Material Vendor has orally advised Parent of any of the foregoing events; (iii) Parent is not involved in any claim, dispute, or controversy with any Parent Material Vendor; and (iv) Parent is not involved in any claim, dispute, or controversy with any of its other vendors or suppliers that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.  No vendor or supplier to Parent represents Parent’s sole source of supply for goods and services used in the conduct of the business of Parent. No vendor or supplier of the business of Parent has refused or delayed performance under any Contract by reason of any force majeure or similar provision in such Contract or otherwise approached Seller in an effort to not perform under any Contract by reason of the COVID-19 pandemic.

6.21Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

6.22Product and Service Warranty; Service Levels; Liability.  Section 6.22(a) of Parent’s Disclosure Schedule sets forth a list or description of Parent’s warranties and service level agreements currently made with respect to its Parent’s business.  Except as set forth in Section 6.22(b) of Parent’s Disclosure Schedule, Parent has not provided services that fail to materially comply with warranties, express or implied, or service level agreements made by Parent, and Parent has no liability (and there is no basis for any present or future Proceedings against Parent that would reasonably be expected to result in any liability) for corrective performance of any services performed by Parent.  Section 6.22(c) of Parent’s Disclosure Schedule lists all service warranty and service level agreement actions or claims (including for failure to meet specifications) (i) paid by Parent since January 1, 2021, or (ii) that are pending or, to the Knowledge of Parent’s, threatened, and such list is materially accurate and complete.

6.23Affiliate Transactions.

(a)Except as disclosed on Section 6.23(a) of Parent’s Disclosure Schedule, no Representative or Related Party of Parent owns or has any beneficial interest in: (i) any Contract, arrangement or understanding with, or relating to, Parent or the properties or assets of Parent; (ii) any loan, arrangement, understanding, agreement, or Contract for or relating to Parent or the properties or assets of Parent; (iii) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by Parent; or (iv) any claim against Parent that could materially and adversely affect Parent’s assets, title to or its right to use its assets, or Parent’s right to conduct its business following the Closing.  No Related Party of Parent (other than John Acunto, Scot Weisberg and David Kerzner) are (x) an employee or contractor of Parent or (y) has received any preferential treatment in hiring or otherwise.

(b)Section 6.23(b) of Parent’s Disclosure Schedule sets forth an accurate and complete list of all accounts receivable, notes receivable, and other receivables and accounts payable owed to or due from any Related Party or Affiliate of Parent to Parent.

6.24Certain Payments.  Neither Parent nor to the Knowledge of Parent, any Entity Representative or any other strategic partner, distributor, reseller, consultant, broker, agent, or other Person associated with or acting on behalf of Parent, has:  (a) used any funds, directly or indirectly, for any contribution, gift, entertainment expense, or other cost or expense relating to a political or business activity in any manner contrary to applicable Law; (b) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee, or other Person acting on behalf of any Governmental Entity or public international organization, or to any political party or campaign in any manner contrary to applicable Law; (c) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee or other Person acting on behalf of any Entity owned or controlled by any Governmental Entity or public international organization; (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar Law; (e) established or maintained an unrecorded fund of corporate monies or other assets in any manner contrary to applicable Law; (f) made a false or fictitious entry on the books of account of Parent; or (g) made or received a bribe, rebate, payoff, influence payment, kickback, or other payment in any manner contrary to applicable Law.  Neither Parent, nor any direct or indirect owner of Parent Common Stock, currently is a Prohibited Person, and to the Knowledge of Parent, neither Parent, or any direct or indirect owner of Parent Common Stock, is in violation of any applicable Law relating to anti-money laundering or anti-terrorism, including any applicable Law relating to making payments to (including payments in response to ransomware demands) or otherwise transacting business with Prohibited Persons, or any comparable non-U.S. Laws for any of the foregoing, including the UK Bribery Act 2010 or prior UK anti-corruption Laws, UK Terrorism Act 2000, Sections 44-45 of the UK Serious Crime Act 2007, UK Proceeds of Crime Act 2002, UK Money Laundering Regulations 2007, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business.

6.25Books and Records.  All books, records, and accounts of Parent are accurate and are maintained in accordance with sound business practices.  The corporate minute books and equity record books of Parent previously delivered to Sellers accurately reflect all corporate or company actions taken by Parent.

6.26Full Disclosure.  None of this Agreement, the Parent Financial Statements (including the footnotes thereto), Parent’s Disclosure Schedule, exhibits or certificates delivered in accordance with the terms of this Agreement or any document or statement in writing which has been supplied by or on behalf of Parent, or by Parent’s directors or officers, in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.  There is no fact, to the Knowledge of Parent, which materially and adversely affects the business or financial condition of Parent or its properties or assets, which has not been set forth in this Agreement or in Parent’s Disclosure Schedule, exhibits hereto or certificates or statements in writing furnished in connection with the transactions under this Agreement.

6.27Investment Purpose.  Parent is acquiring the Acquired Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Parent acknowledges that the Acquired Shares are not registered under the Securities Act, as amended, or any state securities laws, and that the Acquired Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Parent is able to bear the economic risk of holding the Acquired Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Article VII

Covenants

7.1Allocation Schedule.  Prior to the Effective Time, Sellers’ Representative will deliver to Parent a schedule (attached as Schedule 7.1, the “Allocation Schedule”) that sets forth the following with respect to each Seller:

(a)each Seller’s name and current mailing address;

(b)the number and percentage of Company Equity Securities held by each Seller immediately prior to the Effective Time;

(c)such Seller’s Proportionate Share; and

(d)a list of any Persons to whom a Seller is assigning a portion of its Stock Consideration at Closing, which such list shall include each such assignee’s: (1) name, (2) address, and (3) the dollar value of the amount of shares to be received by such assignee, calculated in accordance with the calculation of the Stock Consideration.

7.2Tax Matters.

(a)Tax Returns for Periods Ending on or Before the Closing Date.  With respect to any Tax Return of the Company or any Subsidiary of the Company for a taxable period ending on or prior to the Closing Date that is due on or after the Closing, Parent will, at Parent’s expense, timely prepare, or cause to be timely prepared, and timely file, or cause to be timely filed, all Tax Returns, prepared in a manner consistent with past custom and practice of the Company or such Subsidiary (unless otherwise required by Law); provided, that notwithstanding the foregoing or anything in this Agreement to the contrary, such Tax Returns will be prepared in accordance with the Intended Tax Treatment.  Subject to the provisions of this Section 7.2, Parent will permit Sellers to review and comment on each of such Tax Returns for at least 30 days prior to the due date (with applicable extensions), for any Tax Return not due within 30 days subsequent to Closing, and as soon as reasonably practicable prior to filing, for any Tax Return due within 30 days subsequent to Closing (a “30-Day Return”).  Sellers may provide any written comments to Parent not later than 15 days after receiving any such Tax Return, for any Tax Return other than a 30-Day Return, or within a commercially reasonable amount of time after receiving any such Tax Return, for any 30-Day Return, and Parent will accept the reasonable comments of Sellers.  If Sellers do not provide any written comments with such period of review set forth in the immediately preceding sentence, Sellers will be deemed to have accepted such Tax Return.  Parent shall cause the Company to pay all Taxes shown due on any such Tax Returns for which the Company or any Subsidiary of the Company is liable out of the Cash of the Company (such Taxes, together with the unpaid Company Transaction Expenses and the Taxes described in Section 7.2(b), shall not exceed the Expenses Cap) no later than five days before the date on which such Taxes are required to be paid to any Tax Authority, and Parent will timely remit such Taxes. In the event that such Taxes exceed the Expenses Cap, such excess amount shall be paid by the Sellers’ Representative.

(b)Straddle Period Tax Returns.  Parent will timely prepare and file, or cause to be timely prepared and filed, all Tax Returns for the Company or any Subsidiary of the Company for all periods beginning before, and ending after, the Straddle Date (a “Straddle Period”).  Subject to the provisions of this Section 7.2, all such Tax Returns will be prepared in a manner consistent with past custom and practice of the Company or such Subsidiary unless otherwise required by Law; provided, that notwithstanding the foregoing or anything in this Agreement to the contrary, such Tax Returns will be prepared in accordance with the Intended Tax Treatment.  Parent will permit Sellers the opportunity to review and comment on each of such Tax Returns for at least 30 days prior to the due date (with applicable extensions) and filing of such Tax Returns, for any Tax Return that is not a 30-Day Return, and as soon as reasonably practicable prior to filing, for any Tax Return that is a 30-Day Return.  Sellers may provide any written comments to Parent not later than 15 days after receiving any such Tax Return, for any Tax Return other than a 30-Day Return, or within a commercially reasonable amount of time after receiving any such Tax Return, for any 30-Day Return, and Parent will accept the reasonable comments of Sellers.  If Sellers do not provide any written comments within such period of review set forth in the immediately preceding sentence, Sellers will be deemed to have accepted such Tax Return.  In the case of any Taxes with respect to a Straddle Period for which the Company or any Subsidiary of the Company is liable, Parent shall cause the Company to pay the amount of such Taxes allocated to a Pre-Closing Straddle Period calculated in accordance with Section 7.2(c) no later than five days before the date on which such Taxes are required to be paid to any Tax Authority out of the Cash of the Company (such Taxes, together with the unpaid Company Transaction

Expenses and the Taxes described in Section 7.2(a), shall not exceed the Expenses Cap). In the event that such Taxes exceed the Expenses Cap, such excess amount shall be paid by the Sellers’ Representative. Parent will timely remit such Taxes (including the amount of Taxes allocated to the Post-Closing Straddle Period in accordance with Section 7.2(c)) unless otherwise required as a result of a determination within the meaning of Section 1313(a) of the Code.

(c)For purposes of this Agreement, Taxes of the Company or any Subsidiary of the Company that are attributable to any Straddle Period will be apportioned between the portion of the Straddle Period ending on the Straddle Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Straddle Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.2(c).  The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period; and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Straddle Date.  The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(d)Cooperation.  Parent and Sellers will cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns (including amendments thereto), audits, examinations, and administrative or judicial proceedings with respect to Taxes of the Company or any Subsidiary of the Company.  Such cooperation includes the retention and (upon such other Party’s request) the provision of books and records and information reasonably relevant to any such Tax Returns and making employees available during normal business hours on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  Following the Closing, Parent will cause the Company and any Subsidiary of the Company to (i) retain all books and records with respect to Tax matters pertinent to the Company or any Subsidiary of the Company relating to any taxable period ending on or before the Closing Date until three months after the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority; and (ii) give the other Parties reasonable prior, and in no event less than five Business Days, written notice to transferring, destroying, or discarding any such books and records and, if any such other Parties so request, Parent and Sellers, as the case may be, will allow such other Parties to take possession of such books and records.

(e)Reorganization and Note Conversion Tax Treatment. The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Sections 368 and 354(a)(1) of the Code and Treasury Regulation Section 1.368-2(g), and to cause the Merger pursuant to this Agreement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Parties hereto agree that (a) no Party to this Agreement shall take, nor shall permit any Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1) to take, any action that would be inconsistent with the Intended Reorganization Tax Treatment or would reasonably be expected cause the Merger pursuant to this Agreement to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, in each case except to the extent required by a determination within the meaning of Section 1313(a) of the Code, and (b) the Parties required by applicable Law (as well as any applicable Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1)) shall prepare all relevant books, records, and filings, including all required Tax Returns, and otherwise act in a manner consistent with the Intended Reorganization Tax Treatment, in each case except to the extent required by a determination within the meaning of Section 1313(a) of the Code. The Parties hereto intend that the transactions contemplated by that certain Note Conversion and Cancellation Agreement, dated as of December 27, 2021, by and among the Company, The Rodric and Elizabeth David Family Trust, and Infinite Reality, LLC be treated as a non-taxable debt-for-equity conversion for federal and applicable state and local income tax purposes (such intended Tax treatment, together with the Reorganization Tax Treatment, the “Intended Tax Treatment”), and the Parties hereto and their Affiliates shall prepare all relevant books, records, and filings, file all required Tax Returns, and otherwise act in a manner consistent with such Tax treatment, in each case except to the extent required by a determination within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing, for the avoidance of doubt, in the event any Federal, state or local authority contests the Intended Tax Treatment, Sellers shall be solely responsible for and, without duplication of any right to recovery herein, indemnify Parent, the Company and any Affiliate for, and pay all accounting, legal and other third-party costs related to such contest and any Tax (including, without limitation, taxes, assessments, interest and/or penalties) amounts resulting therefrom or related thereto, in each case imposed on or borne by Parent, the Company or any of their Affiliates (other than Sellers); provided, that the existence and amount of any such indemnifiable Tax (including, without limitation, taxes, assessments, interest and/or penalties) shall be determined in accordance with this Section 7.2 and Article IX.  Any such amounts for which Sellers are required to indemnify Parent, the Company or any of their Affiliates (other than Sellers) pursuant to the immediately preceding sentence shall be paid by Sellers to Parent within five (5) days of written demand.

(f)Certain Controversies.  This Section 7.2(f) and not Section 9.4 will control any inquiry, assessment, Proceeding, or other similar event relating to any Taxes for a Pre-Closing Tax Period or Straddle Period of the Company or any Subsidiary of the Company (a “Tax Matter”).  Parent will notify Sellers as soon as practicable after the commencement of any Tax Matter relating to any Pre-Closing Tax Period (a “Pre-Closing Tax Matter”) or any Straddle Period.  Sellers will have the right, at the cost and expense of Sellers, to represent the interests of the Company or applicable Subsidiary of the Company before the relevant Governmental Entity with respect to any Tax Matter that is solely a Pre-Closing Tax Matter and have the right to control the defense, compromise or other resolution of any such Pre-Closing Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Tax Matter; provided, however, that (i) Parent has the right (but not the duty) to participate in the defense of such Pre-Closing Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Sellers, and (ii) Sellers shall not enter into any settlement of or otherwise compromise any such Pre-Closing Tax Matter without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld, or delayed.  With respect to any Tax Matter that is (A) a Tax Matter with respect to a Straddle Period, or (B) solely a Pre-Closing Tax Matter but Sellers have not provided Parent with written notice of its intent to control such Pre-Closing Tax Matter, then Parent will have the right to represent the interests of the Company or applicable Subsidiary of the Company before the relevant Governmental Entity with respect to such Tax Matter and has the right to control the defense, compromise, or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns, and contesting, defending against, and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.  If Sellers would be required to indemnify Parent, the Company, or any of their Affiliates pursuant to this Agreement with respect to any Tax Matter controlled by Parent then: (1) Sellers will have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at their own expense, separate from counsel employed by Parent, and (2) Parent shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Sellers, which consent shall not be unreasonably conditioned, withheld, or delayed.

(g)Consolidated Group Issues. The Parties intend that the Company and any Subsidiary of the Company will join Parent’s U.S. consolidated federal income Tax group upon Parent’s acquisition of the Acquired Shares pursuant to this Agreement and as a result the Tax year of the Company and any such Subsidiary will end for U.S. federal income Tax purposes on the day before the Closing Date. Unless otherwise separately consented to in writing by Sellers, the Parties agree that the U.S. federal income Tax Return of the Company and any applicable Subsidiary of the Company for such taxable period ending on the day before the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and that no Party or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or foreign Law.

(h)Additional Tax Matters.

(i)Parent shall not make or cause to be made any extraordinary transaction, event, or effect as of the Closing Date (other than the Contemplated Transactions) or on the day before the Closing Date that could reasonably be expected to increase the amount Taxes directly imposed on Sellers or any of their Affiliates or for which Sellers are required to indemnify Parent, the Company or any of their Affiliates under this Agreement.

(ii)Parent, the Company, and their Affiliates shall not except to the extent required by law (A) re-file or amend any Tax Return of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period or Straddle Period, (B) file Tax Returns for a Pre-Closing Tax Period or a Straddle Period in a jurisdiction where the Company or any Subsidiary of the Company has not historically filed Tax Returns, (C) initiate discussions or examinations with any Governmental Entity regarding Taxes with respect to the Company or any Subsidiary of the Company with respect to any Pre-Closing Tax Period or Straddle Period, (D) make any voluntary disclosures with respect to Taxes with respect to the Company or any Subsidiary of the Company for any Pre-Closing Tax Period or Straddle Period, (E) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Straddle Date to a taxable period (or portion thereof) ending on or before the Straddle Date or shift deductions or losses from a Pre-Closing Tax Period or Pre-Closing Straddle Period to a period beginning (or deemed to begin for a Straddle Period) after the Straddle Date, or (F) otherwise take any action that could create or increase an indemnity claim under this Agreement with respect to Taxes, in each case, in each case without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed).

(iii)For the avoidance of doubt and for all purposes of this Agreement, to the extent permitted by applicable Law, all Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period or Pre-Closing Straddle Period, as applicable. All other Transaction Deductions, to the extent permitted by applicable law, shall be allocated to the Post-Closing Tax Period of the Company or any Subsidiary.

7.3Expenses; Transfer Taxes.

(a)Whether or not the Closing takes place, except as otherwise specifically provided in this Agreement, all Transaction Expenses will be paid by the Party incurring such expense (except that, for the avoidance of doubt, only Sellers will be responsible for and pay any Transaction Expenses of Sellers).

(b)Provided that the Closing takes place, all transfer, documentary, sales, use, stamp, and registration Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions will be paid by the Person obligated to make such payment under applicable Law when due.  Such Person will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, and registration Taxes and fees.  If required by applicable Law, the other Party will join in the execution of any such Tax Returns and other documentation.

7.4Further Assurances; No Avoidance.

(a)From time to time, as and when requested by any Party, each other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably request to consummate the Contemplated Transactions.

(b)Each Party agrees that such Party will not, through reorganization, consolidation, merger, dissolution, or sale or other transfer of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed in any Transaction Document by such Party.

7.5Publicity.  Without having first consulted with Parent and received Parent’s prior written approval or as, in the opinion of outside counsel to Sellers, may be required by Law, Sellers will not, and will use Commercially Reasonable Efforts to cause each of their respective Representatives and Affiliates not to, issue any press release, disclose to any third party (including employees, customers, suppliers, or others having dealings with the Company), or make any public statement with respect to this Agreement (or the existence of this Agreement) or the Contemplated Transactions.  The Parties agree that the Confidentiality Agreement is hereby terminated effective as of the Closing.

7.6Seller Release.

(a)Each Seller (i) represents, warrants, and acknowledges that such Seller has been fully advised by such Seller’s attorney that, under certain statutory or common-law principles applied in certain states, a general release does not extend to claims that a creditor does not know or suspect to exist in such creditor’s favor at the time of executing the release, which if known by such creditor must have materially affected such creditor’s settlement with the debtor, and (ii) hereby expressly waives the benefits thereof and any rights such Seller may have under any statute or common law principle of similar effect in any jurisdiction.

(b)Each Seller, on behalf of such Seller and such Seller’s Related Parties (other than the other Sellers), hereby (i) generally, irrevocably, unconditionally, and completely releases and forever discharges each of the Releasees from, and hereby irrevocably, unconditionally, and completely waives and relinquishes, each of the Released Claims, and (ii) irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any litigation, action, audit, suit, investigation or proceeding of any kind against any Releasee with respect to the Released Claims.

(c)Each Seller hereby acknowledges and intends that this release will be effective as a bar to each and every one of the Released Claims and expressly consents that this release will be given full force and effect in accordance with every express term or provision, including those (i) relating to any Released Claims, or (ii) relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and/or unanticipated claims).

7.7Employee Matters.

(a)During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Parent shall and shall cause the Company to provide each employee of the Company who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Parent to similarly situated employees of Parent; (iii) retirement, health and welfare benefits that are no less favorable in the aggregate than those provided by Parent to similarly situated employees of Parent; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for similarly situated employees of Parent.

(b)With respect to any Parent Benefit Plan in which any Company Continuing Employees will participate following the Closing, Parent shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Parent, for vesting and eligibility purposes in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date.

(c)Parent will use commercially reasonable efforts to cause each Parent Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence-of-insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to Company Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not imposed under the corresponding Employee Plan, and (ii) to recognize for each Company Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by such Company Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Employee Plan during the plan year of such Employee Plan in which occurs the Closing.

(d)This Section 7.7 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.7, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.7. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The Parties acknowledge and agree that the terms set forth in this Section 7.7 shall not create any right in any employee of the Company to any continued employment with the Company, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

7.8Loan Amount.  Within fifteen (15) days after the Effective Time, Parent shall have delivered to Elizabeth David $200,000 in cash in partial payment of the outstanding principal and interest due under the Elizabeth David Loan. Thereafter, Parent agrees to pay to Elizabeth David $200,000 on or before February 18, 2022, March 31, 2022 and April 30, 2022 in reduction of the principal and interest due under the Elizabeth David Loan, and a final payment of the balance of the Elizabeth David Loan on or before May 31, 2022 in exchange for an executed agreement evidencing full and final satisfaction and a release of any and all liens in form reasonably acceptable to Parent, together with UCC-3 termination statements and any other lien release or terminations required.

7.9Post-Closing Covenants.  The Parties agree that, following the Closing, the following covenants shall apply:

(a)Following the Closing Date, Parent shall provide to the Company cash funding for the operations and growth of the Company in an amount equal to a minimum of $1,000,000, based on a budget to be agreed upon by Parent and the Sellers’ Representative.

(b)Following the Closing Date but prior to the date that the Parent Common Stock are listed for public trading on a stock exchange (such date, the “Listing Date”), Parent agrees:

(i)In addition to any responsibilities and duties assigned to Sellers’ Representative in connection with his employment as a senior executive of Parent pursuant to the Key Employee Agreement, Sellers’ Representative shall maintain responsibility for oversight and management of the day-to-day operations of the Company.

(ii)In the event that Parent issues or sells Parent Common Stock or convertible notes, or debentures which convert into Parent Common Stock at the option of holder, which constitute a Discounted Issuance, then Parent shall issue to Sellers such aggregate number of additional shares of Parent Common Stock as additional Stock Consideration, such that the aggregate percentage of the Parent Common Stock owned by Sellers and Sellers’ assignees immediately after such Discounted Issuance equals the percentage of Parent Common Stock that Sellers and Sellers’ assignees would have owned had such Discounted Issuance been issued at a valuation equal to or greater than a Discounted Issuance.

By way of example, and for the avoidance of doubt, if Parent completes a Discounted Issuance of $1,000,000 of equity securities at a $500,000,000 valuation, and Parent has 200,000,000 Common Shares outstanding on the date of the Discounted Issuance, Seller would be diluted by .2%.  Had such issuance been at a $1,000,000,000 equity valuation Seller would have been diluted by .1%.  Accordingly, Parent will issue to Seller the number of Common Shares equal to .1% of the number of Common Shares then owned by Seller.  In addition, no adjustment shall be made pursuant to this Section 7.9(b)(ii) with respect to any option, warrant or convertible securities unless and until such security is exercised for or converted into Common Shares, and then such adjustment shall be made as if such adjustment occurred on the date of the Discounted Issuance.

Notwithstanding the foregoing, the Parties agree that this Section 7.9(b)(ii) shall not apply and there will be no adjustment of the Stock Consideration under the following circumstances:

(A)The completion of the currently authorized convertible financing round for the issuance of convertible notes with a $250,000,000 valuation cap;

(B)The issuance of debt or securities classified as debt in accordance with generally accepted accounting principles and any warrants issued as part of such debt issuance;

(C)The Reverse Merger Transaction or any securities issued in connection with, on or after the date of the completion of the Reverse Merger Transaction;

(D)Issuance of the convertible notes or debentures on the terms equal to or more favorable than as set forth in the Yorkville Commitment Letter;

(E)The issuance of options, following the Closing, to employees and consultants in the ordinary course of business pursuant to the 2019 tsu Inc. Stock Plan;

(F)The sale of, or exercise or conversion into, equity securities may constitute a Discounted Issuance which has been taken into account in determination of the Stock Consideration; or

(G)The issuance of equity securities, convertible debt securities, options, warrants, debt or any other securities from and after May 31, 2022.

(c)In the event that the Parent Common Stock are not listed for public trading on a stock exchange on or before the date that is 270 days following the Closing Date, then Parent shall promptly prepare and file with the Securities and Exchange Commission a registration statement covering the Parent Common Stock and list the Parent Common Stock for public trading on a stock exchange (including the Share Consideration).

(d)Following the Closing Date and for so long as Sellers and their Affiliates own and have sole voting control of more than five percent (5%) of the outstanding Parent Common Stock, Parent shall grant the right to Sellers’ Representative to nominate one member to the board of directors of Parent reasonably acceptable to the board of directors of Parent.  Parent will recommend such agreed nominee to its shareholders for election to the board of directors of Parent.

(e)Within 30 days of the Effective Date, Sellers shall deliver to Parent an estoppel certificate from each landlord party under the Real Property Leases, substantially in the form attached hereto as Exhibit B.

7.10Non-Competition; Non-Solicitation.

(a)

(i)In (A) consideration for Parent’s participation in the Merger, (B) order to protect the goodwill obtained by Parent and transferred as a result of the transactions contemplated by this Agreement, and (C) order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement and as an express incentive for Parent to enter into this Agreement, the Sellers’ Representative expressly covenant and agree that, during the Prohibited Period, such the Sellers’ Representative shall not, and the Sellers’ Representative shall cause its Affiliates not to, without the prior written consent of Parent, directly or indirectly, (1) engage in or assist others in engaging, directly or indirectly, in the business of the Company, Parent or any of its Subsidiaries in each and every country, province, state, city, or other political subdivision of the world in which the Company is engaged in the business of the Company as of the Closing Date (the “Restricted Area”); (2) have an interest in any Person that engages directly or indirectly in the business of the Company, Parent or any of its Subsidiaries in any capacity, including as a partner, shareholder, member, lender, employee, principal, agent, trustee or consultant; or (3) interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Parent or any of its Subsidiaries or the Company and any client, customer, vendor or supplier of Parent or any of its Subsidiaries or the Company. As used in this Agreement, the “Prohibited Period” means the period beginning on the Closing Date and ending on the date that is one (1) year after the cessation of the Sellers’ Representative’s employment with the Company or its Affiliate.

(ii)Notwithstanding the restrictions set forth in Section 7.10(a)(i): the Sellers’ Representative, collectively with its Affiliates, may own an aggregate of not more than 5% of the outstanding stock or other equity interest of any class of any corporation or similar entity engaged in the business of the Company, if such stock or other equity interest is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.10(a)(i); provided that neither the Sellers’ Representative nor any of its Affiliates, has the power, directly or indirectly, to control or direct the management or affairs of any such entity and neither the Sellers’ Representative nor any of its Affiliates is engaged in the management of such entity.

(iii)The Sellers’ Representative expressly covenants and agrees that during the Prohibited Period, it will not, and will cause its Affiliates not to (1) solicit or contact with a view to the engagement or employment of any Person who is an officer, director, employee of Parent or its Affiliates (including the Company), except through advertising or solicitation not specifically directed at Parent’s or the Company’s or any of their Affiliates employees, or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Parent or its Affiliates (including the Company) any Person who or which is a customer, consultant or supplier of Parent or its Affiliates or who or which was a customer, consultant or supplier of the Parent or any of its Subsidiaries or the Company during the twelve (12) month period immediately prior to the commencement of the Prohibited Period.

(iv)To the extent that any part of this Section 7.10(a) may be invalid, illegal or unenforceable for any reason, such part is severable, and it is intended that this Section 7.10(a) will be enforceable to the extent that an arbitrator or a court of competent jurisdiction will determine that this Section 7.10(a), if more limited in scope, would have been enforceable, this Section 7.10(a) will be deemed to have been so written and the remaining parts of this Section 7.10(a) beyond such invalid, illegal or unenforceable part will be effective as written and enforceable in all events and the Parties agree to request that such court enforce this Section 7.10(a) as if so written.

(b)The Sellers’ Representative agrees that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.10(a) are reasonable in all respects and do not impose any greater restraint than is necessary to protect the goodwill that Sellers are transferring pursuant to this Agreement and the legitimate business interests of Parent and that these limitations are intended to comply with all applicable Law The Parties further agree that, in the event of a breach or threatened breach of any of the provisions of this Section 7.10, Parent will be entitled to immediate injunctive relief, as any such breach would cause Parent irreparable injury for which it would have no adequate remedy at law. Nothing in this Agreement will be construed so as to prohibit Parent from pursuing and obtaining any other remedies available to it under this Agreement, at law or in equity for any such breach or threatened breach.

(c)The Sellers’ Representative hereby represents to Parent that Sellers’ Representative has read and understands, and agrees to be bound by, the terms of this Section 7.10. Sellers’ Representative acknowledges that the geographic scope and duration of the covenants set forth in this Section 7.10 are the result of arm’s-length bargaining and are fair and reasonable in all respects in light of (i) the nature and wide geographic scope of the operations of the Company, Parent or any of its Subsidiaries and the business of the Company, Parent or any of its Subsidiaries, (ii) the Sellers’ Representative’s level of control over, contact with, knowledge of confidential information about, and association with the goodwill of, the Company, Parent or any of its Subsidiaries and business of the Company, Parent or any of its Subsidiaries in all jurisdictions in which it is conducted, (iii) the fact that the business of the Company, Parent or any of its Subsidiaries is conducted by the Company, Parent or any of its Subsidiaries throughout the Restricted Area, (iv) the fact that the Sellers’ Representative is an interested party in this transaction, and (v) the consideration that the Sellers’ Representative is directly or indirectly receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Parent is paying. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Law, whether now or hereafter in effect and therefore, to the extent permitted by applicable Law, the Parties waive any provision of applicable Law that would render any provision of this Section 7.10 (or part thereof) invalid or unenforceable.

Article VIII

Closing Deliverables

8.1Sellers’ Closing Deliveries.  Sellers will deliver or cause to be delivered the following to Parent at the Closing, each of which will, unless otherwise indicated, be dated as of the Closing Date:

(a)all certificates or evidence of book-entry shares representing the Acquired Shares;

(b)the Allocation Schedule;

(c)payoff letters, from each lender to the Company, with respect to the Indebtedness that is being paid as of the Closing Date (collectively, the “Payoff Letters”), including authorization to file UCC termination statements in connection therewith, and such other documents as Parent may reasonably require to evidence the repayment in full of all such Indebtedness and the termination and release in full of all Encumbrances relating to such Indebtedness on or promptly after the Closing Date.

(d)evidence satisfactory to Parent that all approvals and actions of or by, and all notices to, all Governmental Entities have been obtained or taken place;

(e)the Third-Party Consents set forth in Section 8.1(e) of Sellers Disclosure Schedule;

(f)the Key Employee Agreements;

(g)a duly executed IRS Form W-9 (or W-8 as applicable) from each Seller;

(h)a statement from each Seller meeting the requirements of Section 1445 of the Code and Treasury Regulation Section 1.1445-2(b)(2), to the effect that such Seller is not a foreign person;

(i)a certificate of good standing or equivalent for the Company, issued as of a date not more than 30 days before the Closing Date by the Secretary of State or similar official of the jurisdiction of its organization or formation and each other jurisdiction where it is qualified to do business as a foreign corporation or other Entity;

(j)to the extent specified by Parent prior to Closing, resignations, effective as of the Closing Date, of each director and officer of the Company from all positions held by such Person;

(k)evidence satisfactory to Parent that all amounts outstanding with respect to loans and advances, if any, made by the Company to any Representative of the Company have been repaid in full;

(l)the DE Certificate of Merger, duly executed by the Company;

(m)the CA Agreement of Merger, duly executed by the Company;

(n)the Company Approval, duly executed by the officers of the Company

(o)the original minute books, stock ledger, and option or similar ledger (if any) of the Company; and

(p)all other documents, instruments, or certificates as may be reasonably requested by Parent.

8.2Parent Closing Deliveries.  Parent will deliver or cause to be delivered, the following to Sellers’ Representative at the Closing, each of which (if a document) will, unless otherwise indicated, be dated as of the Closing Date:

(a)the Stock Consideration, issued in accordance with, and to the Sellers and Sellers’ assignees referenced in, the Allocation Schedule;

(b)the Key Employee Agreements, duly executed by the Company;

(c)the DE Certificate of Merger, duly executed by the Merger Sub;

(d)the CA Agreement of Merger, duly executed by the Merger Sub;

(e)the Merger Sub Approval, duly executed by the officers of the Merger Sub;

(f)for Parent and Merger Sub, a certificate of good standing or equivalent issued as of a date not more than 30 days before the Closing Date by the Secretary of State or similar official of the state of its organization or formation.

Article IX

Survival; Indemnification

9.1Survival.

(a)Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing until the expiration of its Applicable Limitation Date as set forth, and each Party shall be entitled to recover for any Loss related thereto pursuant to Article X of this Agreement, as applicable, if written notice of a claim thereof complying with the terms of this Agreement is delivered to the other Party prior to the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” means (i) with respect to Fundamental Representations, indefinitely, (ii) with respect to SOL Representations, 12 months after the date upon which the applicable statute of limitations expires, and (iii) with respect to representations or warranties other than Fundamental Representations and the SOL Representations, the date that is 18 months following the Closing Date.

(b)Survival of Covenants.  All of the covenants or other agreements contained in this Agreement will survive the Closing Date until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant and (ii) such covenant being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by the Party entitled to such performance.

(c)Claims for indemnification related to fraud, intentional misrepresentation or willful misconduct may be brought at any time following the Closing.

(d)Any Claims pending on the expiration of the survival period for which notice has been given in accordance with this Article IX on or before such expiration may continue to be asserted and indemnified against until finally resolved.  Any Claim that is not pending as of the expiration of the survival period will be forfeited by the holder of such Claim vis-à-vis the Indemnifying Person.

9.2Indemnification by Sellers.

(a)Sellers’ Indemnification.  From and after the Closing and subject to any applicable limitation set forth in this Article IX, Sellers will indemnify, defend, and hold harmless Parent and each of its Representatives, Affiliates (including the Company), and equity holders (each, a “Parent Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Parent Indemnitees and arising out of the following (each, a “Sellers Indemnifiable Matter”):

(i)any inaccuracy in or breach of any of the representations or warranties made by any Seller contained in this Agreement or any other Transaction Document to which it is a party;

(ii)any breach of any covenant of Sellers in this Agreement or any other Transaction Document to which Sellers are a party;

(iii)liability or obligation related to any Closing Date Indebtedness, Closing Cash, or unpaid Company Transaction Expenses

(iv)(iv)without duplication of any right to recovery herein (including to the extent already paid by Sellers pursuant to Section 7.2 or Section 7.3), any Indemnified Taxes;

(v)any claims, actions, or disputes between or among Sellers;

(vi)any claims by any Seller, or other Person asserting any legal interest in the Company, Seller or such Seller’s assets, against Parent or the Company in connection with the allocation or disbursement by and among such Seller of the Stock Consideration;

(vii)any claim by any Person who is or at any time prior to the Closing was an officer, director, or employee of the Company, in their capacity as such, seeking indemnification, reimbursement of expenses or other payment with respect to a period prior to the Closing;

(viii)any matter referred to, or required to be referred to, in Section 5.14(a) of Sellers Disclosure Schedule; or

(ix)any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of the Company, any Seller, or any Representative of any of the foregoing in connection with this Agreement, any Transaction Document, or any Contemplated Transaction.

(b)Limitations.  All obligations of Sellers under this Section 9.2 are subject to each applicable limitation below:

(i)In no event will:  (A) the aggregate amount of indemnification paid by Sellers for all Sellers Indemnifiable Matters owed to Parent Indemnitees exceed dollar amount of the Stock Consideration; (B) the aggregate amount of indemnification paid by Sellers for all Sellers Indemnifiable Matters owed to Parent Indemnitees under Section 9.2(a)(i) (other than with respect to Fundamental Seller Representations and SOL Representations) exceed $15,000,000; and (C) any payment for Seller Indemnifiable Matters under Section 9.2(a)(i) (other than with respect to Fundamental Seller Representations and SOL Representations) be made to any Parent Indemnitee unless and until the aggregate amount of all such payments owed by Sellers with respect to all such Claims equals at least $50,000, in which case all such Claims shall be paid from the first dollar; provided, however, that in no event will any of the Limitations apply to any Losses arising out of or relating to any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of the Company, any Seller, or any Representative of any of the foregoing in connection with this Agreement, any Transaction Document, or any Contemplated Transaction.

(ii)Subject to the Limitations, each Seller will be jointly and severally liable to Parent Indemnitees for any and all Sellers Indemnifiable Matters.

(iii)Subject to the Limitations, all indemnification payments required to be made to any Parent Indemnitee in respect of Sellers Indemnifiable Matters by Sellers will be paid at Sellers’ discretion, in cash or shares of Parent.  If paid in shares of Parent at the greater of (A) the then value of shares of Parent or (B) the price per share attributed for the Closing.

(iv)For purposes of calculating the amount of Losses to which an Indemnified Person is entitled under this Article IX for Sellers Indemnifiable Matters and for purposes of determining whether a Seller representation or warranty is inaccurate or has been breached, the terms “material,” “materiality,” “Material Adverse Effect” and words of similar import will be disregarded; provided, however, that the foregoing materiality limitation will not (A) affect any “knowledge” qualifiers, or (B) apply to limit any list within representations and warranties calling for scheduling of “material” items.

9.3Indemnification by Parent.

(a)Parent Indemnification.  From and after the Closing and subject to any applicable limitation set forth in this Article IX, Parent will indemnify, defend, and hold harmless each Seller and each of its Representatives, Affiliates (excluding the Company), and equity holders (each, a “Seller Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Seller Indemnitees, directly or indirectly, and arising out of any of the following (each, a “Parent Indemnifiable Matter”):

(i)any inaccuracy in or breach of any of the representations or warranties made by Parent contained in this Agreement or any other Transaction Document to which it is a party;

(ii)any fraud, intentional misrepresentation, or willful breach on the part of Parent, or any Representative of Parent in connection with this Agreement, any Transaction Document, or any Contemplated Transactions.

(b)Limitations.  Other than in respect of any fraud, intentional misrepresentation, or willful breach, Parent’s obligations to indemnify Seller Indemnitees pursuant to a Parent Indemnifiable Matter are subject to the following limitations: (i) in no event will Parent’s aggregate Liability under any claims of any inaccuracy in or breach of any Parent representation or warranty exceed $15,000,000; and (ii) no indemnification payment under Section 9.3(a)(i) (other than with respect to Fundamental Parent Representations or the Fundamental Merger Sub Representations) shall be made to any Seller Indemnitee unless and until the aggregate amount of all such payments owed by Parent with respect to all such Claims equals at least $50,000, in which case all such Claims shall be paid from the first dollar.

(c)Payment.  All indemnification payments required to be made to any Seller Indemnitee shall be made in Parent Common Stock.

9.4Claim Notice.

(a)Notice of Direct Claims.  As soon as is reasonably practicable after any Parent Indemnitee or any Seller Indemnitee (each, as applicable, an “Indemnified Person”) or any Party becomes aware of any event or condition that would reasonably be expected to result in a Loss with respect to which Parent or any Seller (in each case as the case may be, an “Indemnifying Person”) may become obligated to indemnify, defend, hold harmless, compensate, or reimburse any Indemnified Person pursuant to this Article IX (a “Claim”), such Person will give notice of such Claim (a “Direct Claim Notice”) (i) if such Person is Parent or a Parent Indemnitee, to Sellers’ Representative, or (ii) if such Person is any Seller Indemnitee, to Parent.  A Direct Claim Notice (A) must describe the Claim in reasonable detail; (B) on an informal and non-binding basis, reserving all future rights, identify whether such Claim pertains to a representation or warranty, or fraud, intentional misrepresentation, breach of covenant, or willful misconduct; and (C) must in good faith indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may reasonably be expected to be suffered by the Indemnified Person (the “Claimed Amount”).

(b)Notice of Third-Party Claims.  In the event of the assertion of any Claim by any third-party Person with respect to which an Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article IX, or the commencement by any third-party Person of any Proceeding (whether against a Party or any other Indemnified Person) with respect to which any Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article IX (each, a “Third-Party Claim”), the Indemnified Person or Indemnifying Person, as the case may be, if having notice of such Third-Party Claim, will provide the other party (in the case of Sellers, such notice going to Sellers’ Representative) with prompt written notice (providing the same information as a Direct Claim Notice) of such Third-Party Claim (together with a Direct Claim Notice, a “Claim Notice”) together with copies of all documents (including court pleadings) received by the notifying Person relating to the Third-Party Claim together with such supporting documents reasonably available to such Person.

(c)Failure to Deliver Notice.  The delay or failure to provide such Claim Notice to the Indemnifying Person will not affect the rights or remedies of any Indemnified Person to receive indemnification for Losses or alter or relieve the Indemnifying Person of its obligations to indemnify for Losses, unless (i) such Claim Notice is delivered after the expiration of the applicable survival period (in which case the Indemnifying Person has no obligation to indemnify), or (ii) as a result of a material delay, the Indemnifying Person is materially prejudiced.

(d)Response to Claim Notice.  During the 30-day period commencing upon the delivery to the Indemnifying Person of a Direct Claim Notice (the “Dispute Period”), the Indemnifying Person will deliver to the Indemnified Person a written response (the “Response Notice”) in which the Indemnifying Person: (i) agrees that the full Claimed Amount is owed to the Indemnified Person; (ii) agrees, with specificity as to the reasons and amount, that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Person; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Person.  Any part (or all) of the Claimed Amount that is not agreed by the Indemnifying Person to be owing to the Indemnified Person pursuant to the Response Notice will be referred to as the “Contested Amount.”  If a Response Notice is not timely received by the Indemnified Person prior to 5:00 p.m. Eastern Time on the 30th day of the Dispute Period, then the Indemnifying Person will be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Person.

(e)Payment of Full Claimed Amount.  If (i) the Indemnifying Person delivers a timely Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Person, or (ii) the

Indemnifying Person does not deliver a timely Response Notice during the Dispute Period, then, subject to the limitations of this Article IX, (A) if a Parent Indemnitee is the Indemnified Person, Sellers will pay such Indemnified Person the Claimed Amount in cash or shares of Parent as provided for in Section 9.2(b)(iii); or (B) if a Seller Indemnitee is the Indemnified Person, Parent will pay to such Indemnified Person cash or shares of Parent in an amount equal to the Claimed Amount as provided for in Section 9.3(c).

(f)Payment of Less Than Full Claimed Amount.  If the Indemnifying Person delivers a timely Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnified Person, then, subject to the limitations of this Article IX, (i) if a Parent Indemnitee is the Indemnified Person, Sellers will pay such Indemnified Person any amount of the Agreed Amount that remains unpaid as provided for in Section 9.2(b)(iii); or (ii) if a Seller Indemnitee is the Indemnified Person, Parent will pay to such Indemnified Person cash in an amount equal to the Agreed Amount as provided for in Section 9.3(c).

(g)Settlement of Contested Amount.  If the Indemnifying Person delivers a timely Response Notice indicating that there is a Contested Amount, the Indemnifying Person and the Indemnified Person will attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnifying Person and the Indemnified Person resolve such dispute as to all or a portion of the Contested Amount (which mutually resolved amount will then become an “Agreed Amount”), then the Indemnifying Person and the Indemnified Person will execute a written settlement agreement, and then, subject to the limitations of this Article IX, (i) if a Parent Indemnitee is the Indemnified Person, Sellers will pay such Indemnified Person any amount of the Agreed Amount that remains unpaid as provided for in Section 9.2(b)(iii), or (ii) if a Seller Indemnitee is the Indemnified Person, Parent will pay to such Indemnified Person cash in an amount equal to the Agreed Amount as provided for in Section 9.3(c).

(h)Failure to Settle Contested Amount.  If the Indemnifying Person and the Indemnified Person are unable to resolve any part of the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice, then with respect to the remaining Contested Amount, either the Indemnified Person or the Indemnifying Person (with Parent or Sellers’ Representative as the sole authorized agents of the Parties, as the case may be) may submit the dispute to a court of competent jurisdiction within one year following the delivery of the Response Notice, and the remaining Contested Amount will only be payable upon the earlier of the agreement of the parties or entry of a final, non-appealable Order concerning the matter issued by a court of competent jurisdiction (a “Final Award”), and, subject to the limitations of this Article IX, (i) if a Parent Indemnitee is the Indemnified Person, Sellers will pay to such Indemnified Person any amount of the Final Award that remains unpaid as provided for in Section 9.2(b)(iii); or (ii) if a Seller Indemnitee is the Indemnified Person, Parent will pay to such Indemnified Person in an amount equal to the amount of the Final Award as provided for in Section 9.3(c).  If neither the Indemnified Person nor the Indemnifying Person submit the dispute to a court of competent jurisdiction within such one-year period following delivery of the Response Notice, such dispute will be deemed resolved in favor of the Person delivering the Response Notice.

(i)Defense of Third-Party Claims.  The Indemnifying Person will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in this Section 9.4(i), provided that (A) the Indemnifying Person promptly notifies the Indemnified Person in writing (but, in any event, within 10 Business Days following the delivery of the Third-Party Claim Notice) of the Indemnifying Person’s intent to conduct such defense, and (B) if any of Parent or its Affiliates are the Indemnified Person under this Agreement with respect to such Third-Party Claim, such Third-Party Claim (i) has not been brought by then-current customers or vendors of Parent or its Affiliates, and (II) is not otherwise disruptive to the Company if not defended directly by Parent, the Company or any of their respective Affiliates.  Subject to the foregoing, the Indemnified Person will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in Section 9.4(i)(iii), provided that the Indemnifying Person has not elected to conduct the defense pursuant to the preceding sentence.

(i)If the Indemnifying Person does deliver such written notice of its intent to conduct the defense of such Third-Party Claim in accordance with this Section 9.4(i), the Indemnifying Person will assume the defense of such Third-Party Claim; except that:  (A) the Indemnifying Person must provide the Indemnified Person with an affidavit attesting that the Indemnifying Person has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (B) the Third-Party Claim must seek (and continue to seek) solely monetary damages and may not involve any criminal proceeding, action, investigation or allegations; (C) the Indemnifying Person must expressly agree in writing that as between the Indemnifying Person and the Indemnified Person, the Indemnifying Person may only satisfy and discharge the Third-Party Claim in accordance with the limits set forth in this Agreement; (D) counsel selected by the Indemnifying Person must be reasonably acceptable to the Indemnified Person; (E) the Indemnifying Person expressly agrees in writing that it will be liable for any Loss incurred by the Indemnified Person, subject only to the limitations set forth in this Article IX; and (F) the Indemnified Person has not been advised in writing by counsel that (i) a reasonable likelihood exists of a material conflict of interest between the Indemnifying Person and the Indemnified Person with respect to the defense of such Third-Party Claim, or (II) the Indemnified Person has one or more defenses not available to, and not otherwise being covered by counsel to, the Indemnifying Person (the conditions set forth in clauses (A) through (F) of this paragraph are, collectively, the “Litigation Conditions”).

(ii)Subject to continued fulfillment of the Litigation Conditions:

(A)the Indemnifying Person will proceed to defend such Third-Party Claim in a diligent manner with counsel reasonably satisfactory to the Indemnified Person at the sole expense of the Indemnifying Person, subject to any applicable limitations in this Article IX;

(B)the Indemnifying Person will keep the Indemnified Person reasonably informed of all material developments and events relating to such Third-Party Claim;

(C)the Indemnified Person will cooperate in connection with the defense, compromise or settlement of any Third-Party Claim and will furnish such non-privileged records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by, and at the cost of, the Indemnifying Person in connection therewith;

(D)the Indemnified Person will have the right to participate (but not control), at its sole cost and expense, in the defense of such Third-Party Claim; except that, if (A) any of the Litigation Conditions cease to be met, or (B) the Indemnifying Person fails to take reasonable steps necessary to defend diligently such Third-Party Claim, and, in either case, the Indemnified Person provides notice and the Indemnifying Person fails to cure within 10 days, then the Indemnified Person may assume and control the defense of the Third-Party Claim; and

(E)the Indemnifying Person may not settle, adjust, or compromise such Third-Party Claim without the prior written consent of the Indemnified Person, unless such settlement or compromise includes only the payment of funds satisfied entirely by the Indemnifying Person.

(iii)If the Indemnified Person proceeds with the defense of any Third-Party Claim pursuant to this Section 9.4:

(A)all reasonable expenses relating to the defense of such Third-Party Claim (whether or not incurred by the Indemnified Person) to the extent they are indemnifiable Losses pursuant to this Article IX will be borne and paid exclusively by the Indemnifying Person, subject to any applicable limitations in this Article IX;

(B)the Indemnified Person will proceed to defend such Third-Party Claim in a commercially reasonable, diligent manner;

(C)the Indemnifying Person will make available to the Indemnified Person any documents and materials (other than privileged documents or materials) in the possession or control of the Indemnifying Person that may be necessary to the defense, compromise or settlement of such Third-Party Claim and will furnish such information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnified Person in connection therewith;

(D)the Indemnified Person will keep the Indemnifying Person reasonably informed of all material developments and events relating to such Third-Party Claim; and

(E)the Indemnified Person may not settle, adjust or compromise such Third-Party Claim without the prior written consent of the Indemnifying Person, which consent may not be unreasonably withheld, delayed or denied.

(iv)Additionally, the Indemnifying Person will lose its right to contest, defend, litigate and settle the Third-Party Claim if it fails to accept a tender of the defense of the Third-Party Claim.  In such event, the Indemnified Person will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third-Party Claim; provided, however, that at least 10 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Person.

9.5Exclusive Remedy; No Double Recovery.  Other than fraud, intentional misrepresentation, willful breach, willful misconduct, or breach of covenant and the equitable remedies described in this Agreement, the exclusive remedy of any Party or other Person entitled to indemnification under this Article IX for Losses arising out of or relating to any Parent Indemnifiable Matter or Sellers Indemnifiable Matter will be indemnification under this Article IX.  No Indemnified Person will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Person had already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement.

9.6Remedies Cumulative; Specific Performance.  The rights and remedies of the Parties are cumulative (and not alternative).  Each Party hereby acknowledges that the rights of each Party with respect to such matter are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or

Parties will be entitled to: (a) subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) seek any other equitable relief.

9.7Indemnification in Case of Strict Liability or Indemnitee Negligence.  The indemnification provisions in this Article IX will be enforceable regardless of whether (a) the Liability is based upon past, present, or future acts, claims, or Laws (including any past, present, or future bulk sales Law, Environmental Law, fraudulent transfer act, products liability, securities, or other Law) and (b) any Person (including any Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

9.8Determination of Losses.  Losses payable to or received by an Indemnified Person under this Article IX will be reduced by the amount of any (a) insurance proceeds with respect to such Losses, net of any increase in premiums or other out-of-pocket costs of the Indemnified Person as a result of such insurance claims; and (b) indemnification payments, contribution payments, collections, or reimbursements with respect to such Losses (collectively, “Third-Party Recovery Proceeds”), in each case, actually received by any Indemnified Person, it being understood that in no event will any indemnification payment under this Article IX be delayed in anticipation of the receipt of any Third-Party Recovery Proceeds nor will any Indemnified Person be obligated to make any insurance or other claim, or to initiate any Proceeding, against any third party.  The representations, warranties, covenants, and obligations of Sellers, and the rights and remedies that may be exercised by the Parent Indemnitees, will survive Parent’s investigation and not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Parent Indemnitees or any of their respective agents or representatives.

9.9Treatment of Indemnity Payments for Tax Purposes.  All amounts payable between the Parties under this Article IX will, for Tax purposes, be treated as an adjustment to the Stock Consideration, unless otherwise required by applicable Law.

9.10Payment or Reimbursement of Losses.  Subject to the limitations of this Article IX, payment or reimbursement for Losses incurred by an Indemnified Person will be made by or on behalf of the Indemnifying Person within 15 Business Days of the final resolution of any related claim for indemnification under the terms of this Agreement.

Article X

General Provisions

10.1Disclosure Schedules.  The information in the Disclosure Schedules constitute (a) exceptions to particular representations and warranties of Sellers and Parent in this Agreement, or (b) descriptions or lists of Equity Securities, assets, Liabilities, and other items referred to in particular representations and warranties of Sellers and Parent in this Agreement; provided, however, that if there is any inconsistency between any provision or statement in this Agreement and any provision or statement in the Disclosure Schedules (other than a specific exception in the Disclosure Schedules to a specific representation or warranty), then the statements in this Agreement will control.  The statements in the Disclosure Schedules relate only to the specific sections of this Agreement to which they refer and not to any other sections in this Agreement.  The delivery to Sellers or Parent, as applicable, of a Company Material Contract or Parent Material Contract (or the description of a Contract’s title and parties on Section 5.12 of Sellers Disclosure Schedule or Section 6.12 of Parent’s Disclosure Schedule) will not constitute a disclosure by the disclosing party of any matter or item the specific disclosure of which is required under this Agreement, except the existence of such Company Material Contract or Parent Material Contract.

10.2Assignment.  This Agreement is binding upon, and inures to the benefit of, each Party to this Agreement and such Party’s successors and assigns (if any).  No Party may assign any of its rights or delegate any of its obligations under this Agreement without the other Parties’ prior written consent (with Sellers’ Representative’s consent binding on all Sellers).

10.3No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.  Without limiting the generality of the foregoing, (a) no employee or former employee (including any beneficiary or dependent thereof) of the Company or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, will have any rights under this Agreement or under any of the Transaction Documents to which he, she, or it is not personally a party, and (b) other than as an express party to this Agreement or the Transaction Documents, if applicable, no creditor of any of the Parties will have any rights under this Agreement or any of the Transaction Documents.  Nothing in this Agreement may be deemed or construed to affect any change or amendment to any Benefit Plans, and nothing in this Agreement modifies or will be deemed to modify the ability of any Benefit Plan to be amended or terminated in accordance with its terms.

10.4Notices.  All notices and other communications pursuant to this Agreement must be in writing and will be deemed given if delivered personally, sent by electronic mail, sent by nationally recognized overnight courier, or mailed by registered or certified mail (return-receipt requested), postage prepaid, to the Parties at the addresses set forth in Appendix B or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 10.4, which will not constitute an amendment for the purpose of Section 10.7.  Any such notice or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date sent if confirmation of receipt is received; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.

10.5Counterparts.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered will be an original, and all of which when executed will constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in .pdf will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by electronic image scan transmission in .pdf will be deemed to be their original signatures for all purposes.  Any Party that delivers an executed counterpart signature page by electronic image scan transmission in .pdf will, upon the request of a Party, promptly thereafter deliver a manually executed counterpart signature page to such Party; provided, however, that the failure to do so will not affect the validity, enforceability, or binding effect of this Agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.6Entire Agreement; Exclusivity of Agreement.  This Agreement and the other Transaction Documents, along with the Exhibits, Schedules, and Disclosure Schedules to this Agreement and thereto, contain the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement and thereof and supersede all prior agreements and understandings relating to such subject matter.  The representations, warranties, and covenants in this Agreement are intended to be part of the bargain among the Parties.  Except in the case of fraud arising from any breach of any representations, warranties, or covenants made in this Agreement or the Transaction Documents, respectively, none of the Parties will be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth in this Agreement and the Transaction Documents.  The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of any ordinary buyer and an ordinary seller in an arm’s length transaction.

10.7Amendments.  This Agreement may not be amended except pursuant to the written agreement of Parent and Sellers or Sellers’ Representative and any attempted amendment to the contrary will be void ab initio.

10.8Severability.  If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision will be fully severable from this Agreement and the other provisions of this Agreement will remain in full force and effect in such jurisdiction and the remaining provisions of this Agreement will be liberally construed to carry out the provisions and intent of this Agreement; provided, if any one or more of the provisions contained in this Agreement will be determined or held to be invalid or unenforceable because such provision is overly broad as to duration, geographic scope, activity, subject or otherwise, such provision will be deemed amended by limiting and reducing it to the minimum extent necessary to make such provision valid and enforceable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of such provision in any other jurisdiction, nor will the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person.  To the extent not prohibited by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

10.9Governing Law; Venue; Waiver of Jury Trial.

(a)Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed solely by the internal laws of the State of Delaware, without regard to the conflict-of-law principles thereof.

(b)Venue and Jurisdiction.  Any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in any state or federal court located in Wilmington, Delaware.  Each Party:

(i)expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in Wilmington, Delaware, (and each appellate court located in the State of Delaware) in connection with any such Proceeding;

(ii)agrees that each state and federal court located in the State of Delaware, will be deemed to be a convenient forum; and

(iii)agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT TO THIS AGREEMENT.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) MAKES THIS WAIVER VOLUNTARILY; AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c).

10.10Waiver in Writing.  No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.  No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

10.11Construction.

(a)Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party may not be applied in the construction or interpretation of this Agreement.

(b)The Parties intend that each representation, warranty, and covenant contained in this Agreement have independent significance.

[Signature Page to Follow]

The Parties have duly executed this Agreement as of the date first written above.

PARENT:

DISPLAY SOCIAL, INC.

By:	/s/ John Acunto
Name:	John Acunto
Title:	CEO

MERGER SUB:

TSU PRODUCTIONS, INC.

By:	/s/ John Acunto
Name:	John Acunto
Title:	President

COMPANY:

THUNDER STUDIOS, INC.

By:	/s/ Rodric David
Name:	Rodric David
Title:	Chief Executive Officer

SELLERS:

THE RODRIC AND ELIZABETH DAVID FAMILY TRUST

By:	/s/ Rodric David
Name:	Rodric David
Title:	Trustee

SELLERS’ REPRESENTATIVE:

/s/ Rodric David
Rodric David

[Signature Page to Agreement and Plan of Merger]

Appendix A

Definitions

Capitalized terms and other terms used in this Agreement have the following respective meanings:

“30-Day Return” is defined in Section 7.2(a).

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.

“Accounts Payable” means the bona fide trade accounts payable of the Company as determined in accordance with GAAP.

“Accounts Receivable” means all bona fide trade accounts receivable of the Company or Parent, as applicable, representing amounts receivable in respect of goods shipped/provided or services rendered in connection with the Company’s business or the Parent’s business, respectively, as determined in accordance with GAAP.

“Accrued Liabilities” means all expenses or losses incurred by the Company that have not yet been paid or recorded elsewhere in the Company’s financial statements, including all expenses and losses in respect of returned or rejected goods.

“Acquired Shares” is defined in the Preliminary Statements to this Agreement.

“Affiliate” means (a) with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and (b) with respect to a natural person, also any Related Party of such natural person.  As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise; provided, that any beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities will be deemed to control such other Person.

“Agreed Amount” is defined in Section 9.4(d).

“Agreement” is defined in the opening paragraph of this Agreement.

“Aggregate Consideration” is defined in Section 7.3(e)(ii).

“Allocation Schedule” is defined in Section 7.1.

“Applicable Limitation Date” is defined in Section 9.1(a).

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other benefit, retirement, pension, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, deferred compensation, golden parachute, profit sharing, bonus, change in control, severance, salary continuation, vacation, disability, medical, hospitalization, cafeteria, dental, life, sick leave, health-care reimbursement, dependent-care assistance, paid time off, and fringe-benefit agreement, plan, policy, fund, arrangement, and program, whether or not reduced to writing, and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of one or more current or former employees, directors, shareholders, consultants, or independent contractors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or any member of the Controlled Group, or under which the Company, or any member of the Controlled Group has or reasonably could have any material Liability.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in New York are authorized or obligated to close.

“CA Agreement of Merger” is defined in Section 2.3.

“Cash” means unrestricted cash and cash equivalents (including marketable securities) of the Company, as of the Effective Time, determined in accordance with GAAP, but less all Liabilities of the Company under outstanding checks, money orders, or similar instruments of, or issued or sent by, the Company (except to the extent such amount is included in the calculation of Indebtedness of the Company).

“Certificates of Merger” is defined in Section 2.3.

“Claim” is defined in Section 9.4(a).

“Claim Notice” is defined in Section 9.4(b).

“Claimed Amount” is defined in Section 9.4(a).

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to ensure that the result is achieved as expeditiously as possible; provided, however, that a Person required to use its Commercially Reasonable Efforts may not be required to take actions that would result in a material adverse change in the benefits to such Person under the Transaction Documents and the Contemplated Transactions, commence any litigation, or offer or grant any material accommodation (financial or otherwise) to any third-party.

“Company” is defined in the opening paragraph of this Agreement.

“Company Annual Financial Statements” is defined in Section 5.5(a).

“Company Approval” is defined in Section 2.3.

“Company Continuing Employee” is defined in Section 7.7(a).

“Company EBITDA” for any period means the Company’s earnings before interest, taxes, depreciation and amortization for such period, as calculated in accordance with GAAP applied on a consistent basis throughout such period.

“Company Financial Statements” is defined in Section 5.5(a).

“Company Incidental Inbound Licenses” means any: (i) non-disclosure/confidentiality agreement or other Contracts that include confidentiality provisions that provide the Company with no more than a non-exclusive right to access or use Trade Secrets; (ii) Contract that authorizes the Company to identify another Person as a customer, vendor, supplier or partner; and (iii) licenses or other Contract for commercial off-the-shelf Software licensed on a non-exclusive basis by the Company under standard terms from third parties; in each case, where such Contract has been entered in the Ordinary Course of Business.

“Company Incidental Outbound License” means any: (i) Contract with a customer that provides for the non-exclusive use of any Company Intellectual Property; (ii) Contract that authorizes another Person on a non-exclusive basis to identify the Company as a customer, vendor, supplier or partner of such Person; (iii) Contract that provides another Person a non-exclusive license to promote any of the products or services of the Company; (iv) Contract with a vendor, employee, contractor or another Person granting such Person the non-exclusive right to use any Company Intellectual Property to provide products or services to the Company; and (v) non-disclosure/confidentiality agreement or other Contracts that include confidentiality provisions whereby the Company provides another Person no more than a non-exclusive right to access or use Trade Secrets; in each case, where such Contract has been entered in the Ordinary Course of Business.

“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Interim Financial Statements” is defined in Section 5.5(a).

“Company Licensed Intellectual Property” means all Intellectual Property that any Person other than the Company owns and that the Company uses in the operation of its Business.

“Company Material Clients” is defined in Section 5.20.

“Company Material Contracts” is defined in Section 5.12(a).

“Company Material Vendors” is defined in Section 5.21.

“Company Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company.

“Company Registered Intellectual Property” is defined in Section 5.11(a).

“Company Software” is defined in Section 5.11(g).

“Company Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by the Company or any Seller, whether incurred in connection with the Transaction Documents, the Contemplated Transactions.

“Computer Viruses” means any viruses, worms, Trojan horses, bugs, faults, disabling code, time bomb, or other malicious or harmful devices, errors, contaminants or code that could materially disrupt or materially and adversely affect the functionality of, or enable or assist any Person to access without authorization, any Software, computer system, network or device, except for access disclosed in the documentation for the foregoing.

“Consent” means, with respect to a Person, any (a) consent, novation, approval, qualification, license, Permit, order, or authorization of any other Person; (b) obligation of such Person under any Law, Order, or Contract to provide notice; (c) waiver that such Person is required to obtain under any Law, Order, Contract, or Permit, including the waiver of a breach, default, or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Contemplated

Transactions; or (d) release that such Person is required to obtain of any Encumbrance, in each case of the foregoing, without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contemplated Transactions” means the Merger and the other transactions and obligations contemplated by or provided for by this Agreement and the other Transaction Documents.

“Contested Amount” is defined in Section 9.4(d).

“Contract” means, with respect to any Person, any written, oral, implied, or other agreement, contract, instrument, note, mortgage, bond, loan, indenture, guaranty, option, indemnity, representation, warranty, deed, assignment, power of attorney, sale or purchase order, work order, insurance policy, lease, license, commitment, covenant, or legally binding arrangement to which such Person is a party, by which it or its assets are bound or subject or under which it has or may have any current or future Liability (notwithstanding the Statute of Frauds requirement that any such oral agreement be in writing if in excess of a certain amount in order to be binding).

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning Section 4001(b)(1) of ERISA with the Company, or (b) that together with the Company is treated as a single employer under Section 414(t) of the Code.

“Data Room” means the virtual data room established by the Company or Parent, respectively, in connection with the Contemplated Transactions and accessible to Parent or Sellers, respectively, and their Representatives.

“DE Certificate of Merger” is defined in Section 2.3.

“Deposit” is defined in Section 5.9.

“Direct Claim Notice” is defined in Section 9.4(a).

“Disclosure Schedules” means Sellers Disclosure Schedule and Parent’s Disclosure Schedule, collectively.

“Discounted Issuance” means an issuance of (i) shares of Parent Common Stock at an equity valuation for Parent at greater than twenty percent (20%) below $1,000,000,000 or (ii) convertible notes which convert into Parent Common Stock based on a total equity valuation less favorable to the Parent than the terms provided for in the Yorkville Commitment Letter.

“Dispute Period” is defined in Section 9.4(d).

“Effective Time” is defined in Section 2.3.

“Elizabeth David Loan” means that certain Promissory Note, dated February 1, 2020, by and between the Company and Elizabeth David, $1,113,566.22.

“Employee” means any individual who, as of the Closing Date, (a) is actively employed by the Company, or (b) but for the fact that such individual is on Leave, would otherwise be actively employed by the Company.

“Encumbrances” means any mortgage, assessment, deed of trust, security interest, charge, easement, servitude, right of way, pledge, negative pledge, proxy, voting trust or agreement, claim, lien (for Taxes or any other Indebtedness or matter), adverse interest, levy, preference, option, warrant to purchase, right of possession or use, lease, sublease, tenancy, license, community or other marital property interest, condition, equitable interest, encroachment, right of first option, right of first refusal or offer, preemptive right or similar restriction, defect, exception, reservation, limitation, impairment, imperfection of title, or encumbrance of any kind, including any conditional sales Contract, title retention Contract, or other Contract to give any of the foregoing, restriction on voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership or financing statement under the Law of any jurisdiction.

“Entity” means any firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, organization, or other entity.

“Entity Representative” means, with respect to a Person, such Person’s directors, managers, partners, members, trustees, officers, employees, equity holders, and agents.

“Environment” means soil, land surface, or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking-water supply, stream sediments, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any requirement under any Law that relates to (a) the protection of the Environment or human health and safety, (b) pollution, protection of the environment, or (c) generation, storage, handling, labeling, transport, disposal or Release of any Hazardous Material, including the Globally Harmonized System of Classification and Labeling of Chemicals (as implemented under applicable Law), the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act; the Solid Waste Disposal Act; the Federal Water Pollution Control Act; the Clean Air Act; the Clean Water Act; the Asbestos Hazard Emergency Response Act; the Safe Drinking Water and Enforcement Act of 1986; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Occupational Safety and Health Act of 1970; the Oil Pollution Act; the Emergency Planning and Community Right-to-Know Act of 1986; the Resource Conservation and Recovery Act of 1976; each as amended and including regulations promulgated thereunder and their state counterparts.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“EU” means the European Union, together with, as of the date in question, all of its then-current constituent member-countries.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses Cap” means $200,000, in the aggregate.

“Final Award” is defined in Section 9.4(h).

“Fundamental Company Representations” means the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Equity Securities; Capitalization), Section 5.3 (Authority; Execution and Delivery; Enforceability), Section 5.4 (Consents and Authorizations; No Conflicts), Section 5.10 (Title to Assets; Real Property), Section 5.22 (Brokers) and Section 5.25 (Certain Payments).

“Fundamental Representations” means the Fundamental Company Representations, the Fundamental Seller Representations, the Fundamental Merger Sub Representations, and the Fundamental Parent Representations.

“Fundamental Merger Sub Representations” means the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Binding Nature of Agreement), Section 3.4 (Merger Sub) and Section 3.6 (Brokers).

“Fundamental Parent Representations” means the representations and warranties contained in Section 6.1 (Organization and Good Standing), Section 6.2 (Equity Securities; Capitalization), Section 6.3 (Authority; Execution and Delivery; Enforceability), Section 6.4 (Consents and Authorizations; No Conflicts), Section 6.10 (Title to Assets; Real Property), Section 6.21 (Brokers) and Section 6.24 (Certain Payments).

“Fundamental Seller Representations” means the representations and warranties contained in Section 4.1 (Standing), Section 4.2 (Title to Acquired Shares), Section 4.3 (Authority; Execution and Delivery; Enforceability) and Section 4.5 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date, applied in a manner consistent with the Company or Parent Financial Statements, respectively, and past practice of the applicable entity.

“Governmental Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, municipal, local or foreign, or any agency, authority (including transit authority), contractor, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity).

“Hazardous Material” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; or (b) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic substance,” “toxic chemical” or any other substance or material of similar import or regulatory effect under any Environmental Law.

“Income Tax” means any federal, state, local, foreign, or any other Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether or not disputed.

“Indebtedness” of any Person means, without duplication, (a) all Liabilities of such Person created, issued, or incurred for borrowed money (including the current portion thereof); (b) all obligations of such Person to pay the deferred purchase price or acquisition price of property or services, or similar payment, to the extent constituting a Liability (other than accrued expenses and trade accounts payable incurred in the Ordinary Course of Business of such Person that are not more than 60 days past due), including any “earnout” or similar payments or any non-compete payments; (c) all Liabilities of such Person evidenced by a note, bond, debenture, or similar Contract (including a purchase money obligation); (d) the then-drawable stated amount of and, without duplication, all reimbursement obligations of such Person under letters of credit, bankers’ acceptance, note purchase facility, or similar instruments issued or accepted by banks and other financial institutions; (e) all accumulated dividends or distributions of such Person, whether or not declared; (f) all Liabilities of such Person for severance, bonus, commissions (including origination commissions related to the pre-Closing period), incentive, or similar arrangements (including bonuses and commissions for Sellers or employees and any bonuses or commissions that are overdue), including the employer portion of any related employment, payroll, unemployment, or similar Taxes; (g) any accrued severance and paid-time-off, sick day, or vacation obligations owed by such Person that are included on the Interim Balance Sheet, in each case, including the employer portion of any related employment, payroll, unemployment, or similar Taxes; (h) Liabilities for any accrued but unpaid current Taxes of the Company as reflected on the Company Financial Statements (which shall include any Taxes deferred under the CARES Act on wages paid prior to Closing Date, and any similar or successor legislation in effect as of the Closing Date, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto); (i) the principal amount of all Liabilities under or in respect of leases required to be capitalized under GAAP; (j) all Liabilities of such Person under any interest rate swap, hedging, or similar agreements; (k) all Liabilities of such Person for any credit card payables with respect to charges having a transaction date of 45 days past due or related to non-business related activities; (l)  all Liabilities in respect of any off-balance sheet transactions; (m) obligations to any Affiliate of any Seller; (n) all Liabilities for the Company funded 401(k) distributions and profit sharing or deferred compensation obligations of such Person; (o) all Liabilities for prepaid deferred revenue, third-party deposits or escrows for crypto currency purchases, and customer incentive or rebate programs or payments; and (p) all obligations of another Person of the types listed in clauses (a) through (o) above, payment of which is guaranteed by, or secured by Encumbrances on the property of (with respect to liens, to the extent of the value of property pledged pursuant to such Encumbrances if less than the amount of such obligations), such Person.  “Indebtedness” includes (i) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities, and fees or expenses; (ii) all “cut” but uncashed checks; (iii) cash, book, or bank account overdrafts; and (iv) any and all amounts owed to any Affiliates of such Person, including any equity holders of such Person.

“Indemnified Person” is defined in Section 9.4(a).

“Indemnified Taxes” means (without duplication) any of the following Taxes:

(a)all Taxes of Sellers (individually and collectively);

(b)(i) all Taxes of the Company or any Subsidiary of the Company for any Tax period ending on or before the Straddle Date, or portion of any Straddle Period ending on the Straddle Date; or (ii) any Taxes of any Person (other than the Company or any Subsidiary of the Company) imposed on the Company or any Subsidiary of the Company as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business no principal purpose of which is Taxes) or pursuant to any Law, in each case which Taxes relate to an event or transaction occurring before the Closing;

(c)all Taxes resulting from a breach of a representation or warranty contained in Section 5.16 (Taxes);

(d)all Taxes resulting from a breach of any covenant set forth in Section 7.2;

(e)any transfer Taxes that are the responsibility of Sellers as set forth in Section 7.3.

“Indemnifying Person” is defined in Section 9.4(a).

“Information Systems” means all computer hardware, Software, databases and data storage systems, computers, data, databases, and communications networks (other than the Internet), architecture, interfaces and firewalls (whether for data, voice, video or other media access, transmission, or reception), and other apparatus used to create, store, transmit, exchange, or receive information in any form.

“Insolvency” or “Insolvent” means, with respect to a Person, any transaction, event, or occurrence or series of transactions, events, or occurrences resulting in (a) the inability of such Person to meet its debt obligations as they fall due and avoid default; (b) such Person having negative net assets such that liabilities exceed assets; (c) such Person voluntarily commencing any case, proceeding, or other action seeking to adjudicate such Person as a bankrupt or insolvent, or seek liquidation or dissolution under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors or seek appointment of a receiver, trustee, custodian, or other similar fiduciary, with respect to material parts of such Person’s businesses; or (d) commencement against such Person any case, proceeding or other action of a nature referred to in clause (c) above that (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of 90 days.

“Insurance Policies” is defined in Section 5.13.

“Intellectual Property” means all intellectual property and other proprietary rights worldwide including: (a) all patents and patent and industrial design applications, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, re-examinations, and extensions thereof, and all industrial designs (including utility model rights, design rights and industrial property rights); (b) all registered and unregistered trademarks, service marks, trade dress, trade names, brand names, logos and corporate names, slogans, Internet domain names, internet and mobile account names (including all social media names, “tags,” and “handles”), and all other indicia of origin, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrights and works of authorship, whether published or unpublished, including website content, Software, documentation, advertising copy, marketing materials, translations, drawings, graphics, mask works, moral rights and database rights, and all applications, registrations and renewals in connection therewith including the right to make derivative works and all other associated statutory rights; (d) all Trade Secrets; (e) all other proprietary rights, including rights of privacy and rights of publicity; and (f) all causes of action (resulting from past, current and future infringement, misappropriation or similar violation thereof), damages, and remedies relating to any and all of the foregoing.

“Intended Reorganization Tax Treatment” is defined in the Preliminary Statements to this Agreement.

“Intended Tax Treatment” is defined in Section 7.2(e).

“Interim Balance Sheet Date” is defined in Section 5.5(a).

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means Rodric David, Elliott Jobe, O.D. Welch, and Helix Wolfson.

“Key Employee Agreements” is defined in the Preliminary Statements.

“Knowledge of Parent” or “Parent’s Knowledge” and other phrases of like substance means, with respect to a fact or other matter, the actual knowledge that Parent has or should have after reasonable inquiry into the fact or matter represented or warranted.

“Knowledge of Sellers” or “Seller’s Knowledge” and other phrases of like substance means, with respect to a fact or other matter, the actual knowledge that any Seller has or should have after reasonable inquiry into the fact or matter represented or warranted.

“Law” means any federal, state, provincial, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, common law or principle thereof, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, proposed regulation, listing standard, directive, requirement, specification, executive decree, or Order or interpretation that is issued, enacted, promulgated, or otherwise put into effect, by or under the authority of any Governmental Entity.

“Leased Real Property” is defined in Section 5.10(c).

“Leave” means the absence from active employment as of the Closing Date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, short-term disability leave, medical leave, long-term disability leave, administrative leave, military leave, or any other type of leave that entitles the individual to reinstatement upon the completion of the applicable leave based on the policies of the employing Company.

“Liability” means, with respect to any Person, any liability, debt, or obligation of such Person of any kind, character, description, or nature, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or indeterminable in contract, tort, strict liability, or otherwise, or otherwise due or to become due and whether or not the same is required to be reflected on the financial statements of such Person, including all costs and expenses relating thereto and any liability for Taxes.

“Limitations” means the limitations set forth in clauses (A), (B) and (C) of Section 9.2(b)(i).

“Listing Date” is defined in Section 7.9(b).

“Litigation Conditions” is defined in Section 9.4(i)(i).

“Loss” means, with respect to any Person at the time of determination, any damage, injury, decline in value, lost opportunity, lost profit, Liability, claim, action, deficiency, demand, settlement, Order, award, payment, recovery, fine, penalty, insurance premium increase, Tax, Encumbrance, assessment, fee (including any legal fee, expert fee, accounting fee, or advisory fee), charge, disbursement, remediation, cost, interest, expense (including any cost of investigation, penalty, fee, disbursement of counsel or expense of any nature) or other loss suffered or incurred by such Person, including consequential damages (i.e., any loss or damage resulting from a breach of contract that does not directly and naturally result in the ordinary course of events but instead arises from special circumstances not ordinarily predictable or in the contemplation of the Parties as of the date of this Agreement) but excluding punitive damages (except to the extent that any such damages are part of any Order against the Indemnified Person in connection with a Third-Party Claim).

“Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes or effects (whether or not constituting a breach of a representation, warranty, or covenant set forth in the definitive agreement), is or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, or assets of the Company or the Parent, as the case may be; provided, however, that “Material Adverse Effect” will not include any event, change or occurrence, directly or indirectly, arising from (a) general economic or industry-wide conditions, (b) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment of personnel of the United States, or (c) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement, except with respect to clauses (a) through (b) above, to the extent that the effects of such change are disproportionately adverse to the business, results of operations, or financial condition of the Company or the Parent, as the case may be, taken as a whole, as compared to other companies in the industries in which the Company or the Parent, as the case may be operates.

“Merger” is defined in the preliminary statements.

“Merger Sub” is defined in the opening paragraph of the Agreement.

“Merger Sub Approval” is defined in Section 2.3.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Open Source License” means, without limitation, any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL), or (1) any other license for Software where the license includes terms that require as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into it, derived from, or distributed with such Software (a) be disclosed or distributed in Source Code form, (b) be licensed to authorize modifications to, or derivative works of, the Source Code for the Software, (c) be redistributable at no or minimal charge, or (d) be licensed to authorize the distribution of modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works, or (2) any other license for Software meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license under which any Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or any license approved by the Open Source Initiative and any Creative Commons License.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Entity or any arbitrator or arbitration panel (in each case, whether preliminary or final); or (b) Contract with any Governmental Entity entered into in connection with any Proceeding.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person: (a) consistent in nature, scope, and magnitude with the past practices of such Person and taken in the ordinary course of the normal, day-to-day operations of such Person; (b) not requiring authorization by the shareholders, members, or other equity owners of such Person, the board of directors or managers of such Person, or any committee of the board of directors or managers of such Person (or by any Person or group of Persons exercising similar authority) nor requiring any other separate or special authorization of any nature; (c) taken in accordance with sound and prudent business practices; (d) not resulting from, arising out of, relating to, in the nature of, or caused by any breach of Contract, tort, infringement, or violation of Law; and (e) not related to any acquisition of, or investment in, the debt or equity of any Person.

“Organizational Documents” means, with respect at a Person, the following documents that are presently in effect, including any amendments, modifications, or supplements thereto: (a) the articles or certificate of incorporation, formation, organization, or association; (b) general or limited partnership agreement; (c) limited liability company or operating agreement; (d) trust agreement; (e) bylaws; and (f) other agreements, documents, or instruments relating to the organization, management, or operation of such Person that is an Entity or relating to the rights, duties, and obligations of the equityholders of any such Person, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, or similar agreements.

“Parent” is defined in the opening paragraph of this Agreement.

“Parent Annual Financial Statements” is defined in Section 6.5(a).

“Parent Benefit Plans” is defined in Section 7.7(b).

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Financial Statements” is defined in Section 6.5(a).

“Parent Incidental Inbound Licenses” means any: (i) non-disclosure/confidentiality agreement or other Contracts that include confidentiality provisions that provide any member of the Parent Group with no more than a non-exclusive right to access or use Trade Secrets; (ii) Contract that authorizes any member of the Parent Group to identify another Person as a customer, vendor, supplier or partner; and (iii) licenses or other Contract for commercial off-the-shelf Software licensed on a non-exclusive basis by any member of the Parent Group under standard terms from third parties; in each case, where such Contract has been entered in the Ordinary Course of Business.

“Parent Incidental Outbound License” means any: (i) Contract with a customer that provides for the non-exclusive use of any Parent Intellectual Property; (ii) Contract that authorizes another Person on a non-exclusive basis to identify any member of the Parent Group as a customer, vendor, supplier or partner of such Person; (iii) Contract that provides another Person a non-exclusive license to promote any of the products or services of any member of the Parent Group; (iv) Contract with a vendor, employee, contractor or another Person granting such Person the non-exclusive right to use any Parent Intellectual Property to provide products or services to any member of the Parent Group; and (v) non-disclosure/confidentiality agreement or other Contracts that include confidentiality provisions whereby any member of the Parent Group provides another Person no more than a non-exclusive right to access or use Trade Secrets; in each case, where such Contract has been entered in the Ordinary Course of Business.

“Parent Indemnifiable Matter” is defined in Section 9.3(a).

“Parent Indemnitee” is defined in Section 9.2(a).

“Parent Insurance Policies” is defined in Section 6.13.

“Parent Intellectual Property” means, collectively, the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property.

“Parent Interim Financial Statements” is defined in Section 6.5(a).

“Parent Licensed Intellectual Property” means all Intellectual Property that any Person other than a member of the Parent Group owns and that a member of the Parent Group uses in the operation of its Business.

“Parent Leased Real Property” is defined in Section 6.10(c).

“Parent Licensed Intellectual Property” is defined in Section 6.11(a).

“Parent Material Clients” is defined in Section 6.19.

“Parent Material Contracts” is defined in Section 6.12(a).

“Parent Material Vendors” is defined in Section 6.20.

“Parent Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by any member of the Parent Group.

“Parent Registered Intellectual Property” is defined in Section 6.11(a).

“Parent Software” is defined in Section 6.11(g).

“Parent Real Property Lease” is defined in Section 6.10(c).

“Parent’s Disclosure Schedule” means the schedule attached to this Agreement and referred to in this Agreement as “Parent’s Disclosure Schedule” that are referenced in Parent’s representations and warranties set forth in this Agreement.

“Party” and “Parties” are defined in the opening paragraph of this Agreement.

“Payoff Letters” is defined in Section 8.1(c).

“Permit” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, or (b) right under any Contract with any Governmental Entity.

“Permitted Encumbrances” means (a) with respect to any asset, property, or right, (i) Encumbrances for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves according to GAAP have been established, and (ii) liens arising in the Ordinary Course of Business by operation of Law, including mechanic’s, materialmen’s, repairmen’s, employee’s, contractor’s, operator’s and other similar liens to the extent not incurred in connection with the borrowing of money, that are not material to the business, operations, and financial condition of the applicable Person’s property so encumbered and that are not delinquent or resulting from a breach, default, or violation by such Person of any Contract or Law; (b) purchase money security interests and Encumbrances securing rental payments; (c) Real Estate Encumbrances; (d) Permitted Equity Encumbrances; (e) non-exclusive licenses to Intellectual Property granted in the

Ordinary Course of Business; and (f)  Encumbrances set forth in Section 1.1 of Sellers or Parent’s Disclosure Schedule, as the case may be.

“Permitted Equity Encumbrances” means, with respect to any Equity Securities, (a) the provisions of the applicable Organizational Documents, and (b) the restrictions on the sale, transfer, pledge, or other disposition of securities provided in the Securities Act and any state or “blue sky” securities laws.

“Person” means any individual and any Entity.

“Post-Closing Straddle Period” is defined in Section 7.2(c).

“Post-Closing Tax Period” is defined in Section 5.16(j).

“Pre-Closing Straddle Period” is defined in Section 7.2(c).

“Pre-Closing Tax Matter” is defined in Section 7.2(f).

“Pre-Closing Tax Period” is defined in Section 5.16(j).

“Proceeding” means any action, claim, demand, charge, complaint, arbitration, proceeding, prosecution, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Prohibited Period” is defined in Section 9.10(a)(i).

“Prohibited Person” is defined in Section 5.25.

“Proportionate Share” means, for each Seller, the proportionate share set forth next to such Person’s name on the Allocation Schedule under the heading “Proportionate Share,” which equals such Seller’s direct or indirect pro rata ownership percentage of the Company relative to the percentage of the Company directly or indirectly owned by all Sellers.

“Real Estate Encumbrances” means any (a) easement, covenant, right-of-way, and other similar matters of record, which does not materially interfere with the operation of the applicable Company’s business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby; (b) zoning and building restrictions; and (c) the provisions of any Law (including but not limited to statutory liens of landlords, zoning, entitlement, building and other land use regulations), which does not materially interfere with the operation of the Company’s business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby.

“Real Property” means, collectively, any owned real property (if any) and the Leased Real Property.

“Real Property Lease” is defined in Section 5.10(c).

“Related Party” means, with respect to a Person, (a) any Affiliate of such Person, and any direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities or other voting interests in such Person; (b) any member, manager, general partner, director, officer, trustee, executor, receiver, guardian, or personal representative of such Person or Person described in clause (a) above or the estate of such Person or any Person described in clause (a) above; (c) that is an individual, (i) any individual living with such Person, (ii) any other individual who is related (by blood, marriage, or adoption) to the individual, (iii) the individual’s spouse, or (iv) any Person related to (A) such Persons within the second degree or (B) any Person described in clauses (a) and (b) above; and (d) any trust, family partnership, family limited partnership, family limited liability company, or other Entity established for the benefit of such Person or any Person described in any of clauses (a) through (c) above.

“Release” is defined in Section 5.19(b).

“Released Claims” means each and all past and present disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature against the Releasees, including: (a) any unknown, unsuspected, or undisclosed claim; (b) any claim or right that may be asserted or exercised by any Seller in such Seller’s capacity as an equity holder of any of any Seller or the Company or in any other capacity; and (c) any claim, right, or cause of action based upon any breach of any express, implied, oral, or written contract or agreement; that (i) any Seller or any of such Seller’s Related Parties may have had in the past, or may now have, and (ii) has arisen or arises, directly or indirectly, out of, or relates, directly or indirectly, to, any circumstance, agreement, activity, action, omission, event, or matter occurring or existing on or prior to the Effective Date; provided, however, that “Released Claims” shall exclude any claim of the nature described in this definition that any Seller or such Seller’s Related Parties may have (x) against any of the Releasees that arises under this Agreement or any Transaction Document and (y) relating to payment or provisions for wages, salaries, expense reimbursements, vacation, sick pay or other employee benefits in connection with any Seller that is an Employee.

“Releasees” means: (a) Parent and each of its Affiliates; (b) the Company; and (c) each of the predecessors, successors, parents, Subsidiaries, divisions, and past, present, and future assigns, successors, beneficiaries, heirs, assigns, attorneys, and Representatives of each Person identified or otherwise referred to in clauses (a) and (b) above.

“Remedies Exception” means, with respect to enforceability of a Contract against a Person, such Contract is enforceable against such Person in accordance with such Contract’s terms, except to the extent that its enforceability may be subject to applicable bankruptcy, Insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

“Representative” means, with respect to a Person, such Person’s Entity Representatives and independent contractors.

“Restricted Area” is defined in Section 9.10(a)(i).

“Response Notice” is defined in Section 9.4(d).

“Reverse Merger Transaction” means the merger transaction contemplated by that certain Term Sheet executed on November 12, 2021, a copy of which is included in the Data Room.

“Rule 144” is defined in Section 4.8(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 6.4.

“Securities Act” means the Securities Act of 1933.

“Seller” and “Sellers” are defined in the opening paragraph of this Agreement.

“Seller Indemnitee” is defined in Section 9.3(a).

“Sellers Disclosure Schedule” means the schedule attached to this Agreement and referred to in this Agreement as “Sellers Disclosure Schedule” that are referenced in Sellers’ representations and warranties set forth in this Agreement.

“Sellers Indemnifiable Matter” is defined in Section 9.2(a).

“Sellers’ Representative” is defined in the opening paragraph of this Agreement.

“Software” means all computer software and code and firmware, including assemblers, applets, compilers, data files, schematics, application programming interfaces, computerized databases, Source Code, Object Code, development tools, design tools, user interfaces and data, and other related know-how, processes, formula, design, specifications, and documentation related to the foregoing, in any form or format, however fixed.

“SOL Representations” means (A) for a Parent Indemnitee, the representations and warranties contained in Section 5.16 (Taxes), Section 5.17 (Employee Benefit Matters) and Section 5.19 (Environmental Matters) and (B) for a Seller Indemnitee, the representations and warranties contained in Section 6.16 (Taxes) and Section 6.17 (Employee Benefit Matters).

“Source Code” means computer software that may be displayed or printed in human-readable form that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Stock Consideration” means a number of shares of Parent Common Stock in an amount equal to $166,260,000 based on a $1,000,000,000.00 equity valuation of Parent, as adjusted pursuant to Section 7.8(b).

“Straddle Date” means the day immediately preceding the Closing Date.

“Straddle Period” is defined in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” (and with correlative meaning, “Taxable,” “Taxing,” and “Taxation”) means:  (a) all forms of taxation or duties in the nature of a tax imposed, or required to be collected or withheld, including any United States federal, state, or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, goods and services, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, profits, license, environmental, ad valorem, escheat, unclaimed or abandoned property, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, employment disability, payroll, employee, workers’ compensation, deductions at source, or other tax, similar levy, similar governmental fee, similar assessment, or similar charge of any kind whatsoever, in each case in the nature of a tax, together with any interest, penalty, addition to tax, or additional amount with respect thereto imposed by any Law or Tax Authority, whether disputed or not; (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group; (c) any liability for the payment of any amounts as a result of being a party to any tax indemnity, sharing or allocation agreements with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person (in each case other than with respect to a contract entered into in the ordinary course of business no principal purpose of which is Taxes); and (d) any liability for the payment of any of the foregoing types as a successor, transferee, or otherwise by operation of Law.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Matter” is defined in Section 7.2(f).

“Tax Return” means any return, form, statement, election, declaration, report, claim for refund, information return filed or required to be filed in connection with the determination, assessment, collection, or imposition of any Tax or the administration of any Law relating to any Tax, including any schedule, supplement or attachment thereto and any amendment thereof.

“Third-Party Claim” is defined in Section 9.4(b).

“Third-Party Consent” means any Consent of any Person other than a Governmental Entity.

“Third-Party Recovery Proceeds” is defined in Section 9.8.

“Trade Secret” means all trade secrets under applicable law and all other know-how and confidential or proprietary information, including, without limitation, all inventions (whether patentable or not), Source Code, industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, methodologies, patterns, compilations, data collections, drawings, blueprints, methods, techniques, processes, research and development, manufacturing and production processes and techniques, customer lists, supplier lists, pricing and cost information, business and marketing plans, and proposals.

“Transaction Documents” means this Agreement, the Key Employee Agreements, and the Lock-up Agreements, together with such other agreements, certificates, and documents, and any exhibits, annexes, schedules, or other attachments thereto, delivered or caused to be delivered incident to or in connection with the Contemplated Transactions.

“Transaction Expenses” means, with respect to any Person, all fees, costs, and expenses (including all legal fees and expenses, all fees and expenses payable to any broker or finder, and all fees and expenses of any audit firm, accountants, consultants, and tax advisors) that have been incurred in connection with the Contemplated Transactions on behalf of or for the benefit of such Person and its Affiliates.

“Transaction Tax Deductions” means, without duplication, the aggregate amount of (A) all deductions in respect of stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company in connection with or resulting from the Contemplated Transactions; (B) all deductions in respect of all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Company with respect to the payment of Indebtedness in connection with the Contemplated Transactions; (C) all deductions in respect of all fees, costs and expenses incurred by the Company in connection with or incident to the Contemplated Transactions, any such legal, accounting and investment banking fees, costs and expenses; (D) all deductions in respect of the exercise, or payment for the cancellation of, options in connection with the Contemplated Transactions; (E) the employer portion of any employment Taxes with respect to the amounts set forth in clauses (A) and (D); and (F) any deductions in respect of other Company Transaction Expenses not included in clauses (A)-(E), in each case, provided that such deduction is permitted under applicable Law.  The Parties hereto shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of the foregoing clause (C).

“Transfer” means a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary or by merger, exchange, consolidation, or operation of Law.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury under the Code.

“UK” means the United Kingdom, together with, as of the date in question, all of its then-current constituent member-countries.

“Voting Debt” is defined in Section 5.2(b).

“WARN Act” is defined in Section 5.18(j).

“Yorkville Commitment Letter” means that certain Convertible Debenture Commitment Letter dated November 18, 2021 between Yorkville Advisors Global, LLC and Parent.

Appendix B

Notice Addresses

(i)if to Parent, to:

Display Social, Inc.
75 North Water Street
Norwalk, Ct 06854
Attention: John Acunto, CEO
Email: j@displaysocial.com

(ii)if to any Seller to:

20434 South Santa Fe Avenue
Long Beach, CA 90810
Attention: Rodric David
Email: rdavid@thundergaming.com

With a copy to (which will not constitute notice):

Morgan, Lewis & Bockius LLP
One Market, Spear Street Tower
San Francisco, CA 94105
Attention: Baird Fogel
Email: baird.fogel@morganlewis.com

B-1

Exhibit A

Form of Key Employee Agreement

A-1

Exhibit B

Form of Estoppel Certificate

B-1

Schedule 7.1

Allocation Schedule

Name of Seller	Email Address	Address	Ownership Percentage	Proportionate Share
The Rodric and Elizabeth David Family Trust			100%	100%

Schedule 7.1-1